As filed with the Securities and Exchange Commission on October 28, 1996
                                             Registration No. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------
                              DT INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)
    Delaware             Corporate Centre, Suite 2-300           44-0537828
(State or other                 1949 E. Sunshine              (I.R.S. Employer
jurisdiction of           Springfield, Missouri  65804       Identification No.)
incorporation or                (417) 890-0102
organization)          (Address, including zip code, and
                     telephone number, including area code,
                  of Registrant's principal executive offices)
                            ------------------------
                                STEPHEN J. GORE
                     President and Chief Executive Officer
                              DT Industries, Inc.
                         Corporate Centre, Suite 2-300
                                1949 E. Sunshine
                          Springfield, Missouri 65804
                                 (417) 890-0102
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:
       MATTHEW G. MALONEY, ESQ.                     LAWRENCE D. LEVIN, ESQ.
Dickstein Shapiro Morin & Oshinsky LLP                MARK D. WOOD, ESQ.
         2101 L Street, N.W.                        Katten Muchin & Zavis
       Washington, D.C.  20037                525 West Monroe Street, Suite 1600
           (202) 785-9700                       Chicago, Illinois  60661-3693
                                                       (312) 902-5200
                            ------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum   Proposed Maximum      Amount of
       Title of Each Class of     Amount to be      Offering Price        Aggregate       Registration
    Securities to be Registered   Registered (1)     Per Share(2)     Offering Price(2)        Fee
Common Stock,
   $0.01 par value                5,462,500        $38.125            $208,257,813        $63,109

(1)  Includes 712,500 shares subject to the Underwriters' over-allotment option.

(2) Calculated pursuant to Rule 457(c) based on the average of the high and low prices reported on the Nasdaq National Market on October 24, 1996.

     The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with a United States offering (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that the International Prospectus contains (i) a different front cover page, (ii) a different inside front cover page and (iii) a Subscription and Sale Section in lieu of an Underwriting Section. In addition, the International Prospectus omits the Notice to Canadian Residents section contained in the U.S. Prospectus. The form of U.S. Prospectus is included herein and the different pages discussed above for the International Prospectus which are labelled "Alternate Pages for International Prospectus" follow the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A+ +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE+ +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY+ +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+ +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE+ +SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE+ +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE+ +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF+
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION DATED OCTOBER 28, 1996

                                4,750,000 Shares

                              [DT Industries Logo]

                                  Common Stock
                               ($0.01 par value)

                                   ----------

Of the shares of common stock, $0.01 par value per share (the "Common Stock") offered hereby by the Underwriters (the "Offering"), 2,250,000 shares are being sold by DT Industries, Inc. ("DTI" or the "Company") and 2,500,000 shares are being  sold  by the Selling Stockholders named herein.  See "Principal and
   Selling  Stockholders."  Of  the 4,750,000 shares  of Common Stock being offered, 3,800,000  shares  are  initially being offered  in the Unit-
      ed  States  and Canada  (the  "U.S. Shares")  by  the  U.S. Under-
       writers  (the  "U.S.  Offering")  and  950,000  shares  are ini-
        tially  being   concurrently   offered   outside  the  United
         States  and   Canada   (the  "International  Shares")   by
           the  Managers   (the   "International  Offering"   and,
             together  with   the  U.S.  Offering,   the "Offer-
              ing").  The  offering  price   and  underwriting
               discounts   and   commissions   of   the  U.S.
                 Offering   and   the  International  Offer-
                  ing  are   identical.   On  October  23,
                    1996,   the    reported   last  sale
                     price  of  the  Common  Stock  on
                      the   Nasdaq   Stock   Market's
                        National    Market   ("NNM")
                          was  $38 3/8  per  share.

                                   ----------

  For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" on page 6 herein.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       Underwriting
                     Price to        Discounts and      Proceeds to         Proceeds to
                      Public          Commissions       Company (1)     Selling Stockholders
                  ---------------   ---------------   ---------------   ---------------------
Per Share           $                  $                $                  $
Total (2)         $                  $                $                  $


(1)  Before deduction of expenses payable by the Company, estimated at $500,000.

(2) The Company and the Selling Stockholders have granted the U.S. Underwriters and the Managers an option, exercisable by CS First Boston Corporation for 30 days from the date of this Prospectus, to purchase a maximum of 312,500 additional shares of Common Stock from the Company and a maximum of 400,000 additional outstanding shares from the Selling Stockholders to cover over-allotments of shares, if any. If the option is exercised in full, the
     total  Price  to  Public  will  be  $       ,  Underwriting  Discounts  and
     Commissions will  be $      ,  Proceeds  to  Company  will  be $        and
     Proceeds to Selling Stockholders will be $      .

                                   ----------

     The U.S. Shares are offered by the several U.S. Underwriters when, as and if delivered to and accepted by the U.S. Underwriters, and subject to their right to reject orders in whole or in part. It is expected that the U.S. Shares
will be ready for delivery on or about                 , 1996,  against  payment
in immediately available funds.

CS First Boston

                              Morgan Stanley & Co.
                                     Incorporated

                                                         Schroder Wertheim & Co.

              The date of this Prospectus is              , 1996

     IN CONNECTION WITH THIS OFFERING CS FIRST BOSTON ON BEHALF OF THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NNM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN U.S. UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NNM IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934 (SEE "UNDERWRITING").

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-23400) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996, filed with the Commission on September 30, 1996, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed with the Commission on October 10, 1996.

(2) Current Report on Form 8-K, filed with the Commission on August 5, 1996, as amended by Amendment No. 1 to Current Report on Form 8-K/A, filed with the Commission on September 23, 1996.

(3) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A, filed with the Commission on February 11, 1994, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon oral or written request, the Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to the attention of Bruce P. Erdel, Vice President--Finance and Chief Financial Officer, DT Industries, Inc., Corporate Centre, Suite 2-300, 1949 E. Sunshine, Springfield, Missouri 65804, telephone: (417) 890-0102.

     Unless the context otherwise requires, "DTI" or the "Company" refers to DT Industries, Inc. and its subsidiaries. Unless otherwise indicated, all references to any "fiscal" year shall mean the fiscal year of the Company which is a 52 - 53 week period that ends on the last Sunday in June.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by reference to the more detailed information and financial data appearing elsewhere or incorporated by reference into this Prospectus. Except as otherwise indicated, all information contained in this Prospectus assumes no exercise of the over-allotment option of the U.S. Underwriters and the Managers. Investors should carefully consider the information set forth under the heading "Risk Factors."


                                  The Company

     DTI is an engineering-driven designer, manufacturer and integrator of automated production equipment and systems used to manufacture, test or package a variety of industrial and consumer products. The Company believes it is the largest manufacturer of integrated assembly and test systems in North America. Substantial growth opportunities are believed to be provided by certain trends among the Company's customers, including increased emphasis on productivity, quality, flexibility, globalization, outsourcing, downsizing and vendor rationalization. To capitalize on these trends, DTI has implemented a business strategy to provide, develop and acquire complementary technologies and capabilities to supply customers with integrated processing, assembly, testing and packaging systems for their products. As part of this strategy, the Company seeks to cross-sell the products produced by acquired companies through its larger company-wide sales force, thus providing for greater geographic and customer coverage. The Company operates in two business segments: Special Machines and Components. Through acquisitions and product development, the Company's Special Machines business has grown from historical consolidated net sales of $28.5 million in fiscal 1993 to historical consolidated net sales of $193.9 million in fiscal 1996. The Company's Components business, which produces precision metal components and wear parts for a broad range of industrial applications, has grown from historical consolidated net sales of $22.1 million in fiscal 1993 to historical consolidated net sales of $42.1 million in fiscal 1996, primarily as a result of internal growth.

     Special Machines Segment. The Special Machines segment's products are used principally in the electronics, automotive, pharmaceutical, nutritional and food processing, consumer products, appliance and tire industries. Sales of these products also produce a stream of recurring revenues from replacement parts and service as the Company's substantial installed base of equipment is maintained and upgraded over time. The Special Machines segment, which accounted for approximately 87% of the Company's pro forma consolidated fiscal 1996 net sales, after giving effect to the acquisition of Mid-West Automation Enterprises, Inc. ("Mid-West") described below, consists of two groups: DTI Automation and DTI Packaging. Each group offers a class of products and services that complement one another in terms of markets, engineering requirements, product needs and systems capabilities.

     DTI Automation. DTI Automation designs and builds a complete line of integrated automated assembly and testing systems. Integrated systems combine a variety of manufacturing technologies into a complete automated manufacturing system. Core capabilities of DTI Automation include the design and manufacture of small to large automated assembly systems, high-speed precision assembly systems, flexible assembly systems, automated resistance and arc welding systems and large thermoforming systems. The Company believes it is the largest manufacturer of integrated assembly and test systems in North America.

     DTI Packaging.  DTI Packaging designs and builds  proprietary  machines and integrated systems used to perform processing and packaging tasks. Core capabilities of DTI Packaging include the design and manufacture of thermoforming, blister packaging and foam extrusion systems, and a complete line of tablet processing and packaging systems. The Company believes it is the largest manufacturer of tablet packaging equipment in North America.

     Components Segment. The Components segment, which accounted for approximately 13% of pro forma consolidated fiscal 1996 net sales, stamps and fabricates a range of standard and custom metal components for the transportation, appliance, heavy equipment, agricultural equipment and electrical industries as well as wear parts for the textile industry.

     The Company's principal executive offices are located at Corporate Centre, Suite 2-300, 1949 E. Sunshine, Springfield, Missouri 65804, and its telephone number is (417) 890-0102.

                              Recent Acquisitions

     On July 19, 1996, the Company acquired the stock of Mid-West, a designer and manufacturer of integrated precision assembly systems. Mid-West's revenues for its fiscal year ended May 25, 1996 were approximately $88.2 million and its operating income, before certain nonrecurring charges, was approximately $18.4 million. Mid-West's customers are major U.S. corporations serving the electronics industry. The results of Mid-West are included with those of the Company for periods subsequent to the date of acquisition.

     On September 30, 1996, the Company acquired the stock of Hansford Manufacturing Corporation ("Hansford"), a designer and manufacturer of automated assembly systems. For the first eight months of calendar year 1996, Hansford recorded net sales of $33 million and an operating profit of $2.3 million. The results of Hansford will be included with those of the Company for periods subsequent to the quarter ended September 29, 1996.


                                  The Offering

Common Stock offered by:
  the Company                            2,250,000 shares
  the Selling Stockholders               2,500,000 shares
                                         ----------------
                                         4,750,000 shares
                                         ================
Common Stock offered for sale in:
  U.S. Offering                          3,800,000 shares
  International Offering                 950,000 shares
Common Stock to be outstanding
after the Offering                       11,261,375 shares (a)
Use of proceeds                          The net proceeds to the Company will be
                                         used to reduce indebtedness.  See  "Use
                                         of Proceeds."
Dividend policy                          The Company expects  to continue to pay
                                         quarterly  cash  dividends of $0.02 per
                                         share.
NNM symbol                               DTII
---------------
(a) Does not include 951,575 shares as of October 15, 1996 issuable upon exercise of stock options granted, or 637,050 additional shares available for issuance, under the Company's employee benefit plans.

          Summary Historical and Pro Forma Consolidated Financial Data

                               Pro
                             Forma(1)                                  Pro
                              Three                                  Forma (1)
                              Months         Three Months Ended        Year                 Fiscal Year Ended
                              Ended        ----------------------      Ended       -----------------------------------
                             Sept. 29,     Sept. 29,    Sept. 24,     June 30,      June 30,     June 25,     June 26,
                               1996           1996         1995         1996          1996         1995         1994
                             ----------    ---------    ---------    ----------    ---------    ---------    ---------
                                                 (Dollars in thousands, except per share data)
Statement of Operations Data:
  Net sales                   $  89,807    $  82,635    $  44,788     $ 324,098    $ 235,946    $ 147,369    $ 107,499
  Gross profit                   24,666       22,765       11,241        92,422       63,378       37,691       27,944
  Operating income               12,221       11,177        4,616        43,865       27,933       16,263       14,069
  Income before income
    taxes and extraordinary
    loss                         10,641        8,462        3,855        39,144       23,134       14,414       10,563
Income before
    extraordinary loss            6,132        4,873        2,226        22,503       13,491        8,450        5,993
Net income                        5,808        4,549        2,226        22,503       13,491        8,450        5,814
Earnings per share before
    extraordinary loss        $    0.53    $    0.52    $    0.25     $    2.00    $    1.50    $    0.94    $    1.10
Earnings per share                 0.53         0.48         0.25          2.00         1.50         0.94         1.07
Weighted average common
    shares outstanding       11,665,738    9,415,738    9,000,000    11,250,257    9,000,257    9,000,000    5,458,337
Other Data:
  Depreciation and
    amortization              $   2,644    $   2,394    $   1,441     $   9,563    $   6,116    $   4,561     $  3,357
  Capital expenditures            2,417        2,417        2,070        11,998       10,249        7,718        2,272


                                                        September 29, 1996
                                                 ------------------------------
Balance Sheet Data:                                Actual        As Adjusted(2)
                                                 ---------       --------------
                                                     (Dollars in thousands)
Cash                                             $   2,653        $   2,653
Working capital                                     48,870           61,164
Total assets                                       346,962          346,962
Short-term debt                                     15,922            3,628
Long-term debt (net of current portion)            153,695           84,031
Stockholders' equity                                92,365          174,323

Ratio Analysis:
Ratio of total debt to total capitalization          64.7%            33.5%

---------------
(1) The pro forma consolidated statement of operations amounts illustrate the estimated effects of (i) the acquisition of Mid-West and the financing thereof and (ii) the Offering contemplated hereby and the application of the estimated net proceeds to the Company therefrom to reduce indebtedness. See "Pro Forma Financial Information."

(2) The as adjusted consolidated balance sheet data amounts illustrate the effects of the Offering as described above. See "Pro Forma Financial Information."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Statements contained in this Prospectus, and in the documents incorporated by reference herein, that are not historical facts are forward-looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this Prospectus the words "anticipate," "believe," "estimate," "expect" and similar expressions are intended to identify such forward-looking statements. A number of important factors could cause the Company's actual results for fiscal 1997 and beyond to differ materially from those expressed in, or implied by, such forward-looking statements. These factors include, without limitation, those listed below in "Risk Factors."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing shares of Common Stock offered hereby:

     Rapid Growth; Integration of Recently-Acquired Operations. The Company has made 14 acquisitions since its formation in 1992, including four acquisitions in fiscal 1996 and two acquisitions, Mid-West and Hansford, subsequent to June 30, 1996. Primarily as a result of these acquisitions, the Company's historical consolidated net sales have increased from $50.6 million for fiscal 1993 to $235.9 million for fiscal 1996. There can be no assurance that the Company will continue to experience such rapid growth, that the Company will be successful in integrating these operations or that such rapid growth and integration will not divert management resources, cause temporary disruptions in the management of the business or otherwise have a material adverse effect on the Company's business, financial condition or results of operations. See "Business."

     Acquisition Strategy. The Company expects to continue a strategy of identifying and acquiring companies with complementary products and services which could be expected to enhance the Company's operations and profitability. There can be no assurance that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions or acquire businesses on satisfactory terms or that any business acquired by the Company will be integrated successfully into the Company's operations or prove to be profitable. In addition, although the proceeds of the Offering will be used to reduce indebtedness, the Company will continue to have a leveraged capital structure and any future acquisitions made by the Company are likely to be financed with additional indebtedness which, in turn, may result in a highly-leveraged capital structure. See "Use of Proceeds,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Dependence on Significant Customers. The Company's sales are concentrated. After giving effect to the acquisition of Mid-West, on a pro forma basis, sales to a significant customer in the electronics industry accounted for 22.7% of pro forma consolidated net sales for fiscal 1996 and the Company's top five customers in fiscal 1996 accounted for 44.3% of the Company's pro forma consolidated net sales. The loss of, or reduced demand for products from, one or more of the Company's significant customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Customers."

     Fluctuations in Quarterly Results; Profitability of Fixed Price Contracts. Because orders for certain of the Company's products can be several million dollars or more, a relatively limited number of orders can constitute a meaningful percentage of the Company's revenue in any one quarterly period. As a result, a relatively small reduction or delay in the number of orders can have a material impact on the timing of recognition of the Company's revenues. Certain of the Company's revenues are derived from fixed price contracts. To the extent that original cost estimates prove to be inaccurate, profitability from a particular contract may be adversely affected. Gross margins in the Special Machines segment may also vary between comparable periods as a result of the variations in product mix between the various types of custom and proprietary equipment manufactured by the Company. Accordingly, results of operations of the Company for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Fluctuations in Quarterly Results."

     Surrender of Voting Control by Controlling Stockholders. As of October 25, 1996, Peer Investors L.P. ("Peer L.P."), Harbour Group Investments II, L.P. ("Investments L.P."), Harbour Group II Management Co. ("Harbour Group") and Peer Investors II L.P. ("Peer II L.P."), all of whom are under the common control of Sam Fox, together with Mr. Fox, collectively owned approximately 35.5% of the outstanding Common Stock of the

Company and, as a result, have been able, as a practical matter, to elect all of the directors of the Company and to exercise control over the management and policies of the Company. As a result of the Offering, these entities, together with Mr. Fox, collectively will own 6.2% of the shares outstanding (2.6% if the over-allotment option is exercised in full) and may no longer be able to exercise practical control over the Company. The Company is unaware of any current intent of these entities or their affiliates to reacquire such control in the future. In addition, as a result of the Offering, it is likely that there will be a greater number of beneficial owners of Common Stock and a larger number of shares outstanding available for resale in the secondary market.

     Affiliates of Harbour Group have entered into certain agreements with the Company whereby such entities provide the Company with operations consulting and corporate development services as requested from time to time by the Company. See "Certain Transactions--Related Party Transactions." Such affiliates have had a significant role in assisting the Company in its pursuit of its acquisition strategy. In addition, four individuals who are affiliates of Harbour Group serve as directors of the Company and are expected to continue to serve as directors following the Offering. Harbour Group and its affiliates have advised the Company that, as a result of the Offering and the surrender of practical control over the Company, it is likely that Harbour Group and its affiliates will diminish their involvement with the Company over an as yet undetermined period of time. There can be no assurance that the surrender of practical control or the diminution in involvement in the Company's affairs will not have a material adverse effect on the Company.

     Susceptibility to General Economic Conditions. The Company's revenues and results of operations will be subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession in the United States or certain other markets, the Company believes that certain of its customers may reduce or delay their demand for the Company's products, leading to a reduction in the Company's revenues and/or backlog. Most of the factors that might influence customers and prospective customers to reduce their capital budgets under these circumstances are beyond the Company's control. In the event of such an economic downturn, the Company's business, financial condition and operating results could be materially and adversely affected. There can be no assurance that growth in the markets for the Company's products will occur or that such growth will result in increased demand for the Company's products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Anti-Takeover Provisions. The existence of authorized but unissued capital stock may have the effect of making more difficult or discouraging an acquisition of the Company deemed undesirable by its Board of Directors. In addition, the issuance of authorized but unissued preferred stock, which can be effected by the Company's Board of Directors without stockholder approval, may adversely affect the market price of, and voting and other rights attributable to, the Common Stock. Provisions in the Company's Restated Certificate of Incorporation permitting the Board to amend the Bylaws without stockholder vote and provisions in the Bylaws permitting the Board to increase or decrease the size of the Board could, alone or in combination with the authorized but unissued capital stock, also deter or discourage acquisitions deemed undesirable by the Board. Furthermore, the Board has approved and submitted for adoption by the Company's stockholders at the annual meeting to be held on November 11, 1996, an amendment to the Restated Certificate of Incorporation dividing the Company's Board of Directors into three classes with staggered terms, which if adopted could have the effect of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board. In addition, certain provisions of Delaware law applicable to the Company, including Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change of control of the Company.

     Stock Price Volatility. The market price of the Common Stock could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, the impact of acquisitions, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company or its customers, changes in the general economic environment, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. The market price for the Company's Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Company's Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Price Range of Common Stock and Dividend Information."


                              RECENT DEVELOPMENTS

     On September 30, 1996, the Company acquired the stock of Hansford, a designer and manufacturer of automated assembly systems. For the first eight months of calendar year 1996, Hansford recorded net sales of $33 million and operating profit of $2.3 million. At September 30, 1996 Hansford's backlog was $21.1 million. The Company paid $8.9 million of the $17.4 million cash purchase price at the closing and agreed to pay the $8.5 million balance on June 30, 1997. The Company also agreed, subject to achieving a minimum level of future earnings attributable to the Hansford business, to make additional cash payments payable over a two-year period beginning after the end of fiscal 1999. The actual amount of such additional payments, if any, will be determined by a formula based on the earnings of Hansford and will not exceed $20 million. The acquisition will be accounted for under the purchase method of accounting, with the purchase price allocated to the estimated fair market value of the assets acquired and liabilities assumed, with the excess allocated to goodwill. The results of Hansford will be included with those of the Company subsequent to the quarter ended September 29, 1996.

     The Company believes that Hansford's advanced engineering and technological expertise adds a valued new dimension to DTI Automation. Among other innovations, Hansford has developed a reusable and flexible light modular assembly system, which is expected to address many of the Company's customers' requests for greater flexibility in assembly systems. This recently-introduced product is also expected to open new markets for DTI, particularly among lower-volume electronic and medical device manufacturers who could not previously justify product-specific automation systems.

     Hansford's manufacturing operations are conducted in two leased facilities in Rochester, New York consisting of approximately 139,000 square feet in the aggregate. At the time of acquisition, Hansford had approximately 250 employees.

     Concurrent with the acquisition of Hansford, the Company amended its Second Amended and Restated Credit Facilities Agreement (the "Amended Facility"), increasing the total amount of the facility from $200 million to $210 million. See Note 4 to the Consolidated Financial Statements.


                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of shares of Common Stock in the Offering (after deduction of estimated Underwriters' discounts and commissions and expenses payable by the Company in connection with the Offering) are estimated to be approximately $82.0 million. Such proceeds are expected to be used to reduce indebtedness, bearing interest at a weighted average rate of approximately 7.5% and maturing on July 23, 2001, incurred in connection with (i) the acquisitions of Advanced Assembly Automation, Inc. ("AAA"), the Lakso division of Package Machinery Company ("Lakso"), the business and assets of Armac Industries, Ltd. ("Armac"), the business and assets of H.G. Kalish, Inc. ("Kalish"), the business and assets of Arrow Precision Elements, Inc. ("Arrow"), Assembly Machines, Inc. ("AMI"), Mid-West and Hansford and (ii) capital improvements. Under the terms of the Amended Facility, the effects of the prepayment of indebtedness through the application of the proceeds of the Offering is expected to result in a reduction in interest rates of 0.75% per annum on borrowings outstanding under the Amended Facility. In addition, under the terms of the Company's Amended Facility, the prepayment of indebtedness through application of the proceeds of the Offering will establish a loan commitment equal to the amount of the reduction in indebtedness, which commitment will be available for use by the Company to finance future acquisitions for up to two years following the consummation of the Offering, subject to the provisions of the Amended Facility. The Company has from time to time engaged, and expects to engage in the future, in discussions relating to potential complementary acquisitions. There are no material business acquisitions that are currently proposed or probable.

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

              PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

     The Company's Common Stock is quoted on the NNM under the symbol "DTII." The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices for the Common Stock as reported by the NNM and the cash dividends per share declared during such periods.


                                    Closing Sales Price
                                  ------------------------
                                                               Quarterly Cash
                                     High          Low           Dividends
                                  ----------    ----------     --------------
Fiscal 1995
-----------
First Quarter                     $ 17 1/2      $ 14 3/4         $    0.02
Second Quarter                      15 1/2        10 7/8              0.02
Third Quarter                       11 1/2        8 9/16              0.02
Fourth Quarter                      12 1/4        10 1/4              0.02

Fiscal 1996
-----------
First Quarter                       14            10 1/2              0.02
Second Quarter                      14            12 3/4              0.02
Third Quarter                       19            13                  0.02
Fourth Quarter                      23 1/4        18 1/4              0.02

Fiscal 1997
-----------
First Quarter                       34 1/2        17 3/4              0.02

Second Quarter
  (through October 23, 1996)        38 3/4        33 3/4



     On October 23, 1996, the closing sales price for the Common Stock as reported by the NNM was $38 3/8. As of October 23, there were 75 record owners of DTI's Common Stock.

     The Company currently intends to continue to declare and pay cash dividends on its Common Stock on a quarterly basis. However, all dividend payments are subject to the Company's earnings, financial condition and capital requirements at the time of declaration and will be paid only if, as and to the extent declared by the Company's Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company (i) at September 29, 1996 and (ii) as adjusted to reflect the sale by the Company of 2,250,000 shares of Common Stock offered hereby at an assumed offering price of $38 3/8 (and after deducting estimated underwriting discounts and commissions and expenses of the Offering) and the application of such estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Pro Forma Financial Information" and the Consolidated Financial Statements and related notes of the Company included elsewhere herein.

                                                      September 29, 1996
                                                 ------------------------------
                                                   Actual        As Adjusted(2)
                                                 ---------       --------------
                                                     (Dollars in thousands)

Short-term debt                                  $  15,922        $   3,628
Long-term debt (net of current portion)            153,695           84,031
                                                 ---------        ---------
     Total debt                                    169,617           87,659

Stockholders' equity:
  Preferred stock, $.01 par value;
    authorized: 1,500,000 shares; issued
    and outstanding: none                               --               --
  Common stock, $.01 par value; authorized:
    100,000,000 shares; issued and outstanding:
    9,009,375 shares outstanding and 11,261,375
    shares outstanding as adjusted (a)                  90              113
  Additional paid-in capital                        61,367          143,302
  Retained earnings                                 30,908           30,908
                                                 ---------        ---------
      Total stockholders' equity                    92,365          174,323
                                                 ---------        ---------
          Total capitalization                   $ 261,982        $ 261,982
                                                 =========        =========

Total debt to total capitalization                   64.7%            33.5%
                                                 =========        =========
---------------
(a) Does not include 951,575 shares as of October 15, 1996 issuable upon exercise of stock options granted, or 637,050 additional shares available for issuance, under the Company's employee benefit plans.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company and its subsidiaries and Detroit Tool Group, Inc. ("DTG"), as predecessor to the Company, for each of the fiscal years in the five year period ended June 30, 1996 and for the three months ended September 29, 1996 and the three months ended September 24, 1995. The data for the fiscal years ended June 30, 1996, June 25, 1995 and June 26, 1994 have been derived from the Consolidated Financial Statements of the Company included herein which have been audited by Price Waterhouse LLP, independent accountants. The data for the fiscal years ended June 30, 1993 and 1992 have been derived from Consolidated Financial Statements of the Company and DTG, as predecessor to the Company, which have been audited by Price Waterhouse LLP, which are not included herein. The data for the three months ended September 29, 1996 and the three months ended September 24, 1995 have been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments which are of a normal recurring nature necessary for a fair presentation.

     The data set forth below should be read in conjunction with the report of the independent accountants, the Consolidated Financial Statements and related notes of the Company included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                                                     Predecessor(1)
                                   Company                            Company(1)                      Fiscal Year
                             Three Months Ended                   Fiscal Year Ended                      Ended
                            ----------------------  ----------------------------------------------  --------------
                            Sept. 29,   Sept. 24,    June 30,   June 25,     June 26,    June 30,      June 30,
                               1996       1995         1996       1995         1994        1993          1992
                            ----------- ----------  ---------- ----------- ----------- -----------  --------------
                                               (Dollars in thousands, except per share data)
Statement of Operations
Data:
  Net sales                    $82,635  $  44,788    $235,946   $ 147,369   $ 107,499    $ 50,628     $  59,130
  Cost of sales                 59,870     33,547     172,568     109,678      79,555      40,066        46,018
                            ----------- ----------  ---------- ----------- ----------- -----------  --------------
  Gross profit                  22,765     11,241      63,378      37,691      27,944      10,562        13,112
  Selling, general and
   administrative expenses      11,588      6,625      35,445      21,428      13,875       6,147         8,758
                            ----------- ----------  ---------- ----------- ----------- -----------  --------------
  Operating income              11,177      4,616      27,933      16,263      14,069       4,415         4,354
  Interest expense, net          2,715        761       4,799       1,849       3,506       2,583         3,295
                            ----------- ----------  ---------- ----------- ----------- -----------  --------------
  Income before income
   taxes and extraordinary
   loss                          8,462      3,855      23,134      14,414      10,563       1,832         1,059
  Provision for income taxes     3,589      1,629       9,643       5,964       4,570       1,000           611
                            ----------- ----------  ---------- ----------- ----------- -----------  --------------
  Income before
   extraordinary loss            4,873      2,226      13,491       8,450       5,993         832           448
  Extraordinary loss,
   net(2)                         (324)                                          (179)       (428)
                            ----------- ----------  ---------- ----------- ----------- -----------  --------------
  Net income                   $ 4,549  $   2,226    $ 13,491   $   8,450   $   5,814         404     $     448
                            =========== ==========  ========== =========== =========== ===========  ==============
  Earnings per share before
   extraordinary loss          $  0.52  $    0.25    $   1.50   $    0.94   $    1.10    $   0.19            --(3)
  Earnings per share           $  0.48  $    0.25    $   1.50   $    0.94   $    1.07    $   0.09            --(3)
  Weighted average
   common shares
   outstanding               9,415,738  9,000,000   9,000,257   9,000,000   5,458,337   4,481,167            --(3)


Balance Sheet Data:
  Working capital (deficit)    $48,870  $  15,545    $ 26,161   $  16,791   $   8,846  $     464      $  (8,219)
  Total assets                 346,962    183,239     233,843     159,263      97,628      62,779        44,032
  Short-term debt               15,922      6,174       8,481       6,448         206       2,271         2,490
  Long-term debt               153,695     41,441      70,846      30,905         226      28,776        21,125
  Stockholders' equity
   (deficit)                    92,365     77,066      87,884      75,020      67,234       6,054        (2,834)

---------------
(1) The Company was organized in July 1992 for the purpose of acquiring DTG, the predecessor company to DTI, in August 1992 and the Peer Division of Teledyne, Inc. ("Peer") in July 1992.

(2) Reflects costs incurred by the Company of $540 and $684, less applicable income tax benefits of $216 and $256, in the periods ended September 29, 1996 and June 30, 1993, respectively, related to the refinancing of debt and costs of $314, less applicable income tax benefits of $135, in fiscal 1994 related to the extinguishment of debt.

(3) Given the historical organization and capital structure of the predecessor, share and earnings per share information is not considered meaningful for the predecessor.


                        PRO FORMA FINANCIAL INFORMATION

     The following pro forma unaudited consolidated statements of operations of DTI for the year ended June 30, 1996 and for the three months ended September 29, 1996, respectively, were prepared to illustrate the estimated effects of (i) the acquisition of Mid-West (as described further below) and the financing thereof and (ii) the Offering contemplated hereby at an assumed public offering price of $38 3/8 (and after deducting estimated underwriting discounts and commissions and expenses of the Offering) and the application of the estimated net proceeds to the Company therefrom to prepay outstanding indebtedness (collectively, the "Pro Forma Transactions"), as if the Pro Forma Transactions had occurred at the beginning of each respective period. The following pro forma unaudited consolidated balance sheet of DTI at September 29, 1996 was prepared to illustrate the estimated effects of the Offering contemplated hereby and the application of the estimated net proceeds to the Company therefrom to prepay outstanding indebtedness. Neither the pro forma unaudited consolidated statements of operations nor the pro forma unaudited consolidated balance sheet of DTI include the effects of the acquisition of Hansford which was completed on September 30, 1996.

     On July 19, 1996, the Company completed the acquisition of the stock of Mid-West in a transaction accounted for under the purchase method of accounting. The aggregate purchase price approximated $75.2 million, plus assumed liabilities of approximately $15.9 million. The acquisition was financed through additional borrowings under the Company's Second Amended and Restated Credit Facilities Agreement, which replaced the Company's existing credit facility.

     The purchase price for Mid-West was assigned to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Based on such allocations, the aggregate purchase price exceeded the estimated fair value of the net assets acquired (goodwill) by approximately $56.2 million, which is being amortized over 40 years and will result in an annual amortization charge of $1.4 million.

     The pro forma unaudited consolidated statements of operations and the pro forma unaudited consolidated balance sheet do not purport to represent (i) the actual results of operations or financial condition of the Company, had the Pro Forma Transactions occurred on the dates assumed, or (ii) the results of operations or financial position to be expected in the future. They do not reflect any estimate of cost savings or other efficiencies that may be achieved from the integration of Mid-West. Management believes that the assumptions used in preparing the pro forma unaudited consolidated statements of operations and the pro forma unaudited consolidated balance sheet provide a reasonable basis for presenting all of the significant effects of the Pro Forma Transactions, that the pro forma adjustments give appropriate effect to those assumptions, and that the pro forma adjustments are properly applied in the pro forma unaudited consolidated statements of operations and the pro forma unaudited consolidated balance sheet.

     The pro forma unaudited consolidated statements of operations and the pro forma unaudited consolidated balance sheet and accompanying notes should be read in conjunction with the historical financial statements of the Company and Mid-West, including the notes thereto, and the other financial information pertaining to the Company and Mid-West, including the information set forth under "Capitalization," "Selected Historical Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere, or incorporated by reference, herein.

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996

                                               Mid-West
                                             Consolidated
                                               Balances
                                                for the                     Pro Forma
                                              Fiscal Year   Pro Forma       for the
                                             Ended May 26,   Purchase     Acquisition     Offering     Pro Forma
                                   DTI          1996 As    Accounting        of        Adjustments   As Adjusted
                               As Reported     Reported    Adjustments     Mid-West
                               ------------- ------------- -------------  ------------  ------------- -------------
                                                  (Dollars in thousands, except per share data)
Net sales                      $    235,946  $     88,152                 $   324,098                 $    324,098
Cost of sales                       172,568        58,053  $  1,055 (1)       231,676                      231,676
                               ------------- ------------- -------------  ------------  ------------- -------------
Gross profit                         63,378        30,099                      92,422                       92,422
                                                             (1,055)

Selling, general and
  administrative expenses            35,445        15,214    (2,102)(2)        48,557                       48,557
                               ------------- ------------- -------------  ------------  ------------- -------------
Operating income                     27,933        14,885     1,047            43,865                       43,865

Interest expense (income), net        4,799           (65)    6,605 (3)        11,339    $ (6,618)(5)        4,721
                               ------------- ------------- -------------  ------------  ------------- -------------
Income before provision for
  income taxes                       23,134        14,950    (5,558)           32,526       6,618           39,144

Provision for income taxes            9,643         5,994    (1,643)(4)        13,994       2,647 (4)       16,641
                               ------------- ------------- -------------  ------------  ------------- -------------
Income before extraordinary
  item                         $     13,491  $      8,956  $ (3,915)      $    18,532   $   3,971      $    22,503
                               ============= ============= =============  ============  ============= =============

Earnings per common share
  before extraordinary item    $       1.50                               $      2.06                  $      2.00

Weighted average number of
  common shares                   9,000,257                                 9,000,257                   11,250,257

---------------

(1)   Cost of sales has been increased (reduced) for the following:
      Elimination of capitalized building lease depreciation                            $    (303)
      Increase in operating lease expense related to the building                           1,358
                                                                                        ----------
                                                                                        $   1,055
      Prior to its  acquisition  by  the Company,  Mid-West  leased  its primary manufacturing  facility  under  a  lease  treated  as a  capital lease for financial  reporting  purposes.  The Company  has entered into a new lease for the facility, concurrent with the acquisition, that will be treated as an operating lease for financial reporting purposes.

(2)   Selling, general and administrative expenses have been increased (reduced)
      for the following:
      Elimination of sales commissions paid to a company related                        $  (3,522)
         to Mid-West via common ownership                                                     (32)
         Elimination of capitalized building lease depreciation                             1,452
                                                                                        ----------
          Increase in goodwill amortization                                             $  (2,102)
                                                                                        ==========

                                       13

(3)   Interest expense has been increased for the following:
      Financing of purchase, including acquisition costs and deferred
         financing costs, net of cash acquired                                          $  80,800
      Weighted average DTI interest rate for 1996                                           7.50%
                                                                                        ----------
                                                                                            6,060

      Additional amortization related to deferred financing fees (five year
         amortization period)                                                                 480
      Elimination of historical Mid-West interest income, net                                  65
                                                                                        ----------
                                                                                        $   6,605
                                                                                        ==========
      The adjustment  does not  reflect the effect  of the writeoff  of deferred financing fees  related  to the Company's existing credit facility,  which was  replaced  with  the  Second Amended  and Restated  Credit  Facilities
      Agreement.  Such writeoff,  net of related tax benefits,  of approximately
      $324 will be  is  presented as an  extraordinary  item  in the  historical consolidated statement of operations  for the three months ended September
      29, 1996.

(4)   Amount  reflects the  estimated income tax effect of pro forma adjustments
      (excluding  non-deductible goodwill amortization).

(5)   The  reduction  in  interest  expense reflects  the application of the net
      proceeds  from  the  Offering   to  repay  approximately  $82,000  of  the
      outstanding indebtedness of the Company.  Further, the  reduction reflects the terms of the  Amended  Facility  which are  expected  to  result  in a reduction in interest rates  of 0.75% per annum  on borrowings outstanding under  the Amended Facility  upon  prepayment  of  indebtedness  with  net proceeds from the Offering.

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 29, 1996

                                                Mid-West
                                              Consolidated
                                                Balances
                                                for the
                                              Period from
                                                July 1,
                                                1996 to      Pro Forma       Pro Forma
                                                July 18,      Purchase        for the
                                    DTI As        1996       Accounting     Acquisition    Offering     Pro Forma
                                   Reported    As Reported  Adjustments     of Mid-West  Adjustments   As Adjusted
                                  ----------- ------------- ------------    ------------ ------------- ------------
                                                   (Dollars in thousands, except per share data)
Net sales                         $   82,635  $      7,172                  $    89,807                $    89,807
Cost of sales                         59,870         5,183  $     88 (1)         65,141                     65,141
                                  ----------- ------------- ------------    ------------ ------------- ------------
Gross profit                          22,765         1,989       (88)            24,666                     24,666

Selling, general and
  administrative expenses             11,588           739       118 (2)         12,445                     12,445
                                  ----------- ------------- ------------    ------------ ------------- ------------
Operating income                      11,177         1,250      (206)            12,221                     12,221

Interest expense (income), net         2,715            19       545 (3)          3,279  $  (1,699)(5)       1,580
                                  ----------- ------------- ------------    ------------ ------------- ------------
Income before provision for
  income taxes                         8,462         1,231      (751)             8,942      1,699          10,641

Provision for income taxes             3,589           492      (252)(4)          3,829        680 (4)       4,509
                                  ----------- ------------- ------------    ------------ ------------- ------------
Income before extraordinary
  item                            $    4,873  $        739  $   (499)       $     5,113  $   1,019     $     6,132
                                  =========== ============= ============    ============ ============= ============

Earnings per common share
  before extraordinary item       $     0.52                                $      0.54                $      0.53

Weighted average number of
  common shares                    9,415,738                                  9,415,738                 11,665,738

---------------

(1)   Cost of sales has been increased (reduced) for the following:
      Elimination of capitalized building lease depreciation                            $     (25)
      Increase in operating lease expense related to the building                             113
                                                                                        ----------
                                                                                        $      88
                                                                                        ==========
(2)   Selling, general and administrative expenses have been increased
         (reduced) for the following:
      Elimination of capitalized building lease depreciation                            $      (3)
      Increase in goodwill amortization                                                       121
                                                                                        ----------
                                                                                        $     118
                                                                                        ==========
(3)   Interest expense has been increased for the following:
      Financing of purchase, including acquisition costs and deferred
         financing costs, net of cash acquired                                          $     505
      Additional amortization related to deferred financing fees (five
         year amortization life)                                                               40
                                                                                        ----------
                                                                                        $     545
                                                                                        ==========

                                       15

      The adjustment does not reflect the effect of the writeoff of deferred financing fees related to the Company's existing credit facility, which was replaced with the Second Amended and Restated Credit Facilities
      Agreement.  Such writeoff,  net of related tax benefits,  of approximately
      $324 is presented as an extraordinary item in the historical consolidated statement of operations for the three months ended September 29, 1996.

(4)   Amount reflects  the estimated income tax effect  of pro forma adjustments
      (excluding  non-deductible goodwill amortization).

(5)   The reduction  in interest  expense  reflects the  application  of the net
      proceeds  from  the  Offering  to  repay  approximately   $82,000  of  the
      outstanding indedtedness of the Company.  Further, the reduction  reflects the  terms  of  the Amended  Facility  which are expected  to result  in a reduction in interest  rates of 0.75% per annum on borrowings  outstanding under the  Amended Facility  upon  prepayment  of  indebtedness  with  net proceeds from the Offering.

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 29, 1996

                                                 DTI            Offering          Pro Forma
                                             As Reported       Adjustments       As Adjusted
                                            -------------     -------------     -------------
                                              (Dollars in thousands, except per share data)
Assets
  Current assets:
    Cash and cash equivalents                $     2,653                         $     2,653
    Accounts receivable, net                      34,940                              34,940
    Costs and estimated earnings
       in excess of amounts billed                58,088                              58,088
    Inventories, net                              38,636                              38,636
    Prepaid expenses and other                     6,699                               6,699
                                            -------------                       -------------
      Total current assets                       141,016                             141,016

      Property, plant &  equipment,
           net                                    44,204                              44,204
      Goodwill, net                              157,753                             157,753
      Other assets, net                            3,989                               3,989
                                            -------------                       -------------
                                             $   346,962                         $   346,962
                                            =============                       =============
Liabilities and stockholders' equity
  Current liabilities:
    Current portion of long term debt        $    15,922       $(12,294)(a)      $     3,628
    Accounts payable                              34,627                              34,627
    Customer advances                             17,534                              17,534
    Accrued liabilities                           24,063                              24,063
                                            -------------     -------------     -------------
      Total current liabilities                   92,146        (12,294)              79,852

  Long-term debt                                 153,695        (69,664)(a)           84,031
  Deferred income taxes                            5,261                               5,261
  Other long-term liabilities                      3,495                               3,495

  Stockholders' equity                            92,365         81,958 (a)          174,323
                                            -------------     -------------     -------------
                                             $   346,962       $      0          $   346,962
                                            =============     =============     =============

---------------
(a) Amounts reflect the application of the net proceeds from the Offering to repay approximately $82,000 of the outstanding debt of the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

     The Company was formed through a series of acquisitions beginning with the initial acquisitions of DTG and Peer in 1992. Subsequent to those transactions, the Company made a number of acquisitions for the Special Machines and Components segments. The acquisitions are elements of a strategy to acquire companies with proprietary products and manufacturing capabilities which have strong market and technological positions in the niche markets they serve and to accelerate the Company's goal of providing customers with a full range of integrated automated systems. The Company believes that emphasis on complementary acquisitions of companies serving target markets allows it to broaden its product offerings and to provide customers with a single source for complete integrated automation systems. The acquisitions also expand the Company's base of customers, creating greater opportunities for cross-selling among the various divisions of the Company.

     During fiscal 1994, the Company completed the acquisitions of Sencorp Systems, Inc. ("Sencorp") in August 1993 and the business and assets of Stokes-Merrill, Inc. ("Stokes-Merrill") in December 1993. During fiscal 1995, the Company completed the acquisitions of AAA in August 1994 and Lakso and Armac in February 1995. During fiscal 1996, the Company completed the acquisitions of Kalish in August 1995, Arrow in September 1995, Swiftpack Automation Limited ("Swiftpack") in November 1995 and AMI in January 1996.

     On July 19, 1996, the Company acquired the issued and outstanding stock of Mid-West for approximately $75.2 million, net of cash acquired. Mid-West is a designer and manufacturer of integrated precision assembly systems. For its fiscal year ended May 26, 1996, Mid-West had net sales of $88.2 million and its operating income, before certain nonrecurring charges, was approximately $18.4 million. The results of operations of Mid-West are included with those of the Company for periods subsequent to the date of acquisition.

     All of the acquisitions were accounted for under the purchase method of accounting, with the purchase prices allocated to the estimated fair market value of the assets acquired and liabilities assumed. In each of the acquisitions, the excess purchase price paid over the estimated fair value of the net assets acquired was allocated to goodwill. Goodwill approximated $157.8 million at September 29, 1996. The amortization of goodwill recorded will result in a non-cash charge to future operations of approximately $4.2 million per year, including the effect of the Mid-West acquisition. The following discussion of the consolidated financial statements includes the results of operations from the acquisition date of each acquired company.

     The Company operates in two business segments: Special Machines, including DTI Automation and DTI Packaging, and Components. The Special Machines segment designs and builds custom equipment, proprietary machines and integrated systems. The Components segment stamps and fabricates a wide range of standard and custom metal components.

     Set forth below is certain financial data relating to each business segment.

                                             Three Months Ended                    Fiscal Year Ended
                                        --------------------------   ----------------------------------------
                                          Sept. 29,     Sept. 24,      June 30,      June 25,      June 26,
                                            1996          1995           1996          1995          1994
                                        ------------  ------------   ------------  ------------  ------------
                                                                 (Dollars in thousands)
Net Sales
  Special Machines(1)
    DTI Automation                       $  50,507     $  21,906      $ 106,217     $  67,119     $  51,112
    DTI Packaging                           22,019        13,819         87,667        45,051        25,666
                                        ------------  ------------   ------------  ------------  ------------
  Total Special Machines                    72,526        35,725        193,884       112,170        76,778
  Components                                10,109         9,063         42,062        35,199        30,721
                                        ------------  ------------   ------------  ------------  ------------
  Total                                  $  82,635     $  44,788      $ 235,946     $ 147,369     $ 107,499
                                        ============  ============   ============  ============  ============
Gross Profit
  Special Machines(1)                    $  20,392     $   9,401      $  53,299     $  29,015     $  20,293
    Gross margin                              28.1%         26.3%          27.5%         25.9%         26.4%
  Components                             $   2,373     $   1,840      $  10,079     $   8,676     $   7,651
    Gross margin                              23.5%         20.3%          24.0%         24.6%         24.9%
                                        ------------  ------------   ------------  ------------  ------------
  Total gross profit                     $  22,765     $  11,241      $  63,378     $  37,691     $  27,944
  Total gross margin                          27.5%         25.1%          26.9%         25.6%         26.0%
                                        ============  ============   ============  ============  ============
Operating income
  Special Machines(1)                    $  11,372     $   4,556      $  26,557     $  13,857     $  11,506
    Operating margin                          15.7%         12.8%          13.7%         12.4%         15.0%
  Components                             $   1,411     $   1,322      $   6,934     $   6,676     $   5,789
    Operating margin                          14.0%         14.6%          16.5%         19.0%         18.8%
  Corporate                              $  (1,606)    $  (1,262)     $  (5,558)    $  (4,270)    $  (3,226)
                                        ------------  ------------   ------------  ------------  ------------
  Total operating income                 $  11,177     $   4,616      $  27,933     $  16,263     $  14,069
                                              13.5%         10.3%          11.8%         11.0%         13.1%
                                        ============  ============   ============  ============  ============
Depreciation and amortization expense
  Special Machines(1)                    $   1,879     $   1,072      $   4,683     $   3,452     $   2,299
  Components                                   319           251          1,038           837           771
  Corporate                                    196           118             39           272           287
                                        ------------  ------------   ------------  ------------  ------------
  Total                                  $   2,394     $   1,441      $   6,116     $   4,561     $   3,357
                                        ============  ============   ============  ============  ============
Capital expenditures
  Special Machines(1)                    $   1,751     $   1,440      $   6,145     $   4,127     $     750
  Components                                   318           341          2,138         3,043         1,392
  Corporate                                    348           289          1,966           548           130
                                        ------------  ------------   ------------  ------------  ------------
  Total                                  $   2,417     $   2,070      $  10,249     $   7,718     $   2,272
                                        ============  ============   ============  ============  ============
Identifiable assets
  Special Machines(1)                    $ 313,944     $ 158,424      $ 203,210     $ 135,328     $  74,376
  Components                                29,546        23,247         28,528        23,061        22,251
  Corporate                                  3,472         1,568          2,105           874         1,001
                                        ------------  ------------   ------------  ------------  ------------
  Total                                  $ 346,962     $ 183,239      $ 233,843     $ 159,263     $  97,628
                                        ============  ============   ============  ============  ============

---------------
(1) Excludes operations data for acquired businesses prior to their respective dates of acquisition.

     Gross margins of the Special Machines segment may vary from period to period as a result of the variations in profitability of contracts for large orders of special machines. In addition, changes in the product mix in a given period affect gross margins for the Special Machines segment. Historically, gross margins for the Components segment have not fluctuated significantly between periods.

     Operating margins for the Special Machines segment differ from the Components segment. Higher operating expenses for the Special Machines segment result from the following: additional staffing required for sales and engineering support; research and development activities; higher levels of goodwill amortization and greater investment in sales and marketing programs.

     The percentage of completion method of accounting is used by the Company's Special Machines segment to recognize revenues and related costs. Under the percentage of completion method, revenues for customer contracts are measured based on the ratio of engineering and manufacturing labor hours incurred to date compared to total estimated engineering and manufacturing labor hours or, for certain customer contracts, the ratio of total costs incurred to date to total estimated costs. Any revisions in the estimated total costs or values of the contracts during the course of the work are reflected when the facts that require the revisions become known. Revenue from the sale of products manufactured by the Company's Components segment is recognized upon shipment to the customer.

     Prior to June 26, 1995, revenues from certain customer contracts of the Special Machines segment were recognized upon shipment, utilizing the "units of delivery" modification of the percentage of completion method. The change in accounting method in fiscal 1996 reflects the trend in the Company's Special Machines business for increasing engineering services provided on customer contracts and did not have a material impact on the Company's financial position and results of operations.

     Costs and related expenses to manufacture the products are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Certain statements contained herein are forward-looking statements subject to risks and uncertainties. The Company's actual results could differ materially from the results expressed in, or implied by, such forward-looking statements if the Company experiences delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects or currency exchange fluctuations. The Company may also be adversely affected by downturns in the economy in general or in markets served by substantial customers. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

Results of Operations

     The following table sets forth, for the periods  indicated,  the percentage
of  net  sales   represented  by  certain  items   reflected  in  the  Company's
consolidated statement of operations.

                                                     Three Months Ended                    Fiscal Year Ended
                                                   --------------------------   ----------------------------------------
                                                     Sept. 29,     Sept. 24,      June 30,      June 25,      June 26,
                                                       1996          1995           1996          1995          1994
                                                   ------------  ------------   ------------  ------------  ------------
Net sales                                              100.0%        100.0%         100.0%        100.0%        100.0%
Cost of sales                                           72.5          74.9           73.1          74.4          74.0
                                                   ------------  ------------   ------------  ------------   ------------
Gross profit                                            27.5          25.1           26.9          25.6          26.0
Selling, general and administrative expenses            14.0          14.8           15.1          14.6          12.9
                                                   ------------  ------------   ------------  ------------   ------------
Operating income                                        13.5          10.3           11.8          11.0          13.1
Interest expense                                         3.3           1.7            2.0           1.2           3.3
                                                   ------------  ------------   ------------  ------------   ------------
Income before provision for income
    taxes and extraordinary loss                        10.2           8.6            9.8           9.8           9.8
Provision for income taxes                               4.3           3.6            4.1           4.1           4.2
                                                   ------------  ------------   ------------  ------------   ------------
Income before extraordinary loss                         5.9           5.0            5.7           5.7           5.6
Extraordinary loss on debt  refinancing                  0.4                                                      0.2
                                                   ------------  ------------   ------------  ------------   ------------
Net income                                               5.5%          5.0%           5.7%          5.7%          5.4%
                                                   ============  ============   ============  ============  ============

Three Months Ended September 29, 1996 Compared to Three Months Ended September 24, 1995

Net Sales

     Consolidated net sales increased $37.8 million, or 84.5%, to $82.6 million for the three months ended September 29, 1996 from $44.8 million for the three months ended September 24, 1995. Of the $37.8 million increase in sales, $32.2 million was due to the incremental sales of recently acquired businesses, with the remaining $5.6 million increase relating to increased sales from existing businesses. Recently acquired businesses include Kalish in August 1995, Arrow in September 1995, Swiftpack in November 1995, AMI in January 1996 and Mid-West in July 1996.

     Sales by the Special Machines segment increased $36.8 million and sales by the Components segment increased $1.0 million. The increase in sales by the Special Machines segment was due to an increase in sales from existing businesses of $5.8 million, or 16.2%, over the first quarter of fiscal 1996 and $31.0 million in incremental sales from recently-acquired businesses. Sales from existing businesses were up $2.9 million primarily due to substantially larger projects with existing assembly systems customers. These increases reflected international expansion by certain customers and increased penetration into new markets. The remaining increase of $2.9 million primarily resulted from an increase in sales of proprietary branded plastics packaging equipment and welding equipment. The increase in sales by the Components segment of $1.0 million was substantially due to incremental sales arising from the Arrow acquisition. Sales from existing components businesses were steady despite a reduction in demand for products from customers in the transportation industry. The reduced sales to customers in the transportation industry were offset by the substantial increase in sales to a customer outside the transportation industry.

Gross Profit

     Gross profit increased $11.6 million, or 102.5%, to $22.8 million for the three months ended September 29, 1996 from $11.2 million for the three months ended September 24, 1995, as a result of the sales increases discussed above and gross margin improvements. The gross margin increased to 27.5% from 25.1%. Gross margin exclusive of acquired operations increased to 26.3%, reflecting general gross margin improvement in the Special Machines segment, particularly on welding equipment contracts, and gross margin improvement in the Components segment as a result of production efficiencies on new parts business.

Selling, General and Administrative ("SG&A") Expenses

     SG&A expenses increased $5.0 million, or 74.9%, to $11.6 million for the three months ended September 29, 1996 from $6.6 million for the three months ended September 24, 1995. Approximately $3.8 million of the increase was due to recently acquired businesses, with the remaining increase the result of personnel additions, increased travel costs, increased investment in marketing activities, higher compensation expense and increased professional and banking fees, most of which related to the overall growth of the Company. As a percentage of consolidated net sales, SG&A expenses decreased to 14.0% from 14.8%. The percentage decrease resulted primarily from lower SG&A expenses associated with acquired businesses.

Operating Income

     Operating income increased $6.6 million, or 142.1%, to $11.2 million for the three months ended September 29, 1996 from $4.6 million for the three months ended September 24, 1995, as a result of the factors noted above. The operating margin increased to 13.5% from 10.3% in the prior year.

Interest Expense

     Interest expense increased to $2.7 million for the three months ended September 29, 1996 from $0.8 million for the three months ended September 24, 1995. The increase in interest expense resulted primarily from the increase in the debt level of the Company to finance recent acquisitions.

Income Taxes

     Provision for income taxes increased to $3.6 million for the three months ended September 29, 1996 from $1.6 million for the three months ended September 24, 1995, reflecting an effective tax rate of approximately 42.4% and 42.2% for each period, respectively. This rate differed from statutory rates due to permanent differences primarily related to non-deductible goodwill amortization on certain acquisitions.

Net Income

     Income before extraordinary loss increased to $4.9 million for the three months ended September 29, 1996 from $2.2 million for the three months ended September 24, 1995 as a result of the factors noted above. The Company recognized an extraordinary loss in July 1996 of $0.3 million, or $0.04 per share, attributable to the write-off of $0.5 million unamortized deferred financing fees, net of a related $0.2 million tax benefit. As a result, net income was $4.5 million, or $0.48 per share. Primary earnings per share before the extraordinary loss were $0.52 for the three months ended September 29, 1996 versus $0.25 for the three months ended September 24, 1995. The weighted average common shares outstanding for the three months ended September 29, 1996 were 9,415,738 versus 9,000,000 for the three months ended September 24, 1995. The increase pertained to common stock equivalents, including stock options and the estimated maximum contingent shares which may be issuable in conjunction with the Kalish acquisition, which are dilutive in the current fiscal year.

Fiscal 1996 Compared to Fiscal 1995

Net Sales

     Consolidated net sales increased $88.5 million, or 60.1%, to $235.9 million for the year ended June 30, 1996 from $147.4 million for the year ended June 25, 1995. The increase in consolidated net sales was a result of a $81.7 million, or 72.8%, increase in sales by the Special Machines segment and a $6.8 million, or 19.5%, increase in sales by the Components segment.

     The increase in sales by the Special Machines segment resulted from the incremental effects of the acquisitions of AAA in August 1994, Armac and Lakso in February 1995, Kalish in August 1995, Swiftpack in November 1995 and AMI in January 1996, totalling $46.5 million, with the remaining $35.2 million, or 31.4%, increase relating to sales from existing businesses. Sales from existing businesses were up substantially, primarily due to increased sales of custom automated production equipment and packaging equipment. Approximately one-half of this increase can be attributed to the increase in machine sales to a significant customer. The remaining increase is a result of several new substantial projects with customers for integrated production systems. These increases reflect international expansion projects by certain customers, increased penetration into new markets and benefits achieved from the Company's cross-selling program.

     The increase in sales by the Components segment was due to an increase in sales from existing businesses of $4.4 million, or 12.5%, over the year ended June 25, 1995 and $2.4 million in sales from the Arrow acquisition. The increase in sales by Components was primarily the result of a new customer outside the transportation industry obtained in the latter part of fiscal 1995. The new business has offset the recent reduction in sales resulting from a slowdown in demand for products provided to the transportation industry. This new business was made possible through capital investments to expand stamping capacity and capabilities.

Gross Profit

     Gross profit increased $25.7 million, or 68.2%, to $63.4 million for the year ended June 30, 1996 from $37.7 million for the year ended June 25, 1995, as a result of the sales increases discussed above and gross margin improvement. Gross profit increased $16.2 million as a result of acquisitions. Excluding the effect of acquisitions, gross profit increased $9.5 million, or 25.2%. The gross margin increased to 26.9% from 25.6%. The improvement in gross margin was due to the higher margins obtained by the acquired businesses. Gross margin exclusive of acquired operations decreased to 25.2% due primarily to gross margin declines in the Components segment. Gross margins exclusive of acquired operations for the Components segment were down from the prior year as a result of start-up costs on new parts business, although such gross margins improved during fiscal 1996 as production efficiencies were realized.

SG&A Expenses

     SG&A expenses increased $14.0 million, or 65.4%, to $35.4 million for the year ended June 30, 1996 from $21.4 million for the year ended June 25, 1995. Approximately $10.9 million of the increase was due to the acquisitions discussed above. The remaining increase of $3.1 million was the result of personnel additions and related recruiting and relocation fees, increased costs associated with compensation and incentive programs, increased investment in marketing activities and increased professional and banking fees.

Operating Income

     Operating income increased $11.6 million, or 71.8%, to $27.9 million for the year ended June 30, 1996 from $16.3 million for the year ended June 25, 1995, as a result of the factors noted above. As a percentage of consolidated net sales, operating income increased to 11.8% from 11.0%.

Interest Expense

     Interest expense increased to $4.8 million for the year ended June 30, 1996 from $1.8 million for the year ended June 25, 1995. The increase in interest expense resulted primarily from the increase in the debt level of the Company to finance the recent acquisitions.

Income Taxes

     Provision for income taxes increased to $9.6 million for the year ended June 30, 1996 from $6.0 million for the year ended June 25, 1995, reflecting effective tax rates of 41.7% and 41.4%, respectively. These rates differed from statutory rates due to permanent differences primarily related to non-deductible goodwill amortization arising from certain acquisitions.

Net Income

     Net income increased to $13.5 million for the year ended June 30, 1996, an increase of $5.0 million, or 59.7%, over the prior year as a result of the factors noted above. Earnings per share increased to $1.50 from $0.94 in the prior year.

Fiscal 1995 Compared to Fiscal 1994

Net Sales

     Consolidated net sales increased $39.9 million, or 37.1%, to $147.4 million for the year ended June 25, 1995 from $107.5 million for the year ended June 26, 1994. The increase in consolidated net sales was a result of a $35.4 million, or 46.1%, increase in sales by the Special Machines segment and a $4.5 million, or 14.6%, increase in sales by the Components segment.

     The increase in sales by the Special Machines segment resulted from the incremental effect of the acquisitions of Sencorp in August 1993, Stokes-Merrill in December 1993, AAA in August 1994, and Lakso and Armac in February 1995, totaling $33.9 million, plus a $1.5 million, or 2.0%, increase in other special machines sales. Excluding the effect of acquisitions, sales of proprietary products increased significantly during the year. Sales related to large thermoforming systems and strong demand for the Company's line of proprietary equipment accounted for the increase. These increases were offset by a decrease in the sale of custom machinery, as sales to a significant customer decreased $16.2 million in fiscal 1995. The customer placed significant orders for equipment which were included in the backlog at June 25, 1995.

     The increase in sales by the Components segment resulted from the addition of new parts supplied to existing customers, continued strength in the markets served by those customers and the broadening of the customer base through the addition of new customers. Increased capacity and new capabilities resulted from capital investments made during the latter part of fiscal 1994. Additional capital expenditures have been made during the latter part of fiscal 1995 to further increase capacity.

Gross Profit

     Gross profit increased $9.8 million, or 34.9%, to $37.7 million for the year ended June 25, 1995 from $27.9 million for the prior year. Gross profit increased $11.4 million as a result of the acquisitions discussed above. Excluding the effect of acquisitions, gross profit decreased $1.6 million.

     The gross margin decreased to 25.6% from 26.0%. Gross margin exclusive of acquired operations decreased to 23.1%, reflecting lower custom equipment margins, product development costs on large thermoforming systems and cost overruns on welding equipment contracts.

SG&A Expenses

     SG&A expenses increased $7.5 million, or 54.4%, to $21.4 million for fiscal 1995 from $13.9 million for fiscal 1994. Approximately $6.0 million of the increase is due to the acquisitions discussed above. The remaining increase of $1.5 million is primarily the result of the incremental costs of being a public company and increased investment in sales and marketing activities, including the addition of sales people. As a percentage of consolidated net sales, SG&A increased to 14.6% from 12.9%, reflecting a higher level of SG&A expenses to net sales associated with recently acquired operations and the increased SG&A expenses discussed above.

Operating Income

     Operating income increased $2.2 million, or 15.6%, to $16.3 million for fiscal 1995 from $14.1 million for fiscal 1994 as a result of the factors noted above. As a percentage of consolidated net sales, operating income decreased to 11.0% from 13.1%.

Interest Expense

     Interest expense decreased to $1.8 million for fiscal 1995 from $3.5 million for fiscal 1994. The decrease was a result of the Company's initial public offering in April 1994, the proceeds of which were used to repay substantially all outstanding indebtedness. This decrease was partially offset by interest expense resulting from additional borrowings to finance acquisitions and capital expenditures.

Income Taxes

     Provision for income taxes increased to $6.0 million for fiscal 1995 from $4.6 million for fiscal 1994, reflecting effective tax rates of 41.4% and 43.3%, respectively. These rates differed from statutory rates primarily due to permanent differences related to non-deductible goodwill amortization arising from certain acquisitions.

Net Income

     Net income increased to $8.5 million for fiscal 1995 from $5.8 million for fiscal 1994 as a result of the factors noted above and a $0.2 million decrease in extraordinary losses. In fiscal 1994, net income was affected by extraordinary losses incurred resulting from the extinguishment of long-term debt. The loss represented the write-off of deferred financing costs net of related tax benefit.

Liquidity and Capital Resources

     Net income plus non-cash operating charges provided $7.2 million of operating cash flow for the quarter ended September 29, 1996. Net increases in working capital balances used operating cash of $15.8 million, resulting in net cash used by operating activities of $8.6 million for the quarter ended September 29, 1996. The net increase in working capital reflected the increased level of manufacturing activity occurring at the Company, particularly in the Special Machines segment. Additionally, the Special Machines segment has been working on several significant individual contracts which do not provide for advance payments. These factors resulted in a $16.5 million increase in costs and earnings in excess of amounts billed and a $4.8 million increase in inventory, partially offset by an $8.2 million increase in accounts payable.

     During the three months ended September 24, 1995, net cash provided by operating activities was $8.7 million. Net decreases in working capital balances resulted in net cash provided of $5.3 million, primarily as a result of a decrease in accounts receivable and inventories and an increase in accounts payable and customer advances. These effects were partially offset by an increase in costs and earnings in excess of amounts billed. The decrease in accounts receivable was due primarily to cash received during the quarter related to significant fourth quarter fiscal 1995 shipments.

     During fiscal 1996, 1995 and 1994, net cash provided by operating activities was approximately $15.1 million, $1.6 million and $3.7 million, respectively. Net income plus non-cash operating charges provided $20.7 million, $17.0 million and $10.3 million of operating cash flow in fiscal 1996, 1995 and 1994, respectively. In fiscal 1996, working capital balances increased $5.6 million primarily due to the increased investment in current assets as a result of the increased sales and backlog, a decrease in customer advances due to unusually large advances at June 25, 1995 and large deposits to certain suppliers at June 30, 1996.

     In fiscal 1995, cash provided by operating activities was reduced by a $15.4 million increase in net working capital. Strong year-end sales, orders and backlog resulted in a significant increase in accounts receivable and inventories at June 25, 1995. An increase in customer advances and accounts payable partially offset the increases in working capital assets. Accrued liabilities decreased during the year reflecting reductions in the income tax payable balance and accrued acquisition costs.

     In fiscal 1994, cash provided by operating activities was reduced by a $6.6 million increase in working capital largely resulting from high sales activity at the end of the year thereby resulting in an increased accounts receivable balance.

     Working capital balances can fluctuate significantly between periods as a result of the significant costs incurred on individual contracts and the relatively large amount invoiced and collected by the Company for a number of large contracts.

     During the three months ended September 29, 1996, financing activities raised $87.8 million, net of $2.4 million of financing costs and $0.2 million in dividends, primarily to fund the acquisition of Mid-West for $75.2 million, net of cash acquired. The net cash provided by financing activities was also used to finance capital expenditures of $2.4 million and fund working capital requirements. During the three months ended September 24, 1995, cash provided by operating activities was used to finance capital expenditures of approximately $2.1 million and to pay dividends of $0.2 million. Net borrowings of the Company increased by approximately $10.3 million in the three months ended September 24, 1995, primarily due to the acquisition of Kalish for $16.4 million, which was partially offset by the cash generated from operating activities in excess of capital expenditures and dividends.

     During the fiscal year ended June 30, 1996, cash provided by operating activities was used to finance capital expenditures of approximately $10.2 million, pay dividends of $0.7 million and provide funding towards four acquisitions. Net borrowings of the Company increased by approximately $42.0 million during fiscal 1996, primarily due to the acquisitions of Kalish for $16.4 million, Arrow for $3.0 million, Swiftpack for $18.4 million and AMI for $6.7 million.

     On July 19, 1996, the Company acquired the issued and outstanding stock of Mid-West in a transaction accounted for under the purchase method of accounting. The purchase price paid by the Company of approximately $75.2 million, net of cash acquired, was obtained by the Company pursuant to the Company's Second Amended and Restated Credit Facilities Agreement, which replaced the the Company's previous credit agreement. The facility of $200 million provided by two institutions included a $55 million revolving credit facility, a $104 million term loan, a $20 million acquisition facility and a $21 million foreign currency denominated letter of credit. This facility was amended in September 1996 as described below. The term loan requires quarterly principal payments ranging from $4.8 million to $5.5 million commencing in January 1997 with final maturity on July 23, 2001. Borrowings under the agreement bear interest at prime or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow. At September 29, 1996, interest rates on these facilities ranged from 7.2% to 8.5%. Borrowing availability for the revolver is based on percentages of the Company's eligible accounts receivable, eligible inventory and outstanding letters of credit. The Company had excess borrowing availability of $8.8 million relating to the revolving credit facility at September 29, 1996. The credit facility is secured by substantially all of the assets of the Company and contains certain financial and other covenants and restrictions. In conjunction with entering into this credit facility, the Company recognized an extraordinary loss in July 1996 of $0.3 million attributable to the write-off of $0.5 million unamortized deferred financing fees, net of related $0.2 million tax benefit.

     On November 23, 1995, the Company, through its wholly-owned subsidiary, DT Industries (UK) Limited ("DTUK"), acquired ninety-five percent (95%) of the issued and outstanding stock of Swiftpack and an option (the

"Option") to acquire the remaining five percent (5%) of Swiftpack stock. The acquisition was financed by entering into a Credit Agreement, Specific Counter-Indemnity and Debenture (collectively, the "Foreign Credit Agreements") with a foreign bank which provided approximately $5.3 million in cash and will provide funding of the principal amount of $14.0 million in notes ("Loan Notes") upon their maturity. The Loan Notes issued by DTUK directly to certain of the prior shareholders bear interest at 5.3% and mature the earlier of November 25, 1996, at the holder's option, or December 23, 1996. The Foreign Credit Agreements provided funding of approximately $0.9 million upon the exercise of the Option in July 1996. The Foreign Credit Agreements are denominated in a foreign currency and bear interest at a variable rate based upon LIBOR (approximately 7.9% including letter of credit fees at September 29, 1996). Principal payments are due quarterly with the remaining principal balance due on August 16, 2000. Principal payments range from approximately $155,000 to $400,000. The Foreign Credit Agreements are secured by the letter of credit facility provided through the Amended Credit Agreement.

     To manage its exposure to fluctuations in interest rates the Company entered into an interest rate swap agreement in June 1995 for a notional principal amount of $30 million, maturing June 29, 1998. Swap agreements involve the exchange of interest obligations on fixed and floating interest-rate debt without the exchange of the underlying principal amount. The differential paid or received on the swap agreement is recognized as an adjustment to interest expense. The swap agreement requires the Company to pay a fixed rate of 6.06% in exchange for a floating rate payment equal to the three month LIBOR determined on a quarterly basis with settlement occurring on specific dates.

     The Company also maintains revolving credit facilities of approximately $3.0 million through its foreign subsidiaries. At September 29, 1996, total outstanding indebtdeness under such facilities was $1.5 million.

     On September 30, 1996, the Company completed the acquisition of Hansford, a designer and manufacturer of automated assembly systems, for a cash purchase price of approximately $17.4 million, of which $8.5 million will be paid on June 30, 1997. The purchase price was financed under the acquisition facility of the Company's Second Amended and Restated Credit Facilities Agreement. Additionally, the Company amended the credit facility to increase the total facility to $210 million from $200 million with the revolving credit facility increasing to $65 million from $55 million.

     The Company made capital expenditures of $10.2 million in fiscal 1996. Such capital expenditures in fiscal 1996 included a total of approximately $3.8 million related to the completion of building expansions for the Company's manufacturing facilities in Lebanon, Missouri and Benton Harbor, Michigan as well as the expansion in progress at the facility in Erie, Pennsylvania. The building expansions reflect the growth occurring at these locations. Additionally, due to significant internal growth being experienced by AAA, the Company is currently expanding its leased facility in Dayton, OH. The addition is not expected to result in significant capital expenditures by the Company, but will result in an increase in annual lease costs. Subsequent to the completion of the current building expansion programs, the Company believes that its principal manufacturing facilities will have sufficient capacity to accommodate future internal growth without major additional capital improvements.

     Management anticipates that capital expenditures in future years will include recurring replacement or refurbishment of machinery and equipment, which will approximate depreciation expense, and purchases to improve production methods or processes or to expand manufacturing capabilities.

     The Company paid quarterly cash dividends of $0.02 per share on September 15, 1995, December 15, 1995, March 15, 1996, June 15, 1996 and September 13,
1996 to stockholders of record on August 31, 1995, November 30, 1995, February 29, 1996, May 31, 1996 and August 30, 1996, respectively.

     Based on its ability to generate funds from operations and the availability of funds under its current credit facilities, the Company believes that it will have sufficient funds available to meet its currently anticipated operating and capital expenditure requirements.

Tax Matters

     The Company files a consolidated federal income tax return. The fiscal 1990, 1991, 1992 and 1993 federal income tax returns for DTI and its predecessor company, DTG, have been audited by the Internal Revenue Service (the "IRS"). During the fourth quarter of fiscal 1996, the Company reached an agreement in principle to settle with the IRS. The additional taxes due under the agreement are not material to the Company's financial position, results of operations or liquidity and are expected to be paid prior to December 31, 1996. There are no other material audits underway or notification of audits for DTI or any of its subsidiaries.

Backlog

     The Company's backlog is based upon customer purchase orders that the Company believes are firm. As of September 29, 1996, the Company had $179.1 million of orders in backlog, which compares to a backlog of approximately $98.0 million as of September 24, 1995. Of the $81.1 million increase, $79.9 million is due to the acquisitions of Mid-West, AMI and Swiftpack.

     The backlog for the Special Machines segment at September 29, 1996 was $168.5 million, which increased $76.1 million from a year ago. Backlog for the Components segment increased $5.0 million to $10.6 million from $5.6 million. The level of backlog at any particular time is not necessarily indicative of the future operating performance of the Company. Additionally, certain purchase orders are subject to cancellation by the customer upon notification. Certain orders are also subject to delays in completion and shipment at the request of the customer. The Company believes most of the orders in the backlog will be recognized as sales during fiscal 1997.

Seasonality and Fluctuations in Quarterly Results

     In general, the Company's business is not subject to seasonal variations in demand for its products. However, because orders for certain of the Company's products can be several million dollars or more, a relatively limited number of orders can constitute a meaningful percentage of the Company's revenue in any one quarterly period. As a result, a relatively small reduction or delay in the number of orders can have a material impact on the timing of recognition of the Company's revenues. Certain of the Company's revenues are derived from fixed price contracts. To the extent that original cost estimates prove to be inaccurate, profitability from a particular contract may be adversely affected. Gross margins in the Special Machines segment may also vary between comparable periods as a result of the variations in profitability of contracts for large orders of special machines as well as product mix between the various types of custom and proprietary equipment manufactured by the Company. Accordingly, results of operations of the Company for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year.

                                    BUSINESS

General

     DTI is an engineering-driven designer, manufacturer and integrator of automated production equipment and systems used to manufacture, test or package a variety of industrial and consumer products. The Company believes it is the largest manufacturer of integrated assembly and test systems in North America. Substantial growth opportunities are believed to be provided by certain trends among its customers, including increased emphasis on productivity, quality, flexibility, globalization, outsourcing, downsizing and vendor rationalization. To capitalize on these trends, DTI has implemented a business strategy to provide, develop and acquire complementary technologies and capabilities to supply customers with integrated processing, assembly, testing and packaging systems for their products. As part of this strategy, the Company seeks to cross sell the products produced by acquired companies through its larger company-wide sales force providing for greater geographic and customer coverage. The Company operates in two business segments: Special Machines and Components. Through acquisitions and product development, the Company's Special Machines business has grown from historical consolidated net sales of $28.5 million in the fiscal year ended June 30, 1993 to fiscal 1996 historical consolidated net sales of $193.9 million. In addition, the Company's Components business, which produces precision metal components and wear parts for a broad range of industrial applications, has grown from historical consolidated net sales of $22.1 million in fiscal 1993 to historical consolidated net sales of $42.1 million in fiscal 1996, primarily as a result of internal growth.

     Special Machines Segment. The Special Machines segment's products are used principally in the electronics, automotive, pharmaceutical, nutritional and food processing, consumer products, appliance and tire industries. Sales of these products also produce a stream of recurring revenues from replacement parts and service as the Company's substantial installed base of equipment is maintained and upgraded over time. The Special Machines segment, which accounted for approximately 87% of the Company's pro forma consolidated fiscal 1996 net sales, after giving effect to the acquisition of Mid-West, consists of two groups: DTI Automation and DTI Packaging. Each group offers a class of products and services that complement one another in terms of markets, engineering requirements, product needs and systems capabilities.

     DTI Automation. DTI Automation designs and builds a complete line of integrated automated assembly and testing systems. Integrated systems combine a variety of manufacturing technologies into a complete automated manufacturing system. Core capabilities of DTI Automation include the design and manufacture of small to large automated assembly systems, high-speed precision assembly systems, flexible assembly systems, automated resistance and arc welding systems and large thermoforming systems. The Company believes DTI is the largest manufacturer of integrated assembly and test systems in North America.

     DTI Packaging.  DTI Packaging designs and builds  proprietary  machines and integrated systems used to perform processing and packaging tasks. Core capabilities of DTI Packaging include the design and manufacture of thermoforming, blister packaging and foam extrusion systems, and a complete line of tablet processing and packaging systems. The Company believes it is the largest manufacturer of tablet packaging equipment in North America.

     Components Segment. The Components segment, which accounted for approximately 13% of pro forma consolidated fiscal 1996 net sales, stamps and fabricates a range of standard and custom metal components for the transportation, appliance, heavy equipment, agricultural equipment and electrical industries as well as wear parts for the textile industry.

     The Company is a Delaware corporation organized in January 1993 and the successor to Peer Corporation, DTG and Detroit Tool and Engineering Company ("DTE"). Peer Corporation was organized in June 1992 to acquire Peer and the stock of DTG, the sole stockholder of DTE and Detroit Tool Metal Products Co. ("DTMP"). Through acquisitions and product development, the Company has grown from historical consolidated net sales of $50.6 million in fiscal 1993 to $235.9 million in fiscal 1996.

     On July 19, 1996, following the end of the Company's fiscal year, the Company acquired the issued and outstanding stock of Mid-West, a designer and manufacturer of integrated precision assembly systems. Mid-West's revenues for its fiscal year ended May 26, 1996 were approximately $88.2 million and its operating income, before certain nonrecurring charges, was approximately $18.4 million.

Business Strategy

     The business strategy of DTI is to provide, develop and acquire complementary technologies and capabilities to supply customers with integrated assembly, testing and packaging systems for their products. Key elements of the Company's strategy include the following:

     Acquisitions. The assembly, testing and packaging equipment markets are highly fragmented. Special machines, for example, are characterized by a number of industry niches in which few manufacturers compete. The Special Machines segment has established its presence in particular niches through acquisitions, and the Company intends to pursue additional acquisitions, or strategic alliances, with companies which are established technical and market leaders. The Company can provide its customers more complete integrated automation systems by continuing to expand the breadth of its products and engineering expertise, a capability the Company believes will enable it to benefit from its customers' increasing demand for complete systems. Additionally, the Company will continue to pursue acquisitions, or strategic alliances, with companies which provide significant potential for cross-selling among the various product lines, margin improvement through greater use of in-house manufacturing and cost savings through more efficient utilization of manufacturing and engineering capacity.

     Product Line Expansion. Through acquisitions, product license arrangements and strategic alliances, the Company has increased, and plans to continue to increase, its engineering capabilities and product offerings. DTI Packaging now has the capability to provide customers with fully integrated tablet processing and packaging systems. DTI Automation has increased its assembly systems capabilities as more fully described in "Markets and Products" below. The Company's objective is to provide customers with integrated automation solutions rather than single use equipment. The Company also uses its engineering expertise and manufacturing capability to develop new products and technology for markets the Company currently serves and to provide entree into new markets.

     Cross-Selling. The Company believes substantial cross-selling opportunities exist across the product lines of the Special Machines segment. As the Company implements its acquisition strategy and integrates acquired operations, it is able to expand its product offering and customer base. For example, the combined marketing efforts and engineering capabilities of AAA and AMI were successful in obtaining from a significant customer an $8 million project that otherwise would have been awarded to a competitor. While AAA had established a strong customer relationship, the project required certain technologies provided by AMI.

     Engineering Expertise. The Company's engineering strategy is to satisfy the growing demand for small, medium and large complex, integrated automation solutions by utilizing the versatile engineering expertise of its Special Machines businesses. Additionally, the custom tool and die engineering expertise of the Company's Special Machines segment provides the Components segment with the ability to offer customers complex precision stamping solutions. The Company expects to continue to acquire engineering and design expertise through acquisitions and licensing arrangements.

     Manufacturing Synergies. As a result of its acquisition program, the Company has a number of machine building facilities, each with its own specific engineering expertise and manufacturing capabilities. By coordinating with each customer, the Company intends to optimize its manufacturing capacity by directing work to that facility which best meets the manufacturing and engineering needs of the project as well as the Company's own capacity availability.

     International. The Company seeks to increase its international sales through strategic alliances, international agents, foreign offices and acquisitions. The Company acquired Canadian-based Kalish and the U.K.-based Swiftpack during fiscal 1996, significantly enhancing its international packaging presence. Also, continued international sales growth by DTI Packaging has resulted from the strategic alliance with Davis Standard Corporation for the sales of foam extrusion systems. DTI Automation continued to expand its international presence by forming an alliance with a subsidiary of Claas KGaA to open a sales and service office in Beelen, Germany. This alliance also allows the Company to market Claas KGaA's highly regarded automation systems to the Company's existing customer base. For fiscal 1996, international sales accounted for less than 25% of the Company's historical consolidated net sales

Markets and Products

     Special Machines. The Special Machines segment designs and builds a complete line of automated production systems used to manufacture, test and/or package products for a range of industries, including electronics, automotive, pharmaceutical, nutritional and food processing, consumer products, appliances and tires. The Company also manufactures custom production equipment for specific customer applications, proprietary machines for specific industrial applications and integrated systems which may combine features of custom and proprietary equipment. The Special Machines segment consists of two core business groups: DTI Automation and DTI Packaging.

     DTI Automation. DTI Automation designs and builds a complete line of automated assembly and test systems, special machines and large complex dies. DTI Automation is ideally suited for time-sensitive, concurrent engineering projects where changes in tooling and processes can occur in an advanced stage of system design. Sales from DTI Automation accounted for approximately 61% of historical consolidated net sales for the quarter ended September 29, 1996, and 45%, 45% and 47% of historical consolidated net sales for fiscal 1996, 1995 and 1994, respectively.

     Integrated Systems. Integrated systems combine a wide variety of manufacturing technologies into a complete automated manufacturing system. Utilizing advanced computers, robotics, vision systems and other technologies, the Company provides small to large automated assembly systems, high-speed precision assembly systems, flexible assembly systems and automated resistance and arc welding systems for the electronics, automotive, appliance, electrical and hardware industries. The Company's expansion in providing a full range of integrated, automated systems has been enhanced by the acquisition of AMI during fiscal 1996 and has been further accelerated with the recent acquisition of Mid-West. Mid-West offers a variety of precision assembly equipment to industry, utilizing proprietary modular building blocks which facilitate time-sensitive, concurrent engineering projects where changes in tooling and processes can occur in an advanced stage of system design and standardized components in carousel, in-line and rotary assembly systems.

     Custom Machines. The Company's custom machine building capabilities include: engineering, project management, machining and fabrication of components, installation of electrical controls, final assembly and testing. A customer will usually approach the Company with a manufacturing objective, and DTI will work with the customer to design, engineer, assemble, test and install a machine to meet the objective. The customer often retains rights to the design after delivery of the machine since the purchase contract typically includes the design of the machine; however, the engineering and manufacturing expertise gained in designing and building the machine is often reapplied by the Company in projects for other customers.

     RIGO Thermoformers. Under a license agreement with RIGO Group, S.r.l., COMI S.r.l. and PMM S.r.l., the Company has the rights to use certain deep-draw thermoforming ("RIGO") technology. The Company is utilizing the RIGO technology in a line of machines designed to produce the inner liners for refrigerators. The Company believes the RIGO technology provides significant advantages over competing technology, such as quicker changeover of tooling, lower material costs, higher productivity and greater end product efficiency. The license agreement continues until terminated in accordance with its provisions and may be terminated by either party upon 90 days' notice to the other.

     Automated Resistance and Arc Welding Systems. The Company manufactures and sells a line of standard resistance welding equipment as well as special automated welding systems designed and built for specific applications. Marketed under the brand name Peer(TM), the Company's products are used in the automotive, appliance and electrical industries to fabricate and assemble components and subassemblies. The Company's resistance welding equipment is also used in the manufacture of file cabinets, school and athletic lockers, store display shelves, metal furniture and material storage products.

     Tooling and Dies. The Company possesses considerable expertise in the design, engineering and production of precision tools and dies. In addition, personnel trained as tool and die makers often apply their skills to the manufacture of the Company's special machines.

     DTI Packaging. The DTI Packaging group designs and builds proprietary machines and integrated systems which are marketed under individual brand names and manufactured for specific industrial applications using designs owned or licensed by the Company. Although these machines are generally cataloged as specific models, they are usually modified for specific customer requirements and often combined with other machines into integrated systems. Many customers also request additional accessories and features which typically generate higher revenues and enhanced profit opportunities. DTI Packaging products include thermoformers, blister packaging systems, extrusion systems, rotary presses and complete packaging systems. Packaging systems include: bottle unscrambling, tablet counting, filling, cottoning, capping, labeling, collating, cartoning and liquid filling, electronic filling and tube filling, many of which have been added during fiscal 1996. The Company believes this equipment maintains a strong reputation among its customers for quality, reliability and ease of operation and maintenance. The Company also sells replacement parts and accessories for its substantial installed base of machines. Sales from DTI Packaging accounted for approximately 27% of historical consolidated net sales for the quarter ended September 29, 1996, and 37%, 31% and 24% of historical consolidated net sales for fiscal 1996, 1995 and 1994, respectively.

     Thermoformers. A thermoformer heats plastic material and uses pressure and/or a vacuum to mold it into a product. Marketed under the brand names Sencorp(R) and Armac(TM), the Company's thermoformers are used by customers in North America, Europe and Asia to form a variety of products including: specialized cups, plates and food containers, trays for food and medical products and other plastics applications.

     The Company's thermoformers are sold primarily to custom formers who use the machines to create thermoformed items which are sold to a variety of end users. The Company also sells thermoformers directly to end users, including large producers of electrical and healthcare products, cosmetics, hardware and other consumer products.

     The Company produces a line of thermoformers of different sizes, heating ovens, maximum draw depths and press capacities. Certain thermoformers produced by the Company feature a fully integrated process control system to regulate the thermoformer's functions. Depending upon the customer's requirements, the control system is capable of networking with, or downloading to, the customer's computers or other equipment and the Company's service center. This on-line diagnostic capability allows the Company to provide real-time service and support to its customers. The Company believes it is the only thermoformer manufacturer offering such a service.

     Blister Packaging Systems. Blister packaging is an increasingly common method of displaying consumer products for sale in hardware stores, convenience stores, warehouse stores, drug stores and similar retail outlets. Batteries, cosmetics, hardware items, electrical components, razor blades and toys are among the large variety of products sold in a clear plastic blister or two-sided package. The Company designs and manufactures machinery marketed under the brand names Sencorp(R) and Armac(TM), which performs blister packaging by heat-sealing a clear plastic bubble, or blister, onto coated paperboard, or by sealing two-sided packages using heat or microwave technology.

     The Company's blister packaging systems are primarily sold to manufacturers of the end products. These customers, with higher volume production requirements, may use a thermoformer in-line with a blister sealer to form blisters, insert their product and seal the package in one continuous process, referred to as a form/fill/seal configuration. Customers having relatively low volume production often use a stand-alone blister sealing machine to seal products in a package using blisters purchased from a custom former.

     Extruders. An extrusion process is used to convert plastic resin and additives into a continuous melt and force such melt through a die to produce a desired shape that is then cooled. Marketed under the brand name Sencorp(R), the Company's foam extruders are used to produce products such as building insulation, display board, meat trays, bottle wrap protection labels and egg cartons. The Company's foam extruders are primarily sold to large plastics companies that use the machines to create end products and sheet products. The Company also manufactures reclaim extruders which process a variety of plastic materials from ground form to finished pellet form.

     Rotary Presses. The Company believes it is the largest U.S. designer and manufacturer of rotary presses. The Company designs and manufactures rotary presses used by customers in the airbag, candy, food supplement, ceramic, ordnance, specialty chemical and pharmaceutical industries to produce tablets. Marketed under the brand name Stokes(TM), the Company's line of rotary presses includes machines capable of producing 17,000 tablets per minute and other machines capable of applying up to 40 tons of pressure. Products produced on the Company's rotary presses include Lifesavers(R) and Breathsavers(R) brand mints, Centrum(R) brand vitamins and inflation pellets for automotive airbags.

     During fiscal 1996, the Company entered into an agreement with Horn & Noack Pharmatechnik GmbH for the purpose of licensing German rotary press technology designed primarily for the pharmaceutical and nutritional markets. The agreement gives the Company the exclusive right to manufacture and market this press technology under the Stokes(TM) brand in North and Central America and non-exclusively in the rest of the world excluding Europe.

     Packaging Systems. The Company designs, manufactures or distributes a complete line of products utilized for packaging, liquid filling or tube filling applications. The Company's expansion in providing integrated packaging lines was accelerated by the acquisition of Kalish in August 1995 and Swiftpack in November 1995. The equipment manufactured by the Company, which includes bottle unscramblers, slat tablet counters, electronic counters, liquid fillers, cottoners, cappers and labelers, collators and cartoners, can be sold as an integrated system or individual units. These machines are marketed under the brand names of Kalish(TM), Lakso(R), Merrill(R) and Swiftpack and are primarily delivered to customers in the pharmaceutical, nutritional, food, cosmetic, toy and chemical industries.

     The Company benefits from a substantial installed base of Lakso(R) and Merrill(R) slat counters in the aftermarket sale of slats. Slat counting machines use a set of slats to meter the number of tablets or capsules to be inserted into bottles. Each size or shape of tablet or capsule requires a different set of slats. In addition, the practice in the pharmaceutical industry is to use a different set of slats for each product, even if the tablets are the same size.

     Laboratory Machines, Tooling, Parts and Accessories. The Company produces a line of small scale blister sealers and a line of tablet pressing equipment used to test new materials and techniques, for quality control, laboratory or other small run uses. The Company also sells parts and accessories for its proprietary machines. In addition, the Company designs and builds special tools and dies used in custom applications of its thermoforming systems, rotary presses and slat counters.

     Components. The Company's Components segment produces custom and precision components for the transportation, agricultural equipment, appliance, heavy equipment and electrical industries, as well as wear parts for the textile industry. Sales from Components accounted for approximately 12% of historical consolidated net sales for the quarter ended September 29, 1996, and 18%, 24% and 29% of historical consolidated net sales for fiscal 1996, 1995 and 1994, respectively.

     Custom Stamping and Fabrication. The Company produces precision-stamped steel and aluminum components through its stamping and fabrication operations. The Company's stamping presses range in size from 32 tons to 1,500 tons, giving the Company the flexibility to stamp flat rolled metal ranging in thickness from
 .015 inches to .750 inches. Certain of the Company's presses can accommodate dies up to 190 inches in length to perform several stamping functions in a single press.

     Through its Special Machines segment, the Company possesses considerable expertise in the design, engineering and production of precision tools and dies. The Company produces tools and dies for use in its own blanking and stamping operations as well as for sale to other industrial customers. The Company believes its tool and die design and engineering capabilities give it an important competitive advantage in its Components segment.

     Wear Parts. The Company is the only full-line U.S. manufacturer of precision wear parts for industrial knitting machines. Marketed under the brand names Potter(TM), Arrow(R), S&W(TM) and DURA-TECH(TM), these products are components of circular knitting machines which produce tee shirts, socks, pantyhose and other knit fabrics. The Company's branded products, which are included as original equipment in certain circular industrial knitting machines sold in the United States, are consumed in use and must be regularly replaced. The Company believes that its Potter(TM), Arrow(R), S&W(TM) and DURA-TECH(TM) products have a reputation for high quality.

Marketing and Distribution

     Special Machines. The Company's special machines and systems are sold primarily through the Company's approximately 60 person direct sales force and to a lesser extent through manufacturers' representatives and agents. Sales of special machines and integrated systems require the Company's sales personnel to have a high degree of technical expertise and extensive knowledge of the industry served. The Company's sales force consists of specialists in each primary market in which the Company's special machines are sold. Each of DTE, Peer, Sencorp, Stokes-Merrill, AAA, Lakso, Armac, Kalish, AMI, Swiftpack and Mid-West has a sales force experienced in the marketing of the equipment historically produced by each respective business. The Company believes that cross-selling among the members of the Special Machines segment and integration of proprietary technology and custom equipment into total production automation systems for selected industries provide the Company with expanded sales opportunities.

     The Company's special machines are sold throughout the world by more than 60 manufacturers' representatives and sales agents in nearly 50 countries. The Company has sales and service offices in China and in fiscal 1996 added offices in Canada, England and Germany. International sales continue to grow as the business grows and more resources are focused in the international arena. International sales were approximately 22% of historical consolidated net sales for fiscal 1996 compared to 10% and 8% of historical consolidated net sales in fiscal 1995 and fiscal 1994, respectively.

     Components. The Company's custom stamping products are sold by the Company's direct sales force. The Company's wear parts are sold to original equipment manufacturers directly and to the textile industry directly and through independent domestic distributors.

Facilities

     The Company's administrative headquarters are located in Springfield, Missouri. Set forth below is certain information with respect to the Company's significant manufacturing facilities as of September 29, 1996.

                                 Square
                                 Footage
         Location             (approximate)     Owned/Leased      Lease Expiration       Products
         --------             -------------     ------------     ------------------      --------
Special Machines Segment

DTI Automation:
  Lebanon, Missouri             300,000         Owned                                    Special machines,
                                                                                         integrated systems,
                                                                                         tools and dies
  Dayton, Ohio                  160,000         Leased           July 1, 2016 (2)        Integrated systems,
                                                                                         special machines
  Benton Harbor, Michigan        43,000         Owned                                    Resistance arc
                                                                                         welding equipment
                                                                                         and systems
  Erie, Pennsylvania             56,000         Owned                                    High-speed
                                                                                         assembly systems
  Buffalo Grove, Illinois       260,000         Leased           July 31, 2003 (3)       Integrated precision
                                                                                         assembly systems

DTI Packaging:
  Montreal, Quebec               66,000 (1)     Leased           Jan. 31, 1997 (4)       Tablet packaging,
                                                                 and                     liquid filling and
                                                                 July 31, 1997 (4)       tube filling
                                                                                         equipment and
                                                                                         systems
  Leominster, Massachusetts      60,000         Owned                                    Tablet packaging
                                                                                         equipment
  Niles, Illinois                30,000         Leased           July 15, 1997 (2)       Tablet counters
  Bristol, Pennsylvania          43,000         Leased           April 30, 2000 (3)      Rotary presses
  Hyannis, Massachusetts         98,000         Leased           Dec. 31, 1997 (3)       Plastics processing
                                                                                         and packaging
                                                                                         equipment
  Fall River, Massachusetts      37,000         Leased           Jan. 31, 2000 (3)       Plastics processing
                                                                                         and packaging
                                                                                         equipment
  Alcester, United Kingdom       22,000         Owned                                    Electronic counters

                                      33

Components Segment
  Lebanon, Missouri             171,000         Owned                                    Metal products
  Winsted, Connecticut           28,000         Leased           Dec. 31, 1997 (3)       Wear parts
  Asheboro, North Carolina       15,000         Leased           Sept. 26, 2000 (5)      Wear parts

---------------
(1) Two adjacent buildings of approximately 40,000 square feet and 26,000 square feet, respectively.

(2) The Company has an option to renew such lease for two additional terms of five years.

(3) The Company has an option to renew such lease for one additional five year term.

(4) The Company has an option to renew such lease for one additional one year term.

(5) The Company has an option to renew such lease for three additional five year terms.

     The Company also leases other office, warehouse and service facilities in Missouri, New Jersey, Canada, the United Kingdom and China. The Company anticipates no significant difficulty in leasing alternate space at reasonable rates in the event of the expiration, cancellation or termination of a lease relating to any of the Company's leased properties.

     Expansion projects begun in fiscal 1995 and 1996 have been substantially completed at several of the Company's owned and leased facilities. The expansion projects increased manufacturing and office space for the Special Machines and Components segments by approximately 200,000 square feet and 54,000 square feet, respectively. The building expansions reflect the growth occurring at these locations. Subsequent to the completion of the building expansion programs, the Company believes that its principal manufacturing facilities will have sufficient capacity to accommodate anticipated internal growth.

Manufacturing and Raw Materials

     Special Machines segment. The principal raw materials and components used in the manufacturing of the Company's special machines include carbon steel, stainless steel, aluminum, electronic components, pumps and compressors, programmable logic controls, hydraulic components, conveyor systems, visual and mechanical sensors, precision bearings and lasers. The Company is not dependent upon any one supplier for raw materials or components used in the manufacture of special machines. Certain customers specify sole source suppliers for components of custom machines or systems. The Company believes there are adequate alternative sources of raw materials and components of sufficient quantity and quality.

     DTI Automation. Recent building expansions have been made to increase manufacturing capacity at the Company's owned facilities in Missouri, Michigan and Pennsylvania and the Company's leased facility in Ohio. Integrated systems to assemble and test various products are designed and manufactured at the Company's facilities in Illinois, Ohio and Pennsylvania where manufacturing activity primarily consists of fabrication and assembly and, to a lesser extent, machining. The facilities in Missouri house the machining, assembly and test operations primarily used in the manufacture of tools and dies, custom special machines, RIGO systems and certain other integrated systems. The facility in Michigan houses the machining, assembly and test operations used in the manufacture of resistance welding equipment and systems. A number of manufacturing technologies are employed at these facilities including: fabrication of stainless steel, direct numerically controlled machinery, computer generated surface modeling of contoured components and fully networked CAD/CAM capabilities.

     DTI Packaging. Special machines, integrated systems and related parts for the Company's tablet packaging and liquid-filling equipment are designed and assembled at the Company's facilities in Canada, Massachusetts, Illinois and the United Kingdom from components made to the Company's specifications by unaffiliated vendors. Rotary presses are assembled at the Company's leased facility in Pennsylvania. Special machines and integrated systems for the plastics packaging industry are primarily manufactured at the two Company manufacturing facilities in Massachusetts which include machining, fabrication and assembly.

     Components segment. The principal raw materials used in the Company's components manufacturing processes include carbon steel, aluminum, stainless steel, copper and other metals in coil or sheet form. The Company is not dependent upon any one supplier for raw materials used in the manufacture of its metal products. The Company believes there are adequate alternative sources of raw materials of sufficient quantity and quality.

     The Company's components manufacturing operations are primarily located at the Company's recently expanded facilities in Missouri. Operations conducted at that facility include blanking, heavy and precision stamping using precision single stage, progressive and transfer dies, cutting, punching, forming, welding, cleaning, bonderizing and painting. With the addition in fiscal 1996 of a Metalsoft(R) FabriVision optical scanning system, the Company's quality focus and prototyping capabilities were greatly enhanced. At the Company's Connecticut and North Carolina facilities, manufacturing processes include precision stamping of wear parts, heat treating, drawing, tumbling, casting, straightening and grinding.

Financial Information Relating to Business Segments, Foreign and Domestic Operations and Export Sales

     The Company operates predominantly in the business segments classified as Special Machines and Components. The Company's principal foreign operations consist of manufacturing, sales and service operations in Canada and the United Kingdom. For certain other financial information concerning the Company's business segments, foreign and domestic operations and export sales, see Note 15 of the Notes to Consolidated Financial Statements of the Company. Customers

     The majority of the Company's sales is attributable to repeat customers, some of which have been customers of the Company or its acquired businesses for over twenty years. The Company believes such repeat business is indicative of the Company's engineering capabilities, the quality of its products and overall customer satisfaction.

     The Goodyear Tire & Rubber Company, a customer of the Company's Special Machines segment, accounted for over 10% of the Company's consolidated net sales in fiscal 1996 and 1994. PACCAR, Inc., a customer of the Company's Components segment, accounted for over 10% of the Company's consolidated net sales in fiscal 1995 and 1994. The Company's five largest customers during fiscal 1996 accounted for 32% of the Company's consolidated net sales. For additional information regarding dependence on a significant customer in the electronics industry on a pro forma basis, after giving effect to the acquisition of Mid-West, see "Risk Factors -- Dependence on Significant Customers."

     Purchasers of the Company's special machines typically make advance and progress payments to the Company in connection with the manufacture of the equipment. Sales of the Company's components are typically made without advance or progress payments.

Competition

     The market for the Company's special machines is highly competitive, with a large number of companies advertising the sale of production machines. However, the market for special machines is fragmented and characterized by a number of industry niches in which few manufacturers compete. The market for products produced by the Components segment is also highly regionally competitive and fragmented. The Company's competitors vary in size and resources; most are smaller privately held companies or subsidiaries of larger companies, some of which are larger than the Company; and none competes with the Company in all product lines. In addition, the Company may encounter competition from new market entrants. The Company believes that the principal competitive factors in the sale of the Company's special machines are quality, technology, on-time delivery, price and service. The Company believes that the principal competitive factors in the sale of the Company's components are price, technical capability, quality and on-time delivery. The Company believes that it competes favorably with respect to each of these factors.

Engineering; Research and Development

     The Company maintains research and engineering departments at all of its manufacturing locations. The Company employs more than 350 people with experience in the design of production equipment. In addition to design work relating to specific customer projects, the Company's engineers develop new products and product improvements designed to address the needs of the Company's target market niches and to enhance the reliability, efficiency, ease of operation and safety of its proprietary machines.

Trademarks and Patents

     The Company owns and maintains the registered trademarks Sencorp(R), Merrill(R) and Lakso(R). The Company's use of the registered trademark Arrow(R) is under a license and the licensor has agreed to assign ownership of the mark for such use to the Company. Registrations for Company trademarks are also owned and maintained in countries where such products are sold and such registrations are considered necessary to preserve the Company's proprietary rights therein. The Company also has the rights to use the unregistered trademarks Swiftpack(TM), Kalish(TM), Armac(TM), Stokes(TM), Potter(TM) and Peer(TM). The trademarks Kalish(TM), Armac(TM), Sencorp(R), Merrill(R), Peer(TM), Lakso(R) and Stokes(TM) are used in connection with the machines and systems marketed by the Special Machines segment. The trademarks Arrow(R) and Potter(TM) are used in connection with the products of the Components segment.

     The Company applies for and maintains patents where the Company believes such patents are necessary to maintain the Company's interest in its inventions. The Company does not believe that any single patent or group of patents is material to either its Special Machines business or its Components business, nor does it believe that the expiration of any one or a group of its patents would have a material adverse effect upon its business or ability to compete in either line of business. The Company believes that its existing patent and trademark protection, however, provides it with a modest competitive advantage in the marketing and sale of its proprietary products.

Environmental  and  Safety Regulation

     The Company is subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the treatment, storage and disposal of toxic and hazardous wastes. The Company is also subject to the federal Occupational Safety and Health Act and other state statutes. Except for costs incurred in connection with the environmental cleanup of its property in Lebanon, Missouri, which was completed in October 1995, costs of compliance with environmental, health and safety requirements have not been material to the Company.

     The Company believes it is in material compliance with all applicable environmental laws and regulations.

Employees

     At September 29, 1996, the Company had approximately 2,200 employees. None of the Company's employees are covered under collective bargaining agreements. The Company has not experienced any work stoppages in the last five years and considers its relations with employees to be good.

Legal Proceedings

     Product liability claims are asserted against the Company from time to time for various injuries alleged to have resulted from defects in the manufacture and/or design of the Company's products. At September 29, 1996, there were 24 such claims pending. The Company does not believe that the resolution of such suits, either individually or in the aggregate, will have a material adverse effect on the Company's results of operations or financial condition. Product liability claims are covered by the Company's comprehensive general liability policies, subject to certain deductible amounts. The Company has established reserves for such deductible amounts, which it believes to be adequate based on its previous claims experience. However, there can be no assurance that resolution of product liability claims in the future will not have a material adverse effect on the Company.

     In addition to product liability claims, from time to time, the Company is the subject of legal proceedings, including claims involving employee matters, commercial matters and similar claims. There are no material claims currently pending. The Company maintains comprehensive general liability insurance which it believes to be adequate for the continued operation of its business.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth, as of October 25, 1996 and as adjusted to reflect the Offering, certain information concerning the beneficial ownership of Common Stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, (b) each director and executive officer, (c) each Selling Stockholder and (d) all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The Common Stock constitutes the only class of equity securities outstanding.

                                           Shares Beneficially Owned      Number of      Shares Beneficially Owned
                                             Prior to the Offering         Shares           After the Offering
                                           --------------------------      Being         -------------------------
Name of Beneficial Owner                     Number        Percent        Offered          Number        Percent
------------------------                   -----------   ------------   -------------    -----------    ----------
Peer L.P. (1)                               2,258,360       25.1%          1,940,612        317,748        2.8%
Peer II L.P. (2)                              394,203        4.4             338,740         55,463         *
Harbour Group (3)                             202,837        2.3             174,298         28,539         *
Investments L.P. (4)                           46,350         *               46,350             --         --
Sam Fox (5)                                   300,000        3.3               --           300,000        2.7
First Chicago NBD Corporation (6)             686,000        7.6               --           686,000        6.1
Dimensional Fund Advisors (7)                 474,000        5.3               --           474,000        4.2
Stephen J. Gore (8)                            82,287         *                --            82,287         *
James C. Janning (9)(10)                       93,750        1.0               --            93,750         *
Gregory A. Fox (9)(11)                         50,000         *                --            50.000         *
Samuel A. Hamacher (9)(12)                      3,500         *                --             3,500         *
James J. Kerley (12)                            7,500         *                --             7,500         *
Donald E. Nickelson (9)(12)                     2,500         *                --             2,500         *
Lee M. Liberman (12)(13)                        5,000         *                --             5,000         *
Charles Pollnow (14)                            1,000         *                --             1,000         *
William H.T. Bush (14)                          2,000         *                --             2,000         *
Bruce P. Erdel (15)                            30,612         *                --            30,612         *
                                                                        -------------
      Total                                                                2,500,000
                                                                        =============

All directors and executive officers
as a group (10 persons)                       278,149        3.1%                           278,149        2.5%
                                           ===========   ============                    ===========    ==========

---------------
*    Less than 1.0%

(1) Assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, the total shares of Common Stock to be sold by Peer L.P. would be 2,256,976, and its ownership interest after the Offering would be 1,384 shares of Common Stock, or less than 1.0% of the outstanding Common Stock. Peer L.P. is a Delaware limited partnership whose address is 7701 Forsyth Boulevard, St. Louis, Missouri 63105. Its general partner is Fox HG II Companies Investments L.P., a Delaware limited partnership ("Fox HGII") of which Sam Fox is the general partner.

(2) Assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, the total shares of Common Stock to be sold by Peer II L.P. would be 393,962, and its ownership interest after the Offering would be 241 shares of Common Stock.

(3) Assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, the total shares of Common Stock to be sold by Harbour Group would be 202,712, and its ownership interest after the Offering would be 125 shares of Common Stock, or less than 1.0% of the outstanding Common Stock. Excludes shares owned by Investments L.P. Harbour Group is a Missouri corporation which serves as the general partner of Investments L.P.

(4) Investments L.P. is a Delaware limited partnership. Its general partner is Harbour Group, a Missouri corporation controlled by Sam Fox. Harbour Group has a 1% interest in Investments L.P. Investments L.P. was organized to make subordinated debt and equity investments in certain operating companies controlled by Harbour Group and its affiliates. Its limited partners consist mainly of institutional investors.

(5) Represents 300,000 shares owned directly by Sam Fox, Marilyn Fox (spouse of Sam Fox) and trusts for the benefit of Sam and/or Marilyn Fox. Excludes shares owned directly by Peer L.P., Harbour Group, Investments L.P. and Peer II L.P., all of which are under the common control of Sam Fox. Also excludes 90,000 shares owned by the Fox Family Foundation, a charitable foundation of which Sam Fox is a trustee. Based upon the holdings of all such entities, Sam Fox may be deemed to be the beneficial owner of 3,236,975 shares (or 36.0% of the outstanding shares prior to the Offering). Subsequent to the Offering, and assuming no exercise of the over-allotment option, Sam Fox may be construed to be the beneficial owner of 791,750 shares, or 7.0% of the shares to be outstanding after the Offering. If the over-allotment option is exercised in full, Sam Fox may be construed to be the beneficial owner of 391,750 shares, or 3.4% of the shares to be outstanding after the Offering.

(6) Based on a filing of Form 13G filed in February 1996, these shares were held in a fiduciary capacity by First Chicago NBD Corporation. The Form 13G filed in February 1996 reports that of the shares beneficially owned, this stockholder has the sole power to vote 669,400 shares, the sole power to dispose of 667,000 shares and shared power to dispose of 19,000 shares. Its address is One First National Plaza, Chicago, Illinois 60670.

(7) Based on a filing of Form 13F filed in August 1996, this stockholder has the sole power to dispose of all of these shares and the sole power to vote 342,000 of these shares. Its address is 1299 Ocean Avenue, Santa Monica, California 90401.

(8) Includes 14,687 shares issuable pursuant to options granted under the 1994 Employee Stock Option Plan which have become exercisable and excludes 110,313 shares issuable pursuant to such options which are not currently exercisable.

(9) Excludes shares owned by Peer L.P., Peer II L.P., Harbour Group and Investments L.P. Each of these individuals is an officer and/or director of affiliates of Peer L.P., Peer II L.P., Harbour Group and/or Investments L.P. and each such person disclaims beneficial ownership of shares beneficially owned by Peer L.P., Peer II L.P., Harbour Group and Investments L.P.

(10) Excludes 1,000 shares owned by Mr. Janning's spouse, as to which Mr. Janning disclaims beneficial ownership. Includes 3,750 shares issuable pursuant to options granted under the 1994 Directors Nonqualified Stock Option Plan which have become exercisable and excludes 11,250 shares issuable pursuant to such options which are not currently exercisable.

(11) Includes 5,000 shares issuable pursuant to options granted under the 1994 Employee Stock Option Plan which have become exercisable and excludes 15,000 shares issuable pursuant to such options which are not currently exercisable.

(12) Includes 2,500 shares issuable pursuant to options granted under the 1994 Directors Nonqualified Stock Option Plan which have become exercisable and excludes 7,500 shares issuable pursuant to such options which are not currently exercisable.

(13) Excludes 1,500 shares owned by J&L Investments, a partnership in which Mr. Liberman holds a 50% interest, as to which shares Mr. Liberman disclaims beneficial ownership.

(14) Excludes 10,000 shares issuable  pursuant to options granted under the 1994
     Directors   Nonqualified   Stock  Option  Plan  which  are  not   currently
     exercisable.

(15) Includes 7,312 shares issuable pursuant to options granted under the 1994 Employee Stock Option Plan which have become exercisable and excludes 46,788 shares issuable pursuant to such options which are not currently exercisable.

                              CERTAIN TRANSACTIONS

Related Party Transactions

     The Company is party to an Operations Consulting and Advisory Services Agreement dated February 10, 1994, as amended (the "HGL Services Agreement") with Harbour Group Ltd. ("HGL"), pursuant to which HGL provides management consulting services to the Company for a one-year term, which term automatically renews from year to year until terminated by the Company or HGL upon 30 days' written notice. HGL is an affiliate of Peer L.P., Investments L.P. and Harbour Group. Under the HGL Services Agreement, the Company compensates HGL for management consulting services at HGL's approximate costs incurred in performing such services. The Company is also party to a Corporate Development Consulting and Advisory Services Agreement (the "HGI Services Agreement") dated February 10, 1994 with Harbour Group Industries, Inc. ("HGI") pursuant to which HGI provides corporate development services to the Company for a one-year term, which term automatically renews from year to year until terminated by the Company or HGI upon 30 days' written notice. HGI is an affiliate of Peer L.P., Investments L.P. and Harbour Group. Under the HGI Services Agreement, the Company compensates HGI for corporate development services by paying an annual fee equal to the greater of $100,000 or HGI's approximate costs incurred in performing such services, plus a transaction fee equal to an amount which ranges from 2.5% of the first $1 million of the purchase price to 0.5% of the portion of the purchase price in excess of $4 million for each completed acquisition or disposition by the Company in which HGI performs services during the term of the HGI Services Agreement, subject to a minimum fee per transaction of $125,000.

     The terms of the HGL Services Agreement were determined by HGL and the Company to preserve the historical arrangement between the Company and HGL whereby HGL provided the Company with management consulting and advisory services at approximate cost. The terms of the HGI Services Agreement were determined in part to reimburse HGI for the estimated approximate annual cost of HGI personnel engaged in performing services for the Company thereunder and in part with reference to customary formulas utilized by financial advisors for providing acquisition and/or divestiture-related services. The Company believes that the rate agreed to by the Company and HGI is less than the rate customarily charged by other financial advisory service providers. Charges totaling $285,000 and $783,000 were paid by the Company to HGL and HGI, respectively, during the fiscal year ended June 30, 1996.

     Until April 1994, the Company had been included in an insurance program maintained by HGL providing workers compensation and employer's liability, general liability and automobile liability and physical damage insurance coverage for all companies controlled by Harbour Group or its affiliates. The insurance program utilized a retrospective rating plan and automatic premium adjustment plan, which provide for calculations of the premiums for the insurance program based on the application of rating formulae to actual incurred losses and reserves for future losses which required adjustment of the premiums retrospectively. In connection with this program, the Company entered into an Insurance Agreement with HGL pursuant to which it agreed to reimburse HGL, and HGL agreed to reimburse the Company, for their respective pro rata shares of any retrospective premium adjustment. The Company continues to participate in an insurance program providing umbrella and excess coverages to the Company and certain other companies controlled or advised by HGL.

     The Company believes that each of the related party transactions described herein was on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

Agreements with Certain Stockholders

     Prior to 1994, Stephen J. Gore, Bruce P. Erdel, Gregory Fox and James C. Janning, together with certain other members of the management of the Company, acquired shares of Common Stock at prices determined by the Board of Directors of the Company, and the purchase price therefor was paid partly in cash and partly by delivery of promissory notes payable to the Company secured by all or some portion of the purchased shares. Such notes have a ten-year maturity, bear interest at fixed rates of interest from 5.84% to 6.28% per annum and are payable interest only annually, with one principal payment at maturity. In connection with such promissory notes, the Company agreed to pay annual bonuses to such stockholders in amounts equal to the annual interest payments on the notes plus all federal and state income taxes applicable to such payments. In connection with the purchase of his shares of the Common Stock, each such stockholder entered into an agreement with the Company and Peer L.P., which agreements were amended in connection with the Company's initial public offering (as amended, the "Stockholder

Agreements").  The  Stockholder  Agreements  provide  for,  among other  things, restrictions on transfer of shares of the Common Stock owned by such stockholder, a right to acquire additional securities of the Company in order to maintain the stockholder's percentage of equity interest in the Company in certain circumstances and "tag-along" and "drag-along" rights in the event of certain sales of the Common Stock by Peer L.P. The transfer restrictions of the Stockholder Agreements, which are subject to modification or waiver by the Company, generally prohibited the sale of 50% of such shares of Common Stock until April 15, 1996, and an aggregate 65% of such shares until October 15, 1995. A pro rata portion of the indebtedness originally incurred to purchase such shares must be repaid in connection with any permitted sale of such Common Stock by such stockholder. The transfer restrictions of the Stockholder Agreements are in addition to any other restrictions on the sale or transfer of such shares imposed under applicable law. Certain of the Stockholder Agreements, including the Stockholder Agreements of Messrs. Gore, Erdel and Fox, also contain provisions concerning noncompetition and confidentiality applicable to such stockholders and provisions for payments to such stockholders, under certain circumstances, following the termination of their employment with the Company. In the event of a termination of any such stockholder's employment by the Company without cause or his voluntary resignation within 60 days of a substantial reduction in his duties, responsibilities or compensation, the Stockholder Agreements provide for payment of up to one year's base salary to such executive.

     During the fiscal year ended June 30, 1996, the following executive officers and directors had promissory notes in excess of $60,000 outstanding to the Company:

                                                           Balance Outstanding
                                                     -------------------------------
                                                     Highest During      At June 30,      Interest
Shareholder              Position                     Fiscal 1996           1996            Rate         Due Date
-----------              --------                    --------------      -----------      --------       --------
Stephen J. Gore       President & Chief Executive
                         Officer, Director           $  84,600           $  84,600         6.28%          9/30/03

James C. Janning      Director                         112,800             112,800         6.28           9/30/03

Gregory A. Fox        Director                          66,600              66,600         5.84          11/30/03


Registration Rights

     Pursuant to a registration rights agreement between the Company and Peer L.P., Investments L.P. and Harbour Group (the "Registration Rights Agreement"), Peer L.P., Investments L.P., Harbour Group and such of their respective permitted transferees as may be deemed to be affiliates of the Company have rights to demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of its or their shares of the Company's Common Stock. In addition, in the event the Company proposes to register any of its securities under the Securities Act, such persons (or their permitted transferees) will have rights, subject to certain exceptions and limitations, to have the shares of the Company's capital stock then owned by them included in such registration statement. The Company has agreed that, in the event of any registration of securities owned by such person (or a permitted transferee) in accordance with the provisions thereof, it will indemnify such person, and certain related persons, against liabilities incurred in connection with such registration, including liabilities arising under the Securities Act.

     The registration rights described above are subject to certain limitations intended to prevent undue interference with the Company's ability to distribute securities, including the provision that demand registration rights may not be exercised within 90 days after the effective date of the Company's most recent registration statement. As a result of the Offering, the Registration Rights Agreement will terminate in accordance with its terms.

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain material United States Federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is not intended to be exhaustive and is based on statutes, regulations, rulings and court decisions as currently in effect all of which may be changed either retroactively or prospectively. Treasury Regulations were recently proposed that would, if adopted in their present form, revise in certain respects the rules applicable to Non-United States Holders of Common Stock governing information reporting and withholding (the "Proposed Regulations"). The Proposed Regulations are generally proposed to be effective with respect to payments made after December 31, 1997. This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder and applies only to Non-United States Holders that hold Common Stock as a capital asset. Prospective investors are strongly urged to consult their tax advisors regarding the United States Federal tax consequences of acquiring, holding and disposing of Common Stock (including such investor's status as a United States person or Non-United States Holder) as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

     For purposes of this discussion, "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or an estate or trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. Generally for taxable years beginning after December 31, 1996, a trust will be treated as a U.S. person if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

Dividends

     Dividends paid to a Non-United States Holder generally will be subject to withholding of United States Federal income tax at the rate of 30%, unless the withholding rate is reduced under an applicable income tax treaty between the United States and the country of tax residence of the Non-United States Holder. No U.S. withholding will apply if the dividend is effectively connected with a trade or business conducted or deemed to be conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, if the dividend is attributable to a permanent establishment maintained or deemed to be maintained within the United States by the Non-United States Holder), but, instead, the dividend will be subject to the United States Federal income tax on net income that applies to United States persons. With respect to corporate holders, the dividend may also be subject to the branch profits tax of 30% (or if applicable, a lower treaty rate) imposed on "effectively connected earnings and profits" as defined for purposes of the United States Federal income tax. A Non-United States Holder may be required to satisfy certain certification requirements (which may change prospectively if the Proposed Regulations are adopted in their present form) in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules. A Non-United States Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

Gain on Disposition

     Subject to special rules described below, a Non-United States Holder will generally not be subject to United States Federal income tax on gain recognized on a sale or other disposition of Common Stock unless the gain is effectively connected with a trade or business conducted or deemed to be conducted within the United States by the Non-United States Holder (or, alternatively, where an income tax treaty applies, unless the gain is attributable to a permanent establishment maintained or deemed to be maintained within the United States by the Non-United States Holder). Any such effectively connected gain would be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders, may also be subject to the branch profits tax). Such tax is not collected by withholding.

     In addition, an individual Non-United States Holder who holds Common Stock would generally be subject to tax at a 30% rate on any gain recognized on the disposition of such Common Stock (which may be offset by capital losses allocable to U.S. sources) if such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States Federal income tax law applicable to certain former citizens and long-term residents of the United States. Non-United States Holders should consult applicable income tax treaties, which may provide for different rules.

     Also, special rules apply to Non-United States Holders if the Company is or becomes a "United States real property holding corporation" for United States Federal income tax purposes. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. If the Company were a United States real property holding corporation, gain or loss on a sale of the Common Stock by any Non-United States Holder (other than, in most cases, a Non-United States Holder that owns or owned (directly or constructively) 5% or less of the Common Stock during the five-year period ending on the date of such sale) would be treated as income effectively connected with the conduct of a trade or business within the United States by the holder and subject to the net income tax described above.

United  States Federal Estate Taxes

     Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death, or Common Stock subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States Federal estate tax purposes and may be subject to United States Federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for United States Federal estate tax purposes, however, applicable estate tax treaties may provide for a different credit.

Legislative Developments

     Legislation has been proposed from time to time that, if enacted, would result, under certain circumstances, in the imposition of United States Federal income tax on gain realized from the disposition of Common Stock by certain Non-U.S. Holders who own or owned 10% or more of the Common Stock.

     It is impossible to predict whether or in what form any such legislation or other legislation might be enacted and what the scope or effective date of any such legislation might be.

Information Reporting and Backup Withholding

     The Company must report annually to the Service and to each Non-United States Holder the amount of dividends paid to, and any tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-United States Holder resides.

     United States Federal backup withholding tax (which, generally, is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish information required under United States information reporting requirements) generally will not apply to dividends paid to a Non-United States Holder either at an address outside the United States (provided that the payor does not have actual knowledge that the payee is a United States person) or if the dividends are subject to withholding at the 30% rate (or lower treaty rate). As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of Common Stock through a foreign office of a broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker that is a (i) United States person or
(ii) foreign broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" for United States Federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a United States or foreign broker of the proceeds of a sale of Common Stock of a Non-United States Holder is subject to both backup withholding and information reporting unless the holder certifies as to its name, address and non-United States status under penalties of perjury or otherwise establishes an exemption (and the broker has no actual knowledge to the contrary.) The backup withholding tax is not an additional tax and may be credited against the Non-United States Holder's United States Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Service.

     The backup withholding and information reporting rules are currently under review by the United States Treasury Department and their application to the receipt of payments attributable to the Common Stock is subject to change, including by application of the Proposed Regulations if they are adopted in their present form.

                                  UNDERWRITING

     Under the terms and subject to the conditions  contained in an Underwriting
Agreement dated                    , 1996 (the "U.S.  Underwriting  Agreement"),
the underwriters named below (the "U.S. Underwriters"), for whom CS First Boston Corporation, Morgan Stanley & Co. Incorporated and Schroder Wertheim & Co. Incorporated are acting as representatives (the "Representatives") have severally but not jointly agreed to purchase from the Company and the Selling Stockholders, the following respective number of shares of Common Stock:

                                                                     Number of
                        U.S. Underwriter                            U.S. Shares
                        ----------------                            -----------
     CS First Boston Corporation
     Morgan Stanley & Co. Incorporated.
     Schroder Wertheim & Co. Incorporated





                                                                    -----------
         Total                                                       3,800,000
                                                                    ===========

     The U.S. Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The U.S. Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

     The Company has entered into a Subscription Agreement (the "Subscription Agreement") with the managers of the International Offering (the "Managers") providing for the concurrent offer and sale of the International Shares outside the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

     The  Company  and  the  Selling  Stockholders  have  granted  to  the  U.S.
Underwriters and the Managers an option, exercisable by CS First Boston Corporation, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase, first, up to 312,500 additional shares from the Company and then an aggregate of 400,000 additional outstanding shares from the Selling Stockholders at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter and each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares being sold to the U.S. Underwriters and the Managers as the number of U.S. Shares set forth next to such U.S. Underwriter's name in the preceding table and as the number set forth next to such Manager's name in the corresponding table in the prospectus relating to the International Offering bears to the sum of the total number of shares Common Stock in such tables.

     The Company has been advised by the Representatives that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $ per Share, and the U.S. Underwriters and such dealers may allow a discount of $ per Share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The public offering price, the aggregate underwriting discounts and commissions per share and per share concession and discount to dealers for the U.S. Offering and the concurrent International Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and the Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the public offering price, concession and discount to dealers will be made only upon the mutual agreement of CS First Boston Corporation, as representative of the U.S. Underwriters, and CS First Boston Limited ("CSFBL"), on behalf of the Managers.

     Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States or Canada or to any other dealer who does not so agree. Each of the Managers has agreed or will agree that, as part of the distribution of the International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement. As used herein, "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or (ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price, less such amount as may be mutually agreed upon by CS First Boston Corporation, as representative of the U.S. Underwriters, and CSFBL, on behalf of the Managers, but not exceeding the selling concession applicable to such shares. To the extent there are sales between the U.S. Underwriters and the Managers pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount appearing on the cover page of the Prospectus. Neither the U.S. Underwriters nor the Managers are obligated to purchase from the other any unsold shares of Common Stock.

     The Company and its directors, executive officers and certain affiliated stockholders have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of CS First Boston Corporation, offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, (the "Securities Act") relating to, any shares of Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase, any additional shares of Common Stock, or grant any option to purchase or right to acquire or acquire any option to dispose of any shares of Common Stock except, in the case of the Company, in certain limited circumstances.

     The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the Managers may be required to make in respect thereof. The U.S. Underwriters and the Managers have agreed to indemnify the Company and the Selling Stockholders against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Company and the Selling Stockholders may be required to make in respect thereof.

     Certain of the U.S. Underwriters and their affiliates have from time to time performed, and continue to perform, various investment banking services for the Company, for which customary compensation has been received.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

Representations of Purchasers

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action and Enforcement

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http:\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street N.W., 2nd Floor, Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration

Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or incorporated by reference therein, each such statement being qualified in all respects by such reference.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C. Dickstein Shapiro Morin & Oshinsky LLP has in the past represented, and continues to represent, Peer L.P., Peer II L.P., Investments L.P., Harbour Group, the Fox Family Foundation and their respective affiliates with respect to various matters unrelated to the Company as well as in connection with their ownership of capital stock of the Company. Certain legal matters in connection with the Offering will be passed upon for the U.S. Underwriters and the Managers by Katten Muchin & Zavis, Chicago, Illinois.


                                    EXPERTS

     The Consolidated Financial Statements of the Company included in this Prospectus as of June 30, 1996 and June 25, 1995 and for each of the three years in the period ended June 30, 1996, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Mid-West, incorporated by reference in this Prospectus as of May 26, 1996 and May 28, 1995 and for each of the three years in the period ended May 26, 1996, have been so incorporated by reference in reliance on the reports of Altschuler, Melvoin and Glasser LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Consolidated Financial Statements                                        Page
---------------------------------                                        ----

Consolidated Balance Sheets at September 29, 1996
  (unaudited) and June 30, 1996                                          F-2

Consolidated Statement of Operations for the three months
   ended September 29, 1996 unaudited) and
   September 24, 1995 (unaudited)                                        F-3

Consolidated Statement of Changes in Stockholders' Equity
   for the three months ended September 29, 1996 (unaudited)             F-4

Consolidated Statement of Cash Flows for the three months
   ended September 29, 1996 (unaudited) and September 24,
   1995 (unaudited)                                                      F-5

Notes to Unaudited Consolidated Financial Statements                     F-7

Report of Independent Accountants                                        F-12

Consolidated Balance Sheets at June 30, 1996 and June 25, 1995           F-13

Consolidated Statement of Operations for the fiscal years
   ended June 30, 1996, June 25, 1995 and June 26, 1994                  F-14

Consolidated Statement of Changes in Stockholders' Equity
   for the fiscal years ended June 30, 1996, June 25, 1995
   and June 26, 1994                                                     F-15

Consolidated Statement of Cash Flows for the fiscal years
   ended June 30, 1996, June 25, 1995 and June 26, 1994                  F-16

Notes to Consolidated Financial Statements                               F-18

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED BALANCE SHEET

                                                            September 29,         June 30,
                                                                1996                1996
                                                           ---------------     ---------------
                                                             (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                  $   2,653           $   1,210
   Accounts receivable, net                                      34,940              32,092
   Costs and estimated earnings in excess
      of amounts billed on uncompleted contracts                 58,088              19,130
   Inventories, net                                              38,636              31,403
   Prepaid expenses and other                                     6,699              10,153
                                                           ---------------     ---------------
      Total current assets                                      141,016              93,988
   Property, plant and equipment, net                            44,204              36,713
   Goodwill, net                                                157,753             101,187
   Other assets, net                                              3,989               1,955
                                                           ---------------     ---------------
                                                              $ 346,962           $ 233,843
                                                           ===============     ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                          $  15,922           $   8,481
   Accounts payable                                              34,627              19,621
   Customer advances                                             17,534              17,201
   Accrued liabilities                                           24,063              22,524
                                                           ---------------     ---------------
      Total current liabilities                                  92,146              67,827
                                                           ---------------     ---------------
   Long-term debt                                               153,695              70,846
   Deferred income taxes                                          5,261               4,756
   Other long-term liabilities                                    3,495               2,530
                                                           ---------------     ---------------
      Total long-term obligations                               162,451              78,132
                                                           ---------------     ---------------
   Commitments and contingencies (See notes 10 and 11)
   Stockholders' equity:
      Preferred stock, $0.01 par value; 1,500,000 shares
         authorized; no shares issued and outstanding
      Common stock, $0.01 par value;  100,000,000  shares
         authorized;  9,009,375 and 9,001,250  shared
         issued and  outstanding at September 29, 1996
         and June 30, 1996, respectively                             90                  90
      Additional paid-in capital                                 61,367              61,255
      Retained earnings                                          30,908              26,539
                                                           ---------------     ---------------
         Total stockholders' equity                              92,365              87,884
                                                           ---------------     ---------------
                                                              $ 346,962           $ 233,843
                                                           ===============     ===============

See accompanying Notes to Unaudited Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

                                                         Three months ended
                                                      -----------------------------------
                                                       September 29,       September 24,
                                                           1996                 1995
                                                      ---------------     ---------------
Net sales                                               $    82,635         $    44,788
Cost of sales                                                59,870              33,547
                                                      ---------------     ---------------
Gross profit                                                 22,765              11,241
Selling, general and
   administrative expenses                                   11,588               6,625
                                                      ---------------     ---------------
Operating income                                             11,177               4,616
Interest expense                                              2,715                 761
                                                      ---------------     ---------------
Income before provision for
   income taxes and extraordinary loss                        8,462               3,855
Provision for income taxes                                    3,589               1,629
                                                      ---------------     ---------------
Income before extraordinary loss
                                                              4,873               2,226
Extraordinary loss on debt refinancing less
   applicable income tax benefits of $216                       324
                                                      ---------------     ---------------
Net income                                              $     4,549         $     2,226
                                                      ===============     ===============
Primary earnings per common share:
   Income before extraordinary loss                     $      0.52         $      0.25
   Extraordinary loss                                          0.04
                                                      ---------------     ---------------
   Net income                                           $      0.48         $      0.25
                                                      ===============     ===============
Weighted average common shares                            9,415,738           9,000,000
                                                      ===============     ===============

See accompanying Notes to Unaudited Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE MONTHS ENDED SEPTEMBER 29, 1996

                                                             Additional
                                                 Common       paid-in       Retained
                                                 stock        capital       earnings       Total
                                              ------------  ------------  ------------  ------------
Balance, June 30, 1996                          $     90      $ 61,255      $ 26,539      $ 87,884
Exercise of stock options (unaudited)                              112                         112
Net income for the three months ended
  September 29, 1996 (unaudited)                                               4,549         4,549
Cash dividend at $0.02 per common
  share (unaudited)                                                             (180)         (180)
                                              ------------  ------------  ------------  ------------
Balance, September 29, 1996
  (unaudited)                                   $     90      $ 61,367      $ 30,908      $ 92,365
                                              ============  ============  ============  ============







See accompanying Notes to Unaudited Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)


                                                             Three months ended       Three months ended
                                                             September 29, 1996       September 24, 1995
                                                            --------------------     --------------------
Cash flows from operating activities:

   Net income                                                    $    4,549               $    2,226
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
   Depreciation                                                       1,307                      884
   Amortization                                                       1,087                      557
   Deferred income tax provision                                        200                     (194)
   Other                                                                 12
(Increase) decrease in current assets, excluding
   the effect of acquisitions:
   Accounts receivable                                               (1,072)                   4,602
   Costs and earnings in excess of amounts billed                   (16,512)                  (3,601)
   Inventories                                                       (4,801)                   2,077
   Prepaid expenses and other                                         2,787                     (915)
Increase (decrease) in current liabilities,
   excluding the effect of acquisitions:
   Accounts payable                                                   8,214                    1,304
   Accrued liabilities                                               (3,701)                     349
   Customer advances                                                   (678)                   1,424
   Other                                                                 16                       18
                                                            --------------------     --------------------
   Net cash provided (used) by operating activities                  (8,592)                   8,731
                                                            --------------------     --------------------

Cash flows from investing activities:

   Capital expenditures                                              (2,417)                  (2,070)
   Acquisition of Mid-West Automation Enterprises,                  (75,179)
      Inc. stock, net of cash acquired of $21,572
   Acquisition of H.G. Kalish Inc. net assets, net of
      cash acquired of $709                                                                  (16,424)
   Other                                                               (200)
                                                            --------------------     --------------------
   Net cash used by investing activities                            (77,796)                 (18,494)
                                                            --------------------     --------------------

(Continued)


See accompanying Notes to Unaudited Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(Continued)


                                                             Three months ended       Three months ended
                                                             September 29, 1996       September 24, 1995
                                                            --------------------     --------------------
Cash flows from financing activities:

   Proceeds from issuance of debt                                    62,450                   22,239
   Repayments of term loans                                            (155)                 (11,750)
   Net borrowings (repayments) on revolving loans                    28,009                     (173)
   Repayments of capital leases and other long-
      term obligations                                                  (42)                     (54)
   Financing costs                                                   (2,363)
   Exercise of stock options                                            112
   Dividends                                                           (180)                    (180)
                                                            --------------------     --------------------

   Net cash provided by financing activities                         87,831                   10,082
                                                            --------------------     --------------------
Net increase in cash                                                  1,443                      319
Cash and cash equivalents at beginning of period                      1,210                      646
                                                            --------------------     --------------------
Cash and cash equivalents at end of period                       $    2,653               $      965
                                                            ====================     ====================

See accompanying Notes to Unaudited Consolidated Financial Statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

NOTE 1 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements of DT Industries, Inc. (DTI or the Company) have been prepared in accordance with the instructions for Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, such information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. These statements should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements thereto for the fiscal year ended June 30, 1996 included elsewhere herein.

_______________________________________________________________________________

NOTE 2 PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.
_______________________________________________________________________________

NOTE 3 ACQUISITIONS

     On July 19, 1996, DTI purchased the outstanding stock of Mid-West Automation Enterprises, Inc. (Mid-West), a designer and manufacturer of integrated precision assembly systems, in a transaction accounted for under the purchase method of accounting. The purchase price of approximately $75,179, net of cash acquired, was financed by borrowings under the Second Amended and Restated Credit Facilities Agreement. The purchase price has been preliminarily allocated to the acquired assets and assumed liabilities based on their estimated fair value at the date of acquisition. The excess of purchase price over the estimated fair value of net assets acquired has been recorded as goodwill. The accompanying consolidated financial statements include the results of Mid-West from the date of acquisition.

     In August 1995 and September 1995, respectively, the Company acquired certain assets of and assumed certain liabilities of H.G. Kalish Inc. (Kalish) and Arrow Precision Elements, Inc. (Arrow). The Company also acquired the stock of Swiftpack Automation Limited (Swiftpack) in November 1995 and Assembly Machines, Inc. (AMI) in January 1996. See the consolidated financial statements and notes thereto for the fiscal year ended June 30, 1996 included elsewhere herein for additional information relating to these acquisitions.

     The following table sets forth pro forma information for DTI as if the acquisitions of Kalish, Arrow, Swiftpack, AMI and Mid-West had taken place on July 1, 1996 and June 26, 1995, respectively. This information is unaudited and does not purport to represent actual net sales, income before extraordinary loss and earnings per share before extraordinary loss had the acquisitions actually occurred on July 1, 1996 and June 26, 1995:

                                               Pro forma information
                                            for the periods (unaudited)
                                    -------------------------------------------
                                        July 1, 1996           June 26, 1995
                                             to                     to
                                     September 29, 1996     September 24, 1995
                                    --------------------   --------------------
Net sales                              $    89,807             $    78,538
Income before extraordinary loss            $5,112                  $4,263
Earnings per share
  before extraordinary loss                  $0.54                   $0.47
Weighted average
  shares outstanding                     9,415,738               9,000,000

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

NOTE 4 REVENUE RECOGNITION

     The percentage of completion method of accounting is used by the Company's Special Machines segment to recognize revenues and related costs. Under the percentage of completion method, revenues for customer contracts are measured based on the ratio of engineering and manufacturing labor hours incurred to date compared to total estimated engineering and manufacturing labor hours or, for certain customer contracts, the ratio of total costs incurred to date to total estimated costs. Any revisions in the estimated total labor hours, total costs or values of the contracts during the course of the work are reflected when the facts that require the revisions become known. Revenue from the sale of products manufactured by the Company's Components segment is recognized upon shipment to the customer.

     Costs and related expenses to manufacture the products are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.
_______________________________________________________________________________

NOTE 5 FOREIGN CURRENCY TRANSLATION

     The accounts of the Company's foreign subsidiaries are maintained in their local currency. Assets and liabilities are translated into U.S. dollars using period-end exchange rates, and statement of operations items are translated using weighted average exchange rates for the period. Adjustments resulting from the process of translating the accounts into U.S. dollars are accumulated in a separate translation account, included in stockholders' equity. Foreign currency transaction gains and losses are included in current earnings. The cumulative translation adjustment account and foreign currency transaction gains and losses are not considered material.
_______________________________________________________________________________

NOTE 6 EARNINGS PER SHARE

     The computation of primary earnings per share was based on the weighted average number of outstanding common shares during the period plus, when the effect was dilutive, common stock equivalents consisting of certain shares subject to stock options and contingent purchase price payable in common stock related to an acquired business. The common equivalent shares arising from the effect of outstanding stock options was computed using the treasury stock method, if dilutive. The number of contingent shares used in the primary calculation was based on the average stock price for the prior fiscal year and the end of the period stock price assuming maintenance of current earnings. As all potentially dilutive securities are considered common stock equivalents, there was not a material difference between primary and fully diluted earnings per share.
_______________________________________________________________________________

NOTE 7 SUPPLEMENTAL BALANCE SHEET INFORMATION

                                September 29, 1996         June 30, 1996
                               --------------------    --------------------
                                   (Unaudited)
Inventories, net:
  Raw materials                     $  15,581               $  14,814
  Work in process                      18,357                  12,145
  Finished goods                        4,698                   4,444
                               --------------------    --------------------
                                     $ 38,636               $  31,403
                               ====================    ====================

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

                                September 29, 1996         June 30, 1996
                               --------------------    --------------------
                                   (Unaudited)

Accrued liabilities:
  Accrued employee
    compensation and benefits       $   8,245               $   6,030
  Taxes payable and related
    reserves                            6,107                   5,120
  Product liability                     1,773                   1,711
  Other                                 7,938                   9,663
                               --------------------    --------------------
                                    $  24,063               $  22,524
                               ====================    ====================

_______________________________________________________________________________

NOTE 8 FINANCING
     As of September 29, 1996 and June 30, 1996, long-term debt consisted of the following:
                                September 29, 1996         June 30, 1996
                               --------------------    --------------------
                                   (Unaudited)

Term loans to banks                 $ 110,239               $  47,917
Loan Notes                             13,974                  13,974
Revolving loans to banks               44,759                  16,749
Capital lease obligations and
  other long-term debt                    645                     687
                               --------------------    --------------------
                                      169,617                  79,327
Less - current portion of
  long-term debt                      (15,922)                 (8,481)
                               --------------------    --------------------
                                    $ 153,695               $  70,846
                               ====================    ====================

     During July 1996, the Company entered into a Second Amended and Restated Credit Facilities Agreement for $200,000 provided by two institutions. The agreement provides for a $55,000 revolving credit facility, a $104,000 term loan, a $20,000 acquisition facility and a $21,000 foreign currency denominated letter of credit. The term loan requires quarterly principal payments ranging from $4,750 to $5,500 commencing in January 1997 with final maturity on July 23, 2001. Borrowings under the agreement bear interest at prime or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow. At September 29, 1996, interest rates on these facilities ranged from 7.2 percent to 8.5 percent. Borrowing availability for the revolver is based on percentages of the Company's eligible accounts receivable, eligible inventory and outstanding letters of credit. The Company had excess borrowing availability of $8,817 relating to the revolving credit facility at September 29, 1996. The credit facility is secured by substantially all of the assets of DTI and its subsidiaries and contains certain financial and other covenants and restrictions. In conjunction with entering into the new credit facility, the Company recognized an extraordinary loss in July 1996 of $324 attributable to the write-off of $540 unamortized deferred financing fees, net of related $216 tax benefit.

     In connection with the acquisition of Swiftpack on November 23, 1995, DT Industries (UK) Limited (DTUK), a wholly-owned subsidiary, entered into the Credit Agreement, Specific Counter-Indemnity and Debenture with a foreign bank. The foreign credit facility was used for the cash portion of the purchase price of Swiftpack and will be used for funding the redemption of five fixed rate guaranteed promissory notes (Loan Notes) entered into with certain of the prior shareholders. The aggregate principal amount of the Loan Notes is $13,974. The Loan Notes bear interest at 5.3%, are redeemable by the noteholders between November 25, 1996 and December 23, 1996 and are guaranteed by the foreign credit facility. The aggregate principal amount of the foreign credit facility is approximately $21,000. The foreign credit facility bears interest at LIBOR plus a specified percentage. Principal

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

payments thereunder ranging from $155 to $400 are due quarterly with the remaining principal due August 16, 2000.

     In connection with the issuance of the Loan Notes, the Company entered into a foreign exchange forward contract to offset exchange gains and losses related to the Loan Notes recorded by the foreign subsidiary. The contract matures November 26, 1996 and provides the purchase of the equivalent of $13,974 of Pounds Sterling at a rate of $1.5457 per Pound Sterling.

     The  Company  has   revolving   credit   facilities   through  its  foreign
subsidiaries of approximately $3,000, of which $1,467 was outstanding at September 29, 1996.

     To manage its exposure to fluctuations in interest rates, the Company entered into an interest rate swap agreement in June 1995 for a notional principal amount of $30 million, maturing June 29, 1998. Swap agreements involve the exchange of interest obligations on fixed and floating interest-rate debt without the exchange of the underlying principal amount. The differential paid or received on the swap agreement is recognized as an adjustment to interest expense. The swap agreement requires the Company to pay a fixed rate of 6.06% in exchange for a floating rate payment equal to the three month LIBOR determined on a quarterly basis with settlement occurring on specific dates. Amounts accruing under the swap agreement did not result in a material amount of additional interest expense for the three months ended September 29, 1996.
_______________________________________________________________________________

NOTE 9 STOCK OPTION PLANS

     A summary of stock option transactions pursuant to the 1994 Employee Stock Option Plan and the 1994 Directors Non-Qualified Stock Option Plan follows:

                                                                Shares subject
                                             Average price        to option
                                            ---------------    ----------------
Summary of Stock Options
  Beginning of period, June 30, 1996           $  13.86            662,250
  Options granted                                 18.44            260,950
  Options exercised                               13.78             (8,125)
  Options cancelled                               18.25             (1,000)
                                                               ----------------
  End of period, September 29, 1996               15.18            914,075
                                                               ================
  Exercisable at September 29, 1996                                 86,224
                                                               ================

     On September 18, 1996, the Board of Directors of the Company adopted the Long-Term Incentive Plan (the Plan), subject to stockholder approval prior to June 29, 1997. The Plan will become effective on the date of its approval by the stockholders. The Plan provides for the granting of four types of awards on a stand alone, combination, or a tandem basis, specifically, nonqualified stock options, incentive stock options, restricted shares and performance stock awards. The Plan provides for the granting of up to a total of 600,000 shares of common stock, provided that the total number of shares with respect to which awards are granted in any one year may not exceed 100,000 shares to any individual employee and 200,000 shares in the aggregate, and the total number of shares with respect to which grants of restricted and performance stock awards are made in any year shall not exceed 50,000 shares to any individual employee and 100,000 shares in the aggregate.
_______________________________________________________________________________

NOTE 10 COMMITMENTS AND CONTINGENCIES

      The Company is a party to certain lawsuits involving employee matters, product liability and other matters. Management and legal counsel do not expect the outcome of any litigation to have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

     The fiscal 1990, 1991, 1992 and 1993 federal income tax returns for DTG and DTI have been audited by the Internal Revenue Service (the IRS). During the fourth quarter of fiscal 1996, the Company reached an agreement in principle to settle these periods with the IRS. The additional taxes due under the agreement are not material to the Company's financial position, results of operations or liquidity. The Company expects the matter to be settled during the fiscal year. There are no other material audits underway or notification of audits for DTI or any of its subsidiaries.
_______________________________________________________________________________

NOTE 11 SUBSEQUENT EVENT

     On September 30, 1996, DTI completed the acquisition of Hansford Manufacturing Corporation (Hansford), a privately held designer and manufacturer of automated assembly systems, in a transaction accounted for under the purchase method of accounting. The purchase price of approximately $17,400 was financed under the Company's credit facility, which was increased concurrent with the acquisition to $210,000 from $200,000. DTI also agreed to make additional cash payments totaling up to $20,000, payable over a two-year period beginning in approximately three years. The amount, if any, will be determined by a formula based on the earnings of the acquired business. Any additional purchase price paid is expected to result in additional goodwill. As the transaction occurred subsequent to the end of the first quarter, Hansford's balance sheet and results of operations are excluded from the historical consolidated balance sheet and results of operations of DTI.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of DT Industries, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DT Industries, Inc. and its subsidiaries at June 30, 1996 and June 25, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
St. Louis, Missouri

August 9, 1996

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED BALANCE SHEETS

                                                                                      June 30,       June 25,
                                                                                       1996           1995
                                                                                     ----------     ----------
ASSETS
  Current assets:
    Cash                                                                             $   1,210      $     646
    Accounts receivable, net                                                            32,092         28,936
    Costs and estimated earnings in excess of amounts billed
      ($15,640 and $8,654, respectively) on uncompleted contracts                       19,130          7,788
    Inventories, net                                                                    31,403         23,822
    Prepaid expenses and other                                                          10,153          2,589
                                                                                     ----------     ----------
      Total current assets                                                              93,988         63,781

  Property, plant and equipment, net                                                    36,713         27,056
  Goodwill, net                                                                        101,187         67,445
  Other assets, net                                                                      1,955            981
                                                                                     ----------     ----------
                                                                                     $ 233,843      $ 159,263
                                                                                     ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt                                                $   8,481      $   6,448
    Accounts payable                                                                    19,621         12,773
    Customer advances                                                                   13,850         12,581
    Billings in excess of costs and earnings
       ($14,097) on uncompleted contracts                                                3,351
    Accrued liabilities                                                                 22,524         15,188
                                                                                     ----------     ----------
      Total current liabilities                                                         67,827         46,990
                                                                                     ----------     ----------

Long-term debt                                                                          70,846         30,905
Deferred income taxes                                                                    4,756          3,756
Other long-term liabilities                                                              2,530          2,592
                                                                                     ----------     ----------
                                                                                        78,132         37,253
                                                                                     ----------     ----------

Commitments and contingencies (Notes 2 and 11)

Stockholders' equity:
  Preferred stock, $.01 par value; 1,500,000 shares
    authorized; no shares issued and outstanding
  Common stock, $.01 par value; 100,000,000 shares
    authorized; 9,001,250 and 9,000,000 shares issued
    and outstanding, respectively                                                           90             90
  Additional paid-in capital                                                            61,255         61,162
  Retained earnings                                                                     26,539         13,768
                                                                                     ----------     ----------
    Total stockholders' equity                                                          87,884         75,020
                                                                                     ----------     ----------
                                                                                     $ 233,843      $ 159,263
                                                                                     ==========     ==========

See accompanying Notes to Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                Fiscal year ended
                                                                                     ---------------------------------------
                                                                                     June 30,       June 25,       June 26,
                                                                                       1996           1995           1994
                                                                                     ---------      ---------      ---------
Net sales                                                                            $ 235,946      $ 147,369      $ 107,499
Cost of sales                                                                          172,568        109,678         79,555
                                                                                     ---------      ---------      ---------
Gross profit                                                                            63,378         37,691         27,944
Selling, general and administrative expenses                                            35,445         21,428         13,875
                                                                                     ---------      ---------      ---------
Operating income                                                                        27,933         16,263         14,069
Interest expense                                                                         4,799          1,849          3,506
                                                                                     ---------      ---------      ---------
Income before provision for income taxes
  and extraordinary loss                                                                23,134         14,414         10,563
Provision for income taxes                                                               9,643          5,964          4,570
                                                                                     ---------      ---------      ---------
Income before extraordinary loss                                                        13,491          8,450          5,993
Extraordinary loss on early extinguishment of
  debt, net of income tax benefit of $135                                                                               (179)
                                                                                     ---------      ---------      ---------
Net income                                                                           $  13,491      $   8,450      $   5,814
                                                                                     =========      =========      =========

Earnings per share:
  Income before extraordinary loss                                                   $    1.50      $     .94      $    1.10
  Extraordinary loss                                                                                                    (.03)
                                                                                     ---------      ---------      ---------
  Net income                                                                         $    1.50      $     .94      $    1.07
                                                                                     =========      =========      =========
Weighted average number of common shares                                             9,000,257      9,000,000      5,458,337

See accompanying Notes to Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       Additional
                                        Common          paid-in            Retained
                                        Stock           capital            earnings            Total
                                        -------        ----------          ---------         ---------
BALANCE, JUNE 30, 1993                  $   43         $   5,607           $    404          $  6,054
Issuance of common stock to
  management                                 4               162                                  166
Contribution of common stock by
  existing stockholders                     (2)                2
Issuance of common stock in initial
  public offering on April 22, 1994         45            55,335                               55,380
Cash dividend at $0.02 per
  common share                                                                 (180)             (180)
Net income                                                                    5,814             5,814
                                        -------        ----------          ---------         ---------
BALANCE, JUNE 26, 1994                      90            61,106              6,038            67,234
Payments on stock
  subscriptions receivable                                    56                                   56
Cash dividend at $0.08
  per common share                                                             (720)             (720)
Net income                                                                    8,450             8,450
                                        -------        ----------          ---------         ---------
BALANCE, JUNE 25, 1995                      90            61,162             13,768            75,020
Exercise of stock options                                     17                                   17
Payments on stock
  subscriptions receivable                                    76                                   76
Cash dividend at $0.08
  per common share                                                             (720)             (720)
Net income                                                                   13,491            13,491
                                        -------        ----------          ---------         ---------
BALANCE, JUNE 30, 1996                  $   90         $  61,255           $ 26,539          $ 87,884
                                        =======        ==========          =========         =========

See accompanying Notes to Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                Fiscal year ended
                                                                                     ---------------------------------------
                                                                                      June 30,       June 25,       June 26,
                                                                                        1996           1995           1994
                                                                                     ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                         $ 13,491       $  8,450       $  5,814
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation                                                                        3,411          2,738          2,271
    Amortization                                                                        2,705          1,823          1,086
    Deferred income tax provision                                                         981          3,921            826
    Loss on refinancing of long-term debt                                                                               314
    Other                                                                                 116             36             16
  (Increase) decrease in current assets, excluding
    the effects of acquisitions:
    Accounts receivable                                                                 4,274        (13,503)        (4,328)
    Costs and earnings in excess of amounts billed                                     (8,520)        (2,593)
    Inventories                                                                         3,873         (3,937)         5,959
    Prepaid expenses and other                                                         (5,797)          (634)          (499)
  Increase (decrease) in current liabilities,
    excluding the effect of acquisitions:
    Accounts payable                                                                      838          2,444          1,619
    Accrued liabilities                                                                   189         (3,068)          (681)
    Customer advances                                                                  (3,765)         5,816         (8,751)
    Billings in excess of costs and earnings
      on uncompleted contracts                                                          3,351
    Other                                                                                 (62)            61             87
                                                                                     ---------      ---------      ---------
      Net cash provided by operating activities                                        15,085          1,554          3,733
                                                                                     ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                                                (10,249)        (7,718)        (2,272)
  Acquisition of Sencorp stock and Stokes net assets,
    net of cash acquired of $359                                                                                    (26,397)
  Acquisition of AAA stock and net assets,
   net of cash acquired of $530                                                                      (29,181)
  Acquisition of Kalish net assets, Arrow net assets,
    Swiftpack stock and AMI stock, net of cash
    acquired of $2,484                                                                (29,614)
  Other                                                                                                  113             44
                                                                                     ---------      ---------      ---------
    Net cash used in investing activities                                             (39,863)       (36,786)       (28,625)
                                                                                     ---------      ---------      ---------

(Continued)

See accompanying Notes to Consolidated Financial Statements.

(Dollars in thousands, except per share data)
_______________________________________________________________________________

CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

                                                                                                Fiscal year ended
                                                                                     ---------------------------------------
                                                                                      June 30,       June 25,       June 26,
                                                                                        1996           1995           1994
                                                                                     ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of debt                                                     $ 37,031       $ 25,000       $ 21,752
  Repayment of debt                                                                   (13,854)        (1,250)       (29,334)
  Net borrowings from (repayment of) revolving loans                                    3,633         13,116           (181)
  Repayment of subordinated debt - related party                                                                    (22,600)
  Repayment of capital leases and other                                                  (209)          (243)          (252)
  Debt issuance costs                                                                    (632)
  Net proceeds from issuance of common stock in
    initial public offering                                                                                          55,380
  Dividends                                                                              (720)          (900)
  Other                                                                                    93             56            166
                                                                                     ---------      ---------      ---------
    Net cash provided by financing activities                                          25,342         35,779         24,931
                                                                                     ---------      ---------      ---------
Net increase in cash                                                                      564            547             39
Cash at beginning of period                                                               646             99             60
                                                                                     ---------      ---------      ---------
Cash at end of period                                                                $  1,210       $    646       $     99
                                                                                     =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                                         $  4,280       $  1,618       $  4,054
    Income taxes                                                                     $  6,369       $  3,282       $  2,453

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     In fiscal 1994, a total of 443,250 shares of common stock were issued to members of management in exchange for capital contributions of $166 and notes receivable totaling $575.

     The Company  purchased H. G. Kalish Inc., Arrow Precision  Elements,  Inc.,
Swiftpack Automation Limited and Assembly Machines, Inc. in fiscal 1996; Advanced Assembly Automation, Inc., Lakso Division of Package Machinery Company and Armac Industries, Ltd. in fiscal 1995; and Sencorp Systems, Inc. and Stokes-Merrill, Inc. in fiscal 1994. In conjunction with the acquisition of Swiftpack, the Company issued Loan Notes totaling approximately $13,974. See
Note 4. The following table represents summary information with respect to these acquisitions:

                                                                         Fiscal year
                                                           ---------------------------------------
                                                              1996           1995           1994
                                                           ---------      ---------      ---------
Fair value of assets acquired                               $ 25,447       $ 17,271       $ 14,137
Fair value assigned to goodwill                               36,071         25,255         23,516
Cash paid                                                    (29,614)       (29,181)       (26,397)
                                                           ---------      ---------      ---------
Liabilities assumed and seller financing (See Note 4)       $ 31,904       $ 13,345       $ 11,256
                                                           =========      =========      =========

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

NOTE 1 ORGANIZATION

     DT Industries, Inc. (DTI or the Company) was organized to acquire the operations of Detroit Tool Group, Inc. (DTG), the predecessor company to DTI, in August 1992 and the Peer Division of Teledyne, Inc. in July 1992. Manufacturing operations are principally based in the U.S. with the exception of two foreign entities acquired in fiscal 1996. Recent acquisitions including the foreign acquisitions are described in Note 2. The Company and its subsidiaries operate in two business segments, the Special Machines segment (including the Automation Group and the Packaging Group) and the Components segment.

     The Special Machines segment designs and builds custom equipment, proprietary machines and integrated systems. The Components segment stamps and fabricates a range of standard and custom metal components for the transportation, appliance, heavy equipment, agricultural equipment and electrical industries as well as wear parts for the textile industry.

     On February 9, 1994, the Company split its shares of common stock at a rate of 4.5 for 1, and increased authorized shares to 100,000,000. All share and per share data in the consolidated financial statements have been adjusted to reflect the stock split for all periods presented.

     On April 22, 1994, an initial public offering (Offering) of DTI's common stock was completed. The Company sold 4,500,000 shares of common stock at an offering price of $13.50 per share. The net proceeds to the Company of $55,380 were used to repay substantially all indebtedness. In addition, Harbour Group Investments II, L.P. (Investments L.P.), a significant stockholder of the Company, under an option granted to the underwriters pursuant to the Offering for the purpose of covering over-allotments, sold an additional 675,000 shares at $13.50 per share less underwriting discounts and commissions. The net proceeds of approximately $8,500 therefrom were paid directly to Investments L.P.
_______________________________________________________________________________

NOTE 2 ACQUISITIONS

     The following table summarizes certain information regarding the Company's acquisitions during the past three years.

                                                                       Net cash
                                                                       purchase
Date              Business                                              price
----              --------                                            ---------
August 1993       Sencorp Systems, Inc. (Sencorp)                     $ 15,300
December 1993     Stokes-Merrill, Inc. (Stokes)                         11,100
August 1994       Advanced Assembly Automation, Inc. (AAA)              22,100
February 1995     Lakso Division of Package Machinery Company (Lakso)    7,000
February 1995     Armac Industries, Ltd. (Armac)                            --
August 1995       H.G. Kalish Inc. (Kalish)                             16,400
September 1995    Arrow Precision Elements Inc. (Arrow)                  3,000
November 1995     Swiftpack Automation Limited (Swiftpack)              18,400*
January 1996      Assembly Machines Inc. (AMI)                           6,700

*Includes issuance of Loan Notes of $13,974 and approximately $930 related to the exercise of the option to purchase the remaining 5% interest in Swiftpack. See Note 4.

     During the past three fiscal years, the Company made nine acquisitions which have significantly expanded its product lines. These acquisitions were each accounted for under the purchase method of accounting and financed primarily through bank borrowings, resulting in an increase in the Company's debt. Results of operations of each acquired company have been included in the Company's statement of operations from the date of acquisition. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed, based on their estimated fair value

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

at the date of acquisition. The excess of purchase price over the estimated fair value of net assets acquired was, in each instance, recorded as goodwill.

     As part of the Kalish and Swiftpack acquisitions, DTI has agreed to make additional payments of up to $3,000 and approximately $4,700, respectively, to the sellers. The amount of the additional purchase prices will be determined by a formula based on the earnings of the acquired businesses. The additional purchase price specified within the Kalish purchase agreement, which is based on earnings for the three years after closing of the acquisition, may be paid in DTI stock at the Company's option. The additional purchase price specified within the Swiftpack purchase agreement, which is based on earnings for the three or four years after closing of the acquisition, is payable in cash. No amount has been accrued to date for any additional purchase price. Any additional purchase price paid is expected to result in additional goodwill related to these acquisitions.

     The following table sets forth pro forma information for DTI as if all of the previously discussed acquisitions, excluding Armac and Arrow, had taken place on June 26, 1995 and June 27, 1994, respectively. The pro forma effect of Armac and Arrow is immaterial. This information is unaudited and does not purport to represent actual revenue, net income and earnings per share had the acquisitions actually occurred on June 26, 1995, and June 27, 1994, respectively.

                       Pro Forma Information (unaudited)

                                                  June 30,        June 25,
Fiscal year ended                                   1996            1995
-----------------                                 --------        --------
Net sales                                         $ 253,757       $ 209,793
Net income                                           14,021          10,866
Net income per share                              $    1.56       $    1.21
Weighted average shares outstanding               9,000,257       9,000,000

See Note 16 for the acquisition of Mid-West Automation Enterprises, Inc. in July 1996.
_______________________________________________________________________________

NOTE 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies utilized by the Company in the preparation of the financial statements conform to generally accepted accounting principles, and require that management make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

     The significant accounting policies followed by the Company are described below.

REVENUE RECOGNITION

     The percentage of completion method of accounting is used by the Company's Special Machines segment to recognize revenues and related costs. Under the percentage of completion method, revenues are measured based on the ratio of engineering and manufacturing labor hours incurred to date compared to total estimated engineering and manufacturing labor hours for each customer contract. Any revisions in the estimated total costs or values of the contracts during the course of the work are reflected when the facts that require the revisions become known. Revenue from the sale of products manufactured by the Company's Components segment is recognized upon shipment to the customer.

     Prior to June 26, 1995, revenues from certain customer contracts of the Special Machines segment were recognized upon shipment, utilizing the "units of delivery" modification of the percentage of completion method. The change in accounting method in fiscal 1996 reflects the trend in the Company's Special Machines business for increasing engineering services provided on customer contracts and did not have a material impact on the Company's financial position and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

     Costs and related expenses to manufacture the products are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Cash deposits received from customers on contracts in progress are reflected as customer advances in the consolidated balance sheet until the related revenue is recognized in accordance with the procedures described above. Costs and estimated earnings in excess of amounts billed on percentage of completion contracts represents costs incurred and earnings recognized in excess of customer advances received. Billings in excess of costs incurred and estimated earnings on uncompleted contracts represents customer advances received in excess of costs incurred and earnings recognized.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

FOREIGN CURRENCY TRANSLATION

     The accounts of the Company's foreign subsidiaries are maintained in their respective local currencies. The accompanying consolidated financial statements have been translated and adjusted to reflect U.S. dollars on the basis presented below.

     Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Adjustments resulting from the process of translating the consolidated amounts into U.S. dollars are accumulated in a separate translation adjustment account included in stockholders' equity. Common stock and additional paid-in capital are translated at historical U.S. dollar equivalents in effect at the date of acquisition. Foreign currency transaction gains and losses are included in earnings currently. The cumulative translation adjustment account balance and foreign currency transaction gains and losses are not considered material.

CASH AND CASH EQUIVALENTS

     Book cash overdrafts on the Company's disbursement accounts totaling $6,478 and $4,022 at June 30, 1996 and June 25, 1995, respectively, are included in accounts payable. All highly liquid debt instruments purchased with original maturities of three months or less are classified as cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     The Company sells a majority of its special machines to a wide range of manufacturing companies. Products from the Components segments are sold to customers primarily in the transportation, agricultural equipment and textile industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, although many customers of the Special Machines segment pay deposits to the Company prior to shipment of its products. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At June 30, 1996, the Company had no significant concentration of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximates book value at June 30, 1996, based on terms currently available to the Company in financial markets.

INVENTORIES

     Domestic inventories are stated at the lower of cost, determined using the last-in, first-out (LIFO) method, or market, with the exception of raw material inventories and the material component of work in process inventories at Detroit Tool and Engineering, Inc. (DTE), Sencorp, Stokes, Peer, Lakso, Armac and AMI totaling approximately $13,620, which are accounted for using the first-in, first-out method (FIFO). For various tax and statutory reasons, inventories of the Company's foreign subsidiaries are stated at FIFO costs. The effects on financial position and results of operations from applying the FIFO method for such material inventories and inventories of foreign

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

subsidiaries are immaterial. For other inventories maintained on a LIFO basis, cost under the LIFO method approximates the FIFO method. Inventories include the cost of materials, direct labor and manufacturing overhead.

     Obsolete  or  unsalable   inventories  are  reflected  at  their  estimated
realizable values.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets which range from 3 to 39.5 years. Properties held under capital leases are recorded at the present value of the non-cancelable lease payments over the term of the lease and are amortized over the shorter of the lease term or the estimated useful lives of the assets.

     Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

GOODWILL

     The excess of the purchase price over the fair value of net assets acquired in business combinations (goodwill) is capitalized and amortized on a straight-line basis over periods ranging from 15 to 40 years. Goodwill amortization charged to income for the years ended June 30, 1996, June 25, 1995 and June 26, 1994 was approximately $2,386, $1,660 and $1,008 respectively. Accumulated amortization at June 30, 1996, and June 25, 1995 was approximately $5,574 and $3,188, respectively. Including the full year effect of the acquisitions of Kalish, Arrow, Swiftpack and AMI, the Company estimates annual amortization of goodwill to be approximately $2,733.

     The carrying value of goodwill is assessed for recoverability by management based on an analysis of future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment at June 30, 1996.

ENVIRONMENTAL LIABILITIES

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action.

POSTRETIREMENT BENEFITS

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (OPEB or SFAS 106). This standard requires recognition of the cost of providing postretirement benefits during an employee's period of service. As part of adopting the standard as of the acquisition of DTG, the Company recorded an accrual of approximately $1,584 in other long-term liabilities in its balance sheet representing the discounted present value of expected future retiree benefits attributed to employees' service rendered in periods prior to DTI's acquisition (see Note 9).

INCOME TAXES

     The Company files a consolidated federal income tax return which includes its subsidiaries. The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted laws to determine the amount of taxes payable currently or in future years. Deferred income taxes are provided for temporary differences between the income tax bases of assets and liabilities, and their carrying amounts for financial reporting purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

EARNINGS PER SHARE

     Earnings per share is based upon the weighted average number of common shares outstanding during the period, after giving effect to the stock split described in Note 1.

     Options under the Company's Employee Stock Option Plan and the Director's Non-Qualified Stock Option Plan are not included as common stock equivalents for earnings per share purposes since they do not have a material dilutive effect.

STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which addresses accounting for stock option, purchase and award plans. SFAS 123 specifies that companies utilize either the "fair value based method" or the "intrinsic value based method" for valuing stock options granted. The Company will adopt SFAS 123 in fiscal 1997 and expects to utilize the "intrinsic value based method" for valuing stock options granted. The Company anticipates that, when adopted, SFAS 123 will have no material effect on its financial position or results of operations.

INTEREST RATE SWAP AGREEMENT

     The Company is a party to an interest rate swap agreement used to hedge interest rate fluctuations on a portion of its floating rate revolving credit facility and term loans. This agreement is accounted for on the accrual basis of accounting. Net cash payments or receipts under the agreement are recorded as an adjustment to interest expense when such amounts become due or receivable.

FISCAL YEAR

     Beginning with fiscal 1994, the Company implemented a 52-53 week fiscal year that ends on the last Sunday in June. Fiscal 1996 and 1995 included 53 and 52 weeks, respectively.
________________________________________________________________________________

NOTE 4 FINANCING

Long-term debt consists of the following:

                                                             June 30,       June 25,
                                                               1996           1995
                                                            ---------      ----------
Notes payable to bank under a term loan and
  revolving credit facility agreement,
  as amended November 22, 1995, secured by
  virtually all assets:
  Term loan - Principal due in quarterly installments       $ 41,550        $ 23,750
  Revolving credit facility - Principal due in full
    on August 16, 2000                                        14,983          13,116
Loan Notes                                                    13,974
Sterling pound denominated facility, payable
  in quarterly installments                                    6,367
Foreign currency denominated revolving loans to banks          1,766
Capital lease obligations                                         88             218
Other long-term debt                                             599             269
                                                            ---------      ----------
                                                              79,327          37,353

(Less) current portion of long-term debt,
  including $88 and $164, respectively, of
  capital lease obligations                                   (8,481)         (6,448)
                                                            ---------      ----------
                                                            $  70,846       $ 30,905
                                                            =========      ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

     On November 22, 1995 the Company entered into an amendment to the Amended and Restated Credit Facilities Agreement (Amended Credit Agreement) which expires August 16, 2000. The amended facility of $90,000 is provided by six institutions. The Amended Credit Agreement provides for a $25,000 revolving credit facility, a $43,500 term loan and a letter of credit denominated in a foreign currency of approximately $21,500 to secure loans to finance the Swiftpack acquisition. Borrowings under the Amended Credit Agreement bear interest at the bank's base rate or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow. At June 30, 1996, interest rates on these facilities ranged from 6.9% to 8.25%. Borrowing availability for the revolver is based on percentages of the Company's eligible accounts receivable, eligible inventory and outstanding letters of credit. The Company had excess borrowing availability of $7,241 relating to the revolving credit facility at June 30, 1996. The term loan requires quarterly principal payments with the remaining balance due on August 16, 2000. The principal payments range from $1,700 to $2,500. Borrowings under the Amended Credit Agreement are secured by substantially all of the assets of DTI and its subsidiaries. The Amended Credit Agreement contains certain financial and other covenants and restrictions for which the Company was in compliance with such covenants and restrictions at June 30, 1996.

     In connection with the acquisition of Swiftpack on November 23, 1995, DT Industries (UK) Limited (DTUK) issued five fixed rate guaranteed promissory notes (Loan Notes) with certain of the prior shareholders. The aggregate principal amount of the Loan Notes is $13,974. The Loan Notes bear interest at 5.3%, are redeemable by the noteholders between November 25, 1996 and December 23, 1996 and are guaranteed by a credit agreement with a foreign bank (Foreign Credit Agreements). The Foreign Credit Agreements, entered into on November 23, 1995, provide the guarantee of the Loan Notes and provide a loan facility denominated in a foreign currency in the aggregate principal amount of approximately $21,000. The facility was used for the cash portion of the purchase price of Swiftpack and will be used for funding the redemption of the Loan Notes. As such, the Loan Notes are presented as long term debt on the consolidated balance sheet. The Foreign Credit Agreements bear interest at LIBOR plus a specified percentage (approximately 8.0% including letter of credit fees at June 30, 1996). Principal payments thereunder ranging from $155 to $400 are due quarterly with the remaining principal due August 16, 2000.

     In connection with the issuance of the Loan Notes, the Company entered into a foreign exchange forward contract to offset exchange gains and losses related to the Loan Notes recorded by the foreign subsidiary. The contract matures November 26, 1996 and provides the purchase of the equivalent of $13,974 of Pounds Sterling at a rate of $1.5457 per Pound Sterling.

     In addition, the Company has revolving credit facilities through its foreign subsidiaries of approximately $3,000, of which approximately $1,766 was outstanding at June 30, 1996.

     To manage its exposure to fluctuations in interest rates, the Company entered into an interest rate swap agreement in June 1995 for a notional principal amount of $30,000, maturing June 29, 1998. Swap agreements involve the exchange of interest obligations on fixed and floating interest-rate debt without the exchange of the underlying principal amount. The differential paid or received on the swap agreement is recognized as an adjustment to interest expense when such amount becomes payable or receivable. The swap agreement requires the Company to pay a fixed rate of 6.06% in exchange for a floating rate payment equal to the three month LIBOR determined on a quarterly basis with settlement occurring on specific dates. Amounts accruing under the swap agreement did not result in a material amount of additional interest expense for fiscal 1996. Management believes that the Company's exposure to credit loss in the event of nonperformance by the counterparty to this agreement is not material.

     In conjunction with the repayment of a term loan from the net proceeds of the Offering as described in Note 1, the Company recognized a loss of $179 attributable to the write-off of $314 unamortized deferred financing fees, net of related $135 tax benefit, which is reported as an extraordinary item in the Consolidated Statement of Operations in fiscal 1994.

     At June 30, 1996, the minimum principal payments of long-term debt, excluding capital lease obligations, for the five subsequent fiscal years are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

                                        Foreign       Revolving
                                        credit          credit
                        Term loan      facility       facilities     Other debt         Total
                        ---------      ---------      ----------     ----------       ---------
1997                    $  7,050       $  1,319       $    --         $   24          $  8,393
1998                       8,600          1,319                          104            10,023
1999                       9,800          1,242                          113            11,155
2000                      10,000          1,474                          115            11,589
2001 and thereafter        6,100         14,987         16,749           243            38,079
                        ---------      ---------      ----------     ----------       ---------
                        $ 41,550       $ 20,341       $ 16,749        $  599          $ 79,239
                        =========      =========      ==========     ==========       =========

See Note 16 for further amendment to the Amended Credit Agreement pursuant to the acquisition of Mid-West Automation Enterprises Inc. in July 1996.

_______________________________________________________________________________

NOTE 5 LEASE OBLIGATIONS

     The Company leases certain of its machinery, equipment, computer systems and related software under noncancelable lease agreements that extend for terms of up to five years. The leases are reflected in the financial statements as capitalized leases in accordance with the requirements of Statement of Financial Accounting Standards No. 13, "Accounting for Leases". In addition, certain facilities and equipment are leased under noncancelable operating leases having terms up to 20 years.

     Minimum lease payments under noncancelable leases at June 30, 1996 are as follows:

Fiscal year                                       Capital        Operating
-----------                                      -------        ----------
  1997                                            $  95          $  3,322
  1998                                                              2,296
  1999                                                              1,656
  2000                                                              1,395
  2001 and thereafter                                              13,142
                                                 -------        ----------
Total minimum lease payments                         95          $ 21,811
                                                                ==========
Less amount representing interest                    (7)
                                                 -------
Present value of net minimum lease payments       $  88
                                                 =======

     Rental expense for operating leases for the fiscal years ended June 30, 1996, June 25, 1995, and June 26, 1994, was approximately $3,103, $2,098 and
$1,288, respectively.

_______________________________________________________________________________

NOTE 6 INCOME TAXES

     Income before provision for income taxes and extraordinary loss was taxed under the following jurisdictions:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

                                                  Fiscal year ended
                                       -----------------------------------------
                                        June 30,       June 25,       June 26,
                                          1996           1995           1994
                                       ----------     ----------     -----------
Domestic                                $ 20,539       $ 14,414       $  10,563
Foreign                                    2,595
                                       ----------     ----------     -----------
                                        $ 23,134       $ 14,414       $  10,563
                                       ==========     ==========     ===========

     The provision for income taxes charged to operations was as follows:

                                                  Fiscal year ended
                                       ----------------------------------------
                                        June 30,       June 25,       June 26,
                                          1996           1995           1994
                                       ----------     ----------     ----------
CURRENT
  U.S. Federal                          $  6,474       $  1,641       $  3,074
  State                                    1,373            402            535
  Foreign                                    815
                                       ----------     ----------     ----------
  Total current                            8,662          2,043          3,609
                                       ----------     ----------     ----------

DEFERRED
  U.S. Federal                               734          3,203            727
  State                                      125            718             99
  Foreign                                    122
                                       ----------     ----------     ----------
  Total deferred                             981          3,921            826
                                       ----------     ----------     ----------
Total provision                         $  9,643       $  5,964       $  4,435
                                       ==========     ==========     ==========

     The provision for income taxes for the fiscal year ended June 26, 1994 is net of income tax benefits of $135 related to the extraordinary loss as described in Note 4 and $565 related to the utilization of an operating loss carryforward.

     Deferred tax liabilities (assets) are comprised of the following:

                                                       June 30,       June 25,
                                                         1996           1995
                                                      ----------     ----------
DEFERRED TAX LIABILITIES
  Depreciation                                         $  3,995       $  3,606
  LIFO inventory and costing capitalization, net            759            862
  Earnings recognized under percentage of completion      1,249            754
  Goodwill and intangibles amortization                   1,440            656
  Other                                                     347            154
                                                      ----------     ----------
Total deferred tax liabilities                            7,790          6,032
                                                      ==========     ==========
(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

                                                       June 30,       June 25,
                                                         1996           1995
                                                      ----------     ----------
DEFERRED TAX ASSETS
  Postretirement benefit accrual                           (701)          (666)
  Inventory reserves                                       (795)          (658)
  Product liability reserves                               (750)          (881)
  Bad debt reserves                                        (521)          (328)
  Other accruals                                         (2,863)        (1,272)
  Other                                                  (1,394)        (1,056)
                                                      ----------     ----------
Total deferred tax assets                                (7,024)        (4,861)
                                                      ----------     ----------
Deferred tax assets valuation allowance                   1,029          1,029
                                                      ----------     ----------
Total net deferred tax liability                          1,795          2,200
Less: current portion included in prepaid
  expenses and other                                      2,961          1,556
                                                      ----------     ----------
Long-term deferred tax liability                       $  4,756       $  3,756
                                                      ==========     ==========

     The deferred tax assets valuation allowance has been recorded to reflect the potential non-realization of certain deductible temporary differences.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences.

                                                  Fiscal year ended
                                       ----------------------------------------
                                        June 30,       June 25,       June 26,
                                          1996           1995           1994
                                       ----------     ----------     ----------
U.S. statutory rate                     $  8,097       $  4,901       $  3,485
Increase in rate resulting from:
  Non-deductible goodwill amortization       410            304            240
  State taxes, net                           974            739            418
  Other                                      162             20            292
                                       ----------     ----------     ----------
                                        $  9,643       $  5,964       $  4,435
                                       ==========     ==========     ==========
_______________________________________________________________________________

NOTE 7 RETIREMENT PLANS

     The Company offers substantially all of its domestic employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Each employee may elect to enter a written salary deferral agreement under which a maximum of 15% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company will match a percentage of the employee's contribution up to a specified maximum percentage of their salary. In addition, the Company generally is required to make a mandatory contribution and may make a discretionary contribution from profits. During the fiscal years ended June 30, 1996, June 25, 1995 and June 26, 1994, the Company made contributions of approximately $1,596, $1,224 and $906, respectively.

_______________________________________________________________________________

NOTE 8 RELATED PARTIES

     Under the terms of a management consulting and advisory services agreement, the Company paid affiliates of Investments, L.P. fees totaling $783, $459 and $500 in fiscal 1996, 1995 and 1994, respectively, related to corporate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

development services provided in identifying, negotiating and consummating the Company's acquisitions. Fees paid to affiliates of Investments, L.P. related to corporate development services were included in the costs of the related acquisitions.

     Under terms of management consulting and advisory services agreements, Harbour Group Ltd. and Harbour Group Industries, Inc., charge the Company for direct management and administrative services provided to the Company based on actual, direct costs of such services. The charges, which are included in selling, general and administrative expenses in the financial statements, totaled approximately $285, $372 and $466 for the fiscal years ended June 30, 1996, June 25, 1995 and June 26, 1994, respectively.

     Interest expense incurred with respect to a subordinated note payable to Investments L.P. was $1,908 for the fiscal year ended June 26, 1994. The note was repaid in full in April 1994 with proceeds from the Offering.

     The Company issued 443,250 shares of the Company's common stock at prices which approximated estimated fair value ranging from $1.26 to $2.57 per share to members of management under agreements which allow management to pay for the stock with cash and/or recourse notes receivable to the Company. The recourse notes receivable were issued with interest rates ranging from 5.84% to 6.28% and become due between September 2003 and January 2004. The notes are reflected as a reduction to additional paid-in capital in the accompanying consolidated financial statements.

_______________________________________________________________________________

NOTE 9 POSTRETIREMENT BENEFITS

     DTI provides health care and life insurance benefits for former DTG employees who retired prior to September 1, 1992 (less than 100 retirees at June 30, 1996). Management plans to fund the premiums as incurred, net of reimbursements received by plan participants.

     The following table sets forth the status of the postretirement plans, reconciled to the postretirement benefit obligation included in the accompanying consolidated balance sheets:

                                                       June 30,       June 25,
                                                         1996           1995
                                                      ----------     ----------
Accrued postretirement benefit obligation              $  1,025       $  1,097
Unrecognized net gain from changes in past
  experience and assumptions                                639            523
                                                      ----------     ----------
Accrued postretirement benefit obligation recognized
  in the consolidated balance sheet                    $  1,664       $  1,620
                                                      ==========     ==========

     For measurement purposes, an 11% annual rate of increase in health care premiums was assumed for 1997; this rate was assumed to decrease 1% per year to 6% by 2002 and remain at that level thereafter. An increase in the assumed health care cost trend rates of 1% in each year would increase the accumulated postretirement benefit obligations as of June 30, 1996, by approximately $58 and the interest cost comprising the periodic postretirement benefit cost for the period then ended by approximately $5.

     The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 8% at June 30, 1996 and June 25, 1995.

     The periodic postretirement benefit cost for fiscal 1996, 1995 and 1994 charged to income was approximately $41, $41 and $65, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

NOTE 10 STOCK OPTION PLANS

     In conjunction with the Offering, the Company adopted the 1994 Executive Stock Option Plan (Executive Plan) pursuant to which non-qualified stock options were granted to certain existing shareholders as of the date the registration statement relating to the Offering became effective to acquire an aggregate 379,134 shares of the Company's common stock, subject to adjustment, by tendering existing common stock in payment therefor. The options were exercised immediately after the Offering. The exercise price of all options was the current market price on the date of exercise and all options were exercised by exchanging shares of previously owned common stock. The grant and exercise of options under the Executive Plan did not result in any increase in the beneficial ownership of common stock by the plan participants from the number of shares owned at the time of the Offering. Under the terms of the Executive Plan, the shares of common stock issued pursuant to the exercise of the options became freely transferable, subject to the restrictions of the Stockholder Agreements with each of the Executive Stockholders, on the last day of the sixth full month following the date of exercise of such options. The provisions of the Stockholder Agreements, which are subject to modification or waiver by the Company, generally prohibited the sale of 157,500 of such shares for a period of two years after exercise of the options, an aggregate 223,997 of such shares for a period of eighteen months after exercise and an aggregate 268,322 of such shares for a period of one year after exercise of the options. The shares tendered in exercise of options granted under the Executive Plan were issued under promissory notes due in September 2003 through January 2004 as discussed in Note 8.

     In connection with the Offering, the Company established a 1994 Employee Stock Option Plan (Employee Plan). The Employee Plan provides for the granting of options to the Company's executive officers and key employees to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 900,000 shares of common stock may be granted under the Employee Plan. Options outstanding at June 30, 1996 entitle the holders to purchase common stock at prices ranging between $10.25 and $20.75. Options shall become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the second anniversary of the date granted. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

     Also in connection with the Offering, the Company established a 1994 Directors Non-Qualified Stock Option Plan (Directors Plan) which provides for the granting of options to the Company's directors, who are not employees of the Company, to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 100,000 shares of common stock may be granted under the Directors Plan. Options aggregating 75,000 shares currently outstanding entitle the holders to purchase common stock at prices ranging between $13.50 and $16.00 per share. Options shall become exercisable with respect to one-fourth of the shares covered, thereby on each anniversary of the date of grant, commencing on the second anniversary of such date. All options granted under the Directors Plan expire ten years from the date of grant.

     A summary of stock option transactions pursuant to the Employee Plan and Directors Plan follows.

                                                                 Shares
                                                  Average        subject
                                                   price        to option
                                                 ----------     ---------
SUMMARY OF STOCK OPTIONS
  Beginning of year                               $  13.71       465,750
  Options granted                                    14.06       239,000
  Options exercised                                  13.50        (1,250)
  Options canceled                                   13.36       (41,250)
                                                                ---------
  End of year                                        13.86       662,250
                                                                =========
  Exercisable at June 30, 1996                                    88,250
                                                                =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

NOTE 11 COMMITMENTS AND CONTINGENCIES

     The Company is a party to certain lawsuits. Management and legal counsel do not expect the outcome of any litigation to have a material adverse effect on the Company's financial position, results of operations or liquidity.

     The fiscal 1990, 1991, 1992 and 1993 federal income tax returns for DTG and DTI have been audited by the Internal Revenue Service (the IRS). During the fourth quarter of fiscal 1996, the Company reached an agreement in principle to settle with the IRS. The additional taxes due under the agreement are not material to the Company's financial position, results of operations or liquidity. There are no other material audits underway or notification of audits for DTI or any of its subsidiaries.

_______________________________________________________________________________

NOTE 12 DEPENDENCE ON SIGNIFICANT CUSTOMERS

     Total net sales to a customer in the tire industry were $23,653 in fiscal 1996 and $26,829 in fiscal 1994 from the Special Machines segment. Total net sales to a customer in the transportation industry were $14,754 and $12,172 in fiscal 1995 and 1994, respectively, from the Components segment. Trade receivables recorded for significant customers at June 30, 1996 and June 25, 1995 were $381 and $1,909, respectively. No other customers accounted for 10% or more of consolidated sales in fiscal 1996, 1995 and 1994.

_______________________________________________________________________________

NOTE 13 SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                       June 30,       June 25,
                                                         1996           1995
                                                      ----------     ----------
ACCOUNTS RECEIVABLE
  Trade receivables                                    $ 33,336       $ 29,687
  (Less) allowance for doubtful accounts                 (1,244)          (751)
                                                      ----------     ----------
                                                       $ 32,092       $ 28,936
                                                      ==========     ==========
INVENTORIES, NET
  Raw materials                                        $ 14,814       $  6,419
  Work in process                                        12,145         15,546
  Finished goods                                          4,444          1,857
                                                      ----------     ----------
                                                       $ 31,403       $ 23,822
                                                      ==========     ==========
PROPERTY, PLANT AND EQUIPMENT
  Machinery and equipment                              $ 26,963       $ 18,145
  Buildings and improvements                             14,282          7,029
  Land and improvements                                   2,147          1,849
  Property held under capital lease                       1,270          1,270
  Construction-in-progress                                1,759          5,169
                                                      ----------     ----------
                                                         46,421         33,462
                                                      ----------     ----------
  (Less) accumulated depreciation (including
    $497 and $405, respectively, related to
    property held under capital leases)                  (9,708)        (6,406)
                                                      ----------     ----------
                                                       $ 36,713       $ 27,056
                                                      ==========     ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

                                                       June 30,       June 25,
                                                         1996           1995
                                                      ----------     ----------
ACCRUED LIABILITIES
  Accrued employee compensation and benefits           $  6,030       $  5,160
  Taxes payable and related reserves                      5,120          2,827
  Product liability                                       1,711          1,725
  Other                                                   9,663          5,476
                                                      ----------     ----------
                                                       $ 22,524       $ 15,188
                                                      ==========     ==========
_______________________________________________________________________________

NOTE 14 QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for fiscal 1996, 1995 and 1994 appears below.

                               Net sales                             Gross profit
                 ----------------------------------------     ----------------------------------
                    1996           1995           1994           1996         1995        1994
                 ----------      ----------    ----------     ---------    ---------   ---------
First quarter     $ 44,788       $  25,054      $ 17,196       $11,241      $ 6,733     $ 3,796
Second quarter      60,143          34,470        26,939        15,157        8,937       6,199
Third quarter       59,866          40,461        31,361        16,434        9,351       8,022
Fourth quarter      71,149          47,384        32,003        20,546       12,670       9,927
                 ----------      ----------    ----------     ---------    ---------   ---------
                  $235,946        $147,369      $107,499       $63,378      $37,691     $27,944
                 ==========      ==========    ==========     =========    =========   =========

                               Net income                             Earnings per share
                 ----------------------------------------     ----------------------------------
                  1996           1995           1994           1996         1995        1994
                 ----------      ----------    ----------     ---------    ---------   ---------
First quarter     $ 2,226        $ 1,263        $   406        $ .25        $ .14       $ .09
Second quarter      3,072          1,590          1,117          .34          .18         .24
Third quarter       3,396          1,977          1,690          .38          .22         .36
Fourth quarter      4,797          3,620          2,601          .53          .40         .32
                  --------       --------      ---------
                  $13,491        $ 8,450        $ 5,814
                  ========       ========      =========

The net income and earnings per share for the fourth quarters of fiscal 1994 includes the effect of the extraordinary loss on the early extinguishment of debt as described in Note 4.

_______________________________________________________________________________

NOTE 15 SEGMENT INFORMATION

     Worldwide operations data, as required by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," are listed below. Profitability of the Company's foreign operations by geographic area was determined based on ultimate sales to unaffiliated customers. Total Company profit was included in the geographic area of the entity transacting the final sale. Transfers between geographic areas are at prices established by agreement between the affected parties. The Company's foreign operations, as discussed in Notes 1 and 2, were acquired in fiscal 1996 and are located in Canada and the United Kingdom.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

                                   Domestic      Foreign      Eliminations     Consolidated
                                  -----------   ----------   ----------        ------------
Sales to unaffiliated customers    $ 217,380     $ 18,566     $  --            $ 235,946
Transfers between
  geographic areas                                 10,723      (10,723)
                                  -----------   ----------   ----------        ------------
Total revenue                      $ 217,380     $ 29,289     $(10,723)         $ 235,946
                                  ===========   ==========   ==========        ============
Earnings from operations           $  24,327     $  3,819     $   (213)         $  27,933
                                  ===========   ==========   ==========        ============
Identifiable assets                $ 192,383     $ 41,673     $   (213)         $ 233,843
                                  ===========   ==========   ==========        ============

     The Company operates in two business segments, Special Machines (including the Automation Group and the Packaging Group) and Components. The Special
Machines segment designs and builds custom equipment, proprietary machines and integrated systems. The Components segment stamps and fabricates a range of standard and custom metal components.

     Financial information by business segment is as follows:

                            Net                                                             Depreciation
                          revenues         Earnings                                             and
                        unaffiliated        from           Identifiable       Capital        amortization
                         customers        operations         assets         expenditures       expense
                        ------------      -----------      ------------     ------------     ------------
FISCAL YEAR ENDED JUNE 30, 1996
  Special machines       $ 193,884         $  26,557        $ 203,210        $  6,145         $  4,683
  Components                42,062             6,934           28,528           2,138            1,038
  Corporate                                   (5,558)           2,105           1,966              395
                        ------------      -----------      ------------     ------------     ------------
                         $ 235,946         $  27,933        $ 233,843        $ 10,249         $  6,116
                        ============      ===========      ============     ============     ============
FISCAL YEAR ENDED JUNE 25, 1995
  Special machines       $ 112,170         $  13,857        $ 135,328        $  4,127         $  3,452
  Components                35,199             6,676           23,061           3,043              837
  Corporate                                   (4,270)             874             548              272
                        ------------      -----------      ------------     ------------     ------------
                         $ 147,369         $  16,263        $ 159,263        $  7,718         $  4,561
                        ============      ===========      ============     ============     ============
FISCAL YEAR ENDED JUNE 26, 1994
  Special machines       $  76,778         $  11,506        $  74,376        $    750         $  2,299
  Components                30,721             5,789           22,251           1,392              771
  Corporate                                   (3,226)           1,001             130              287
                        ------------      -----------      ------------     ------------     ------------
                         $ 107,499         $  14,069        $  97,628        $  2,272         $  3,357
                        ============      ===========      ============     ============     ============

     Export revenues included in domestic net revenues to unaffiliated customers were approximately $34,083, $14,905 and $8,562 in fiscal 1996, 1995 and 1994, respectively.

_______________________________________________________________________________

NOTE 16 SUBSEQUENT EVENTS

     During July 1996, the Company entered into a Second Amended and Restated Credit Facilities Agreement which replaced the Amended Credit Agreement. The amended facility of $200,000 is provided by two institutions. The agreement provides for a $55,000 revolving credit facility, a $104,000 term loan, a $20,000 acquisition facility and a $21,000 foreign currency denominated letter of credit. The term loan requires quarterly principal payments ranging from $4,750 to $5,500 commencing in January 1997 with final maturity on July 23, 2001. Borrowings

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
_______________________________________________________________________________

under the agreement bear interest at prime or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow. In conjunction with entering into the new credit facility, the Company recognized an extraordinary loss in July 1996 of $324 attributable to the write-off of $540 unamortized deferred financing fees, net of related $216 tax benefit.

     On July 19, 1996, DTI purchased the outstanding stock of Mid-West Automation Enterprises Inc. (Mid-West), a Chicago-area designer and manufacturer of integrated precision assembly systems, in a transaction accounted for under the purchase method of accounting. The purchase price of approximately $75,000, net of cash acquired, was financed by borrowings under the Second Amended and Restated Credit Facilities Agreement. As the transaction occurred subsequent to the end of fiscal 1996, Mid-West's balance sheet and results of operations are excluded from the consolidated balance sheet and results of operations of DTI.

     The unaudited pro forma combined condensed balance sheet of the Company and Mid-West as of June 30, 1996 after giving effect to certain pro forma adjustments is as follows:

ASSETS
  Current assets                                       $ 124,599
  Property, plant and equipment, net                      43,086
  Goodwill, net                                          159,249
  Other assets, net                                        4,366
                                                      -----------
                                                       $ 331,300
                                                      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                                  $  88,038
  Long-term debt                                         147,246
  Other long-term liabilities                              8,132
  Shareholders' equity                                    87,884
                                                      -----------
                                                       $ 331,300
                                                      ===========

     The pro forma combined results of operations of the Company and Mid-West for the fiscal year ended June 30, 1996 after giving effect to certain pro forma adjustments is shown below. This information is unaudited and does not purport to represent actual revenue, net income and earnings per share had the acquisition occurred on June 26, 1995.

Net Sales                                              $ 324,098
Income before extraordinary items                      $  18,532
Earnings per common share
  before extraordinary items                           $    2.06

====================================        ====================================

   No dealer,  salesperson  or other
person has been  authorized  to give
any  information   or  to  make  any                [DT INDUSTRIES LOGO]
representation not contained in this
Prospectus and,  if  given  or made,
such information  or  representation
must  not  be relied upon  as having
been authorized by the Company,  any
Selling Stockholder  or  any  Under-                  4,750,000 Shares
writer.  This  Prospectus  does  not
constitute  an offer  to sell  or  a
solicitation  of an offer to buy any
of the securities offered hereby  in
any  jurisdiction  to any  person to
whom  it  is  unlawful  to make such
offer in such jurisdiction.  Neither
the delivery  of this Prospectus nor
any sale made hereunder shall, under
any circumstances, create any impli-                    Common Stock
cation  that the information  herein                 ($0.01 par value)
is correct as of any time subsequent
to the date hereof or that there has
been no change in the affairs of the
Company since such date.


          ---------------

         TABLE OF CONTENTS

                                Page
Incorporation of Certain
  Documents by Reference          2
Prospectus Summary                3
Cautionary Statement
  Regarding Forward-Looking
  Statements                      6
Risk Factors                      6
Recent Developments               8
Use of Proceeds                   8                       PROSPECTUS
Price Range of Common
  Stock and Dividend
  Information                     9
Capitalization                   10
Selected Historical
  Consolidated Financial
  Data                           11
Pro Forma Financial
  Information                    12
Management's Discussion
  and Analysis of Financial
  Condition and Results of
  Operations                     18                   CS First Boston
Business                         28
Principal and Selling                               Morgan Stanley & Co.
  Stockholders                   37                        Incorporated
Certain Transactions             39
Certain United States Tax                          Schroder Wertheim & Co.
  Consequences to Non-United
  States Holders                 41
Underwriting                     44
Notice to Canadian Residents     46
Available Information            46
Legal Matters                    47
Experts                          47
Index to Consolidated
Financial Statements            F-1


====================================        ====================================

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A+ +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE+ +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY+ +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+ +EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE+ +SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE+ +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE+ +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF+
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

           PROSPECTUS (SUBJECT TO COMPLETION) DATED OCTOBER 28, 1996

                                4,750,000 Shares

                              [DT Industries Logo]

                                  Common Stock
                               ($0.01 par value)

                                   ----------

Of the shares of common stock, $0.01 par value (the "Common Stock"), of DT Industries, Inc. ("DTI" or the "Company") offered hereby (the "Offering"),
 2,250,000 shares are being sold by the Company and 2,500,000 shares are being sold by the Selling Stockholders  named herein.  See "Principal and Selling
   Stockholders."   Of the 4,750,000 shares  of  Common Stock being offered,
    950,000 shares  are initially being  offered outside  the United States
     Canada  (the  "International Shares")  by  the Managers  (the "Inter-
      national  Offering")  and  3,800,000  shares  are  initially  being concurrently  offered  in  the  United  States  and  Canada  (the
        "U.S.  Shares")  by  the  U.S.  Underwriters   (the  "U.S.  Of-
          fering"  and,   together   with   the  International  Offer-
           ing,   the   "Offering").   The   offering   price   and
             underwriting   discounts   and   commissions  of  the
              International    Offering   and  the   U.S.  Offer-
               ing are  identical.   On  October 23, 1996,  the
                reported last  sale price  of the Common Stock
                  on  the  Nasdaq  Stock  Market's  National
                    Market ("NNM") was $38 3/8  per  share.

                                   ----------

For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" on page 6 herein.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                 EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       Underwriting
                     Price to        Discounts and      Proceeds to         Proceeds to
                      Public          Commissions       Company (1)     Selling Stockholders
                  ---------------   ---------------   ---------------   ---------------------
Per Share           $                  $                $                  $
Total (2)         $                  $                $                  $


(1)  Before deduction of expenses payable by the Company estimated at $500,000.

(2) The Company and the Selling Stockholders have granted the Managers and the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 312,500 additional shares of Common Stock from the Company and a maximum of 400,000 additional outstanding shares from the Selling Stockholders to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be $ , Underwriting Discounts and Commissions will be $ , Proceeds to Company
     will be $       and Proceeds to Selling Stockholders will be $      .

                                   ----------

     The International Shares are offered by the several Managers when, as and if delivered to and accepted by the Managers, and subject to their right to reject orders in whole or in part. It is expected that the International Shares will be ready for delivery on or about , 1996, against payment in immediately available funds.


CS First Boston

                         Morgan Stanley & Co.
                                International

                                                                  Schroders

               The date of this Prospectus is           , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Manager. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

     In this Prospectus, references to "$" and "dollars" are to United States dollars.

     IN CONNECTION WITH THIS OFFERING, CS FIRST BOSTON CORPORATION ON BEHALF OF THE MANAGERS AND THE U.S. UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NNM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN MANAGERS AND U.S. UNDERWRITERS (AND SELLING GROUP MEMBERS) AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NNM IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                                       -----------------

                                       TABLE OF CONTENTS

                                          Page                                                  Page
PROSPECTUS SUMMARY                          3      BUSINESS                                      28
CAUTIONARY STATEMENT REGARDING                     PRINCIPAL AND SELLING STOCKHOLDERS            37
  FORWARD-LOOKING STATEMENTS                6      CERTAIN TRANSACTIONS                          39
RISK FACTORS                                6      CERTAIN UNITED STATES TAX CONSEQUENCES
RECENT DEVELOPMENTS                         8        TO NON-UNITED STATES HOLDERS                41
USE OF PROCEEDS                             8      SUBSCRIPTION AND SALE                         44
PRICE RANGE OF COMMON STOCK AND                    INCORPORATION OF CERTAIN DOCUMENTS BY
  DIVIDEND INFORMATION                      9        REFERENCE                                   46
CAPITALIZATION                             10      AVAILABLE INFORMATION                         46
SELECTED HISTORICAL CONSOLIDATED                   LEGAL MATTERS                                 47
  FINANCIAL DATA                           11      EXPERTS                                       47
PRO FORMA FINANCIAL INFORMATION            12      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS    F-1
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS                               18

                                       -----------------

                  [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                              SUBSCRIPTION AND SALE

     The  institutions  named  below  (the  "Managers")  have,   pursuant  to  a
Subscription Agreement dated            ,  1996 (the "Subscription  Agreement"),
severally and not jointly, agreed with the Company to subscribe and pay for the following respective numbers of International Shares as set forth opposite their names:

                                                             Number of
                      Manager                           International Shares

     CS First Boston Limited
     Morgan Stanley & Co. International Limited
     J. Henry Schroder & Co. Limited


                                                        --------------------
        Total                                                  950,000
                                                        ====================

     The Subscription Agreement provides that the obligations of the Managers are subject to certain conditions precedent and the Managers will be obligated to purchase all of the International Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Subscription Agreement provides that, in the event of a default by a Manager, in certain circumstances the purchase commitments of non-defaulting Managers may be increased or the Subscription Agreement may be terminated.

     The Company has entered into an Underwriting Agreement with the U.S. Underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of the U.S. Shares in the United States and Canada. The closing of the U.S. Offering is a condition to the closing of the International Offering and vice versa.

     The Company and the Selling Stockholders have granted to the Managers and the U.S. Underwriters an option, exercisable by CS First Boston Corporation, the representative of the U.S. Underwriters, expiring at the close of business on the 30th day after the date of this Prospectus to purchase, first, up to a maximum of 312,500 additional shares from the Company and then a maximum of 400,000 additional outstanding shares from the Selling Stockholders at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent that this option to purchase is exercised, each Manager and each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares being sold to the Managers and the U.S. Underwriters as the number of International Shares set forth next to such Manager's name in the preceding table and as the number set forth next to such U.S. Underwriter's name in the corresponding table in the prospectus relating to the U.S. Offering bears to the sum of the total number of shares of Common Stock in such tables.

     The Company has been advised by CS First Boston Limited, on behalf of the Managers, that the Managers propose to offer the International Shares outside the United States and Canada initially at the public offering price set forth on the cover page of this Prospectus and, through the Managers, to certain dealers at such price less a commission of $ per share and that the Managers and such dealers may reallow a commission of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and commission and reallowance may be changed by the Managers.

     The offering price and the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers for the International Offering and the concurrent U.S. Offering will be identical. Pursuant to an Agreement between the U.S. Underwriters and Managers (the "Intersyndicate Agreement") relating to the Offering, changes in the offering price, the aggregate underwriting discounts and commissions per share and per share commission and reallowance to dealers will be made only upon the mutual agreement of CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S.
Underwriters.

     Pursuant to the Intersyndicate Agreement, each of the Managers has agreed that, as part of the distribution of International Shares and subject to certain exceptions, it has not offered or sold, and will not offer or sell, directly or

                  [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock in the United States or Canada or to any other dealer who does not so agree. Each of the U.S. Underwriters has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the Common Stock to any person outside the United States and Canada or to any other dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement. As used herein "United States" means the United States of America (including the States and the District of Columbia), its territories, possessions and other areas subject to its jurisdiction, "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction, and an offer or sale shall be in the United States or Canada if it is made to (i) any individual resident in the United States or Canada or
(ii) any corporation, partnership, pension, profit-sharing or other trust or other entity (including any such entity acting as an investment adviser with discretionary authority) whose office most directly involved with the purchase is located in the United States or Canada.

     Pursuant to the Intersyndicate Agreement, sales may be made between the Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold will be the public offering price less such amount agreed upon by CS First Boston Limited, on behalf of the Managers, and CS First Boston Corporation, as representative of the U.S. Underwriters, but not exceeding the selling concession applicable to such shares. To the extent that there are sales between the Managers and the U.S. Underwriters pursuant to the Intersyndicate Agreement, the number of shares of Common Stock initially available for sale by the Managers or by the U.S. Underwriters may be more or less than the amount appearing on the cover page of this Prospectus. Neither the Managers nor the U.S. Underwriters are obligated to purchase from the other any unsold shares of Common Stock.

     Each of the Managers and the U.S. Underwriters severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Common Stock will not offer or sell any Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Company and its directors, executive officers and certain affiliated stockholders have agreed that, for a period of 90 days after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any additional shares of its Common Stock or any securities convertible into, or exchangeable or exercisable for, any shares of its Common Stock without the prior written consent of CS First Boston
Corporation,   except,   in  the  case  of  the  Company,   in  certain  limited
circumstances.

     The Company and the Selling Stockholders have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Managers and U.S. Underwriters may be required to make in respect thereof. The Managers and the U.S. Underwriters have agreed to indemnify the Company and the Selling Stockholders against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the Company and the Selling Stockholders may be required to make in respect thereof.

     Certain of the U.S. Underwriters and Managers and their affiliates have from time to time performed, and continue to perform, various investment banking and commercial banking services for the Company, for which customary compensation has been received.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-23400) with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996, filed with the Commission on September 30, 1996, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed with the Commission on October 10, 1996.

(2) Current Report on Form 8-K, filed with the Commission on August 5, 1996, as amended by Amendment No. 1 to Current Report on Form 8-K/A, filed with the Commission on September 23, 1996.

(3) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A, filed with the Commission on February 11, 1994, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon oral or written request, the Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to the attention of Bruce P. Erdel, Vice President--Finance and Chief Financial Officer, DT Industries, Inc., Corporate Centre, Suite 2-300, 1949 E. Sunshine, Springfield, Missouri 65804, telephone: (417) 890-0102.

     Unless the context otherwise requires, "DTI" or the "Company" refers to DT Industries, Inc. and its subsidiaries. Unless otherwise indicated, all references to any "fiscal year" shall mean the fiscal year of the Company which is a 52 - 53 week period that ends on the last Sunday in June.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http:\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street N.W., 2nd Floor, Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]



                 [BACK COVER PAGE OF INTERNATIONAL PROSPECTUS]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Company in connection with the Offering (other than underwriting discounts) are set forth in the following table (all amounts except the Commission registration fee, the NASD filing fee and the Nasdaq listing fee are estimated):

     Securities and Exchange Commission registration fee     $  63,109
     NASD filing fee                                            21,326
     Nasdaq listing fees                                        17,500
     Accounting fees and expenses                               75,000
     Legal fees and expenses                                   150,000
     Printing                                                  100,000
     Miscellaneous                                              73,065
                                                             ----------
        Total                                                $ 500,000
                                                             ==========

Item 15.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware permits the Company, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or entity at the request of the Company. Article VII, Section 8 of the Company's By-laws provides for full indemnification of its officers, directors and employees to the extent permitted by the General Corporation Law of the State of Delaware.

     Pursuant to the Underwriting Agreement and the Subscription Agreement filed hereto as Exhibits No. 1.1 and 1.2, respectively, the U.S. Underwriters and the Managers will agree to indemnify the Company's officers, directors and controlling persons against, or contribute to, certain liabilities which might arise under the Securities Act of 1933, as amended.

     Pursuant to an Indemnification Agreement among the Company and Peer Investors L.P., Peer Investors II L.P., Harbour Group Investments II, L.P. and Harbour Group II Management Co. (the "Selling Stockholders"), the Company and the Selling Stockholders will agree to indemnify each other against, or contribute to, certain liabilities which might arise under the Securities Act of 1933, as amended.

     Directors  and  officers  of  the  Company  are  insured   against  certain
liabilities including liabilities arising under the Securities Act of 1933, as amended.

Item 16.   Exhibits.

1.1           Form of Underwriting Agreement*
1.2           Form of  Subscription Agreement*
5             Opinion of Dickstein  Shapiro  Morin  &  Oshinsky  LLP,  regarding legality of Common Stock being registered
23.1          Consent  of  Dickstein Shapiro Morin & Oshinsky LLP  (included  in
              Exhibit 5)
23.2          Consent of Price Waterhouse LLP
23.3          Consent of Altschuler, Melvoin & Glasser LLP
24            Powers of Attorney
27            Financial Data Schedule

-------------------
*  To be filed by amendment.

Item 17.   Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri, on October 28, 1996.

                               DT INDUSTRIES, INC.
                               (Registrant)


                               By: /s/ Bruce P. Erdel
                               -----------------------------------------
                               Bruce P. Erdel
                               Vice President - Finance, Treasurer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on October 28, 1996.


            * President, Chief Executive Officer and Director ------------------------ (Principal Executive Officer)
    Stephen J. Gore


   /s/ Bruce P. Erdel     Vice President - Finance, Treasurer and Secretary
------------------------  (Principal Financial Officer and Principal Accounting)
     Bruce P. Erdel


            *             Chairman of the Board
------------------------
    James C. Janning


            *             Director
------------------------
    William H.T. Bush


            *             Director
------------------------
     Gregory A. Fox


            *             Director
------------------------
   Samuel A. Hamacher


            *             Director
------------------------
    James J. Kerley


            *             Director
------------------------
    Lee M. Liberman


            *             Director
------------------------
   Donald E. Nickelson


            *             Director
------------------------
   Charles F. Pollnow


*By:  /s/ Bruce P. Erdel
     ------------------------
     Bruce P. Erdel
     Attorney-In-Fact
------------
*   Such signature has been affixed pursuant to the following Power of Attorney:

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each officer or director of DT Industries, Inc. (the "Corporation") whose signature appears below constitutes and appoints Stephen J. Gore and Bruce P. Erdel, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Corporation's Registration Statement on Form S-3 relating to the proposed public offering of the Corporation's Common Stock and to sign any and all amendments (including post-effective amendments and any registration statement or amendments thereto filed pursuant to Rule 462 as promulgated under the Securities Act of 1933, as amended) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such attorney-in-fact might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                  EXHIBIT INDEX


Exhibit
Number           Description
-----------      -----------
1.1              Form of Underwriting Agreement*
1.2              Form of Subscription Agreement*
5                Opinion of  Dickstein  Shapiro Morin & Oshinsky LLP,  regarding legality of Common Stock being registered
23.1             Consent of Dickstein Shapiro Morin & Oshinsky LLP  (included in
                 Exhibit 5)
23.2             Consent of Price Waterhouse LLP
23.3             Consent of Altschuler, Melvoin & Glasser LLP
24               Powers of Attorney
27               Financial Data Schedule

-------------------
*  To be filed by amendment.